Exhibit 10.10

Execution copy

AMENDED AND RESTATED LOAN AGREEMENT

by and among

WISE ALLOYS LLC

WISE RECYCLING, LLC,

as Borrowers

and

WISE METALS GROUP LLC

WISE ALLOYS FINANCE CORPORATION

WISE WAREHOUSING, LLC

WISE RECYCLING TEXAS, LLC

WISE RECYCLING WEST, LLC

LISTERHILL TOTAL MAINTENANCE CENTER LLC

as Guarantors

CONGRESS FINANCIAL CORPORATION,

as Administrative Agent

FLEET CAPITAL CORPORATION,

as Documentation Agent

and

THE FINANCIAL INSTITUTIONS NAMED HEREIN,

as Lenders

Dated: May 5, 2004

(i)

8.8	Environmental Compliance	54
8.9	Employee Benefits	55
8.10	Bank Accounts	56
8.11	Intellectual Property	56
8.12	Subsidiaries; Affiliates; Capitalization; Solvency	57
8.13	Labor Disputes	57
8.14	Restrictions on Subsidiaries	57
8.15	Material Contracts	58
8.16	Payable Practices; Payment Terms	58
8.17	Issuance of Senior Secured Notes; Disposition of Proceeds	58
8.18	Accuracy and Completeness of Information	59
8.19	Survival of Warranties; Cumulative	59
SECTION 9.	AFFIRMATIVE AND NEGATIVE COVENANTS	59
9.1	Maintenance of Existence	59
9.2	New Collateral Locations	60
9.3	Compliance with Laws, Regulations, Etc.	60
9.4	Payment of Taxes and Claims	62
9.5	Insurance	62
9.6	Financial Statements and Other Information	63
9.7	Sale of Assets, Consolidation, Merger, Dissolution, Etc.	65
9.8	Encumbrances	67
9.9	Indebtedness	69
9.10	Loans, Investments, Etc.	72
9.11	Dividends and Redemptions	75
9.12	Transactions with Affiliates	77
9.13	Compliance with ERISA	77
9.14	End of Fiscal Years; Fiscal Quarters	78
9.15	Change in Business	78
9.16	Limitation of Restrictions Affecting Subsidiaries	78
9.17	Minimum EBITDA	78
9.18	Minimum Debt Service Ratio	79
9.19	License Agreements	79
9.20	After Acquired Real Property	80
9.21	Permitted Indebtedness and Liens under Indenture	80
9.22	Senior Note Collateral Account	81
9.23	Costs and Expenses	81
9.24	Further Assurances	81
SECTION 10.	EVENTS OF DEFAULT AND REMEDIES	82
10.1	Events of Default:	82
10.2	Remedies	84
SECTION 11.	JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW	86
11.1	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver	86
11.2	Waiver of Notices	88
11.3	Amendments and Waivers	88
11.4	Waiver of Counterclaims	89

(ii)

11.5	Indemnification	90
SECTION 12.	THE AGENT	90
12.1	Appointment, Powers and Immunities	90
12.2	Reliance by Agent	91
12.3	Events of Default	91
12.4	Congress in its Individual Capacity	92
12.5	Indemnification	92
12.6	Non Reliance on Agent and Other Lenders	92
12.7	Failure to Act	93
12.8	Additional Loans	93
12.9	Concerning the Collateral and the Related Financing Agreements	93
12.10	Field Audit, Examination Reports and other Information; Disclaimer by Lenders	94
12.11	Collateral Matters	94
12.12	Agency for Perfection	96
12.13	Successor Agent	96
SECTION 13.	TERM OF AGREEMENT; MISCELLANEOUS	97
13.1	Term	97
13.2	Interpretative Provisions	98
13.3	Notices	100
13.4	Partial Invalidity	100
13.5	Successors	100
13.6	Assignments; Participations	100
13.7	Entire Agreement	103
13.8	Counterparts, Etc.	103
13.9	Confidentiality	104
13.10	Acknowledgment and Restatement	105

(iii)

INDEX TO

EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance

Exhibit B	Information Certificate

Exhibit C	Form of Compliance Certificate

Schedule 1.43	Permitted Inventory Locations

Schedule 1.55	Existing Letter of Credit Accommodations

Schedule 1.96	Permitted Holders

Schedule 1.116	Security Agreements

(iv)

Exhibit 10.10

AMENDED AND RESTATED LOAN AGREEMENT

This Amended and Restated Loan Agreement, dated May 5, 2004, is entered into by and among Wise Alloys LLC, a Delaware limited liability company (“Alloys”), Wise Recycling, LLC, a Maryland limited liability company (“Recycling” and together with Alloys, each individually a “Borrower” and collectively, “Borrowers”), Wise Metals Group LLC, a Delaware limited liability company (“Group”), Wise Alloys Finance Corporation, a Delaware corporation (“Finance”), Listerhill Total Maintenance Center LLC, a Delaware limited liability company (“Listerhill”), Wise Warehousing, LLC, a Delaware limited liability company (“Warehousing”), Wise Recycling Texas, LLC, a Delaware limited liability company (“Recycling Texas”), and Wise Recycling West, LLC, a Delaware limited liability company (“Recycling West” and together with Group, Finance, Listerhill, Warehousing and Recycling Texas, each individually a “Guarantor” and collectively, “Guarantors”), the financial institutions from time to time parties hereto as lenders, whether by execution of this Agreement or an Assignment and Acceptance (each individually, a “Lender” and collectively, “Lenders”), Congress Financial Corporation, a Delaware corporation, in its capacity as administrative agent for Lenders (in such capacity, “Agent”), and Fleet Capital Corporation, in its capacity as documentation agent for Lenders (in such capacity, “Documentation Agent”).

W I T N E S S E T H:

WHEREAS, Borrowers, Group, Finance, the lenders party thereto (each individually, an “Existing Lender” and collectively, “Existing Lenders”), Congress Financial Corporation, in its capacity as administrative agent for Existing Lenders (in such capacity, “Existing Agent”) and Fleet Capital Corporation, in its capacity as documentation agent for Existing Lenders, are parties to the Loan Agreement, dated September 10, 2002, as amended by Amendment No. 1 to Loan Agreement, dated as of December 31, 2003 (as so amended, the “Existing Loan Agreement”), pursuant to which Existing Agent and Existing Lenders have made loans and advances and provided other financial accommodations to Borrowers;

WHEREAS, Borrowers, Guarantors, Agent and Lenders have agreed, with the consent of Existing Lenders, to amend and restate the Existing Loan Agreement and continue the financing arrangements with Borrowers pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to Borrowers; and

WHEREAS, each Lender is willing to agree (severally and not jointly) to make such loans and advances and provide such financial accommodations to Borrowers on a pro rata basis according to its Commitment (as defined below) on the terms and conditions set forth herein and Agent is willing to act as administrative and collateral agent for Lenders on the terms and conditions set forth herein and the other Financing Agreements;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that the Existing Loan Agreement shall be and hereby is amended and restated as follows:

SECTION 1. DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

1.1 “Accounts” shall mean, as to each Borrower and Guarantor, all present and future rights of such Borrower and Guarantor to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.

1.2 “Adjusted Debt Service Ratio” shall mean, for any fiscal period of Group and its Subsidiaries, the ratio of (a) (i) EBITDA of Group and its Subsidiaries during such fiscal period, minus (ii) the Capital Expenditures made by Group and its Subsidiaries during such fiscal period, minus (iii) the cash distributions to be paid by Group during the immediately succeeding April in accordance with Section 9.11(d) hereof, to (b) (i) the Interest Expense of Group and its Subsidiaries paid or payable during such fiscal period plus (ii) all regularly scheduled (as determined at the beginning of the respective fiscal year) principal payments of Indebtedness for borrowed money and Indebtedness with respect to Capital Leases paid or payable by Group and its Subsidiaries during such fiscal period (and without duplicating amounts in clause (b)(i) of this definition, the interest component with respect to Indebtedness under Capital Leases shall be included in this clause (b)(ii)) plus (iii) financing costs in respect of Indebtedness under Commodity Inventory Purchase Obligations paid or payable by Group and its Subsidiaries during such period.

1.3 “Adjusted Eurodollar Rate” shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, “Reserve Percentage” shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

1.4 “Adjusted Excess Availability” shall mean, as to each Borrower, the amount, as determined by Agent, calculated at any date, equal to: (a) the Borrowing Base of such Borrower, minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations of such Borrower (but not including for this purpose the Obligations of such Borrower arising pursuant to any guarantees in favor of Agent and Lenders of the Obligations of the other Borrowers), plus (ii) the amount of all Reserves attributable to such Borrower, plus (iii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of such Borrower which are outstanding more than sixty (60) days past due as of such time (other than trade payables or other obligations being contested or disputed by such Borrower in good faith), plus (iv) without duplication, the amount of checks issued by such Borrower to pay trade payables and other obligations which are more than sixty (60) days past due as of such time (other than trade payables or other obligations being contested or disputed by such Borrower in good faith), but not yet sent.

1.5 “Administrative Borrower” shall mean Wise Alloys LLC, a Delaware limited liability company, in its capacity as Administrative Borrower on behalf of itself and the other Borrowers pursuant to Section 6.7 hereof and it successors and assigns in such capacity.

1.6 “Affiliate” shall mean, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds ten (10%) percent or more of any class of Voting Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds ten (10%) percent or more of any class of Voting Stock or in which such Person beneficially owns or holds ten (10%) percent or more of the equity interests and (c) any director or executive officer of such Person. For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.

1.7 “Agent” shall mean Congress Financial Corporation, in its capacity as administrative agent on behalf of Lenders pursuant to the terms hereof and any replacement or successor administrative agent hereunder.

1.8 “Agent Banks” shall mean, collectively, Agent, Collateral Agent and Documentation Agent, and their respective successors and assigns; each sometimes being referred to herein individually as an “Agent Bank”.

1.9 “Agent Payment Account” shall mean account no. 5000000030279 of Agent at Wachovia Bank, National Association or such other account of Agent as Agent may from time to time designate to Administrative Borrower as the Agent Payment Account for purposes of this Agreement and the other Financing Agreements.

1.10 “Applicable Margin” shall mean, at any time, as to the interest rate for Prime Rate Loans and the interest rate for Eurodollar Rate Loans, the applicable percentage (on a per annum basis) set forth below if EBITDA of Group and its Subsidiaries for the immediately preceding four (4) fiscal quarters (as set forth in the most recent consolidated financial statements of Group and its Subsidiaries delivered to Agent in accordance with Section 9.6(a) hereof) is at or within the levels indicated for such percentage:

EBITDA	Applicable Prime Rate Margin	Applicable Eurodollar Rate Margin
$50,000,000 or more	0%	2.25%
Less than $50,000,000 and greater than $41,000,000.25%		2.50%
$41,000,000 or less	.50%	2.75%

provided, that, the Applicable Margin shall be calculated and established once every other fiscal quarter (commencing with the fiscal quarter ending on or about December 31, 2004) and shall remain in effect until adjusted thereafter during the second succeeding fiscal quarter thereafter.

1.11 “Approved Fund” shall mean, with respect to any Lender that is a fund or similar investment vehicle that makes or invests in commercial loans, any other fund or similar investment vehicle that invests in commercial loans which is managed or advised by the same investment advisor as such Lender or by an affiliate of such investment advisor.

1.12 “Assignment and Acceptance” shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of Section 13.6 hereof.

1.13 “Blocked Accounts” shall have the meaning set forth in Section 6.3 hereof.

1.14 “Borrowers” shall mean, collectively, the following (together with their respective successors and assigns): (a) Wise Alloys LLC, a Delaware limited liability company; and (b) Wise Recycling, LLC, a Maryland limited liability company; each sometimes being referred to herein individually as a “Borrower”.

1.15 “Borrowing Base” shall mean, at any time, as to each Borrower, the amount equal to:

(a) eighty-five (85%) percent of the Net Amount of Eligible Accounts of such Borrower, plus

(b) the lesser of (i) the Inventory Loan Limit for such Borrower, (ii) the sum of (A) seventy (70%) percent of the Value of Eligible Inventory of such Borrower consisting of finished goods and raw materials for such finished goods and (B) sixty (60%) percent of the Value of Eligible Inventory of such Borrower consisting of work-in-process for such finished goods or (iii) eighty-five (85%) percent of the Net Recovery Percentage of the Inventory of such Borrower multiplied by the Value of the Eligible Inventory of such Borrower, minus

(c) any Reserves attributable to such Borrower.

For purposes only of applying the Inventory Loan Limit, Agent may treat the then undrawn amounts of outstanding Letter of Credit Accommodations for the purpose of purchasing Eligible Inventory as Loans to the extent Agent is in effect basing the issuance of the Letter of Credit Accommodations on the Value of the Eligible Inventory being purchased with such Letter of Credit Accommodations. In determining the actual amounts of such Letter of Credit Accommodations to be so treated for purposes of the sublimit, the outstanding Loans and Reserves shall be attributed first to any components of the lending formulas set forth above that are not subject to such sublimit, before being attributed to the components of the lending formulas subject to such sublimit. The amounts of Eligible Inventory of any Borrower shall, at Agent’s option, be determined based on the lesser of the amount of Inventory set forth in the general ledger of such Borrower or the perpetual inventory record maintained by such Borrower.

1.16 “Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York or the State of North Carolina, and a day on which Agent is open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

1.17 “Capital Expenditures” shall mean all expenditures for, or contracts for expenditures for, any fixed or capital assets (including, but not limited to, tooling) or improvements, or for replacements, substitutions or additions thereto, which have a useful life of more than one (1) year, including, but not limited to, the direct or indirect acquisition of such assets by way of offset items or otherwise and shall include the principal amount of capitalized lease payments.

1.18 “Capital Leases” shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

1.19 “Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

1.20 “Cash Equivalents” shall mean, at any time, (a) any evidence of Indebtedness with a maturity date of one year or less issued or directly and fully guaranteed or insured by the United States of America of any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers’ acceptances with a maturity of one year or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $250,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of ninety (90) days or less issued by a corporation (except an Affiliate of any Borrower or Guarantor) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody’s Investors Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $250,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within ninety (90) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.

1.21 “Change of Control” shall mean (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of any Borrower or Guarantor to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than as permitted in Section 9.7 hereof; (b) the liquidation or dissolution of any Borrower or Guarantor or the adoption of a plan by the stockholders of any Borrower or Guarantor relating to the dissolution or liquidation of such Borrower or Guarantor, other than as permitted in Section 9.7 hereof; (c) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), except for one or more Permitted Holders, of beneficial ownership, directly or indirectly, of a majority of the voting power of the total outstanding Voting Stock of Group or the Board of Directors of Group; (d) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of any Borrower or Guarantor (together with any new directors who have been appointed by any Permitted Holder, or whose nomination for election by the stockholders of such Borrower or Guarantor, as the case may be, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of any Borrower or Guarantor then still in office; (e) the failure of Group to own and control, directly or indirectly, one hundred (100%) percent of the voting power of the total outstanding Voting Stock of Alloys or Recycling; (f) the failure of Alloys to own and control, directly or indirectly, one hundred (100%) percent of the voting power of the total outstanding Voting Stock of Finance or Listerhill; (g) the failure of Recycling to own and control, directly or indirectly, one hundred (100%) percent of the voting power of the total outstanding Voting Stock of Warehousing, Recycling Texas or Recycling West; or (h) the occurrence of a Change of Control (as defined in the Indenture).

1.22 “Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

1.23 “Collateral” shall mean, collectively, “Collateral” as such term is defined in each of the Security Agreements, together with any other assets or properties of any Borrower or Guarantor in or upon which Collateral Agent at any time has a security interest or lien pursuant to any Security Agreement.

1.24 “Collateral Access Agreement” shall mean an agreement in writing, in form and substance satisfactory to Agent, from any lessor of premises to any Borrower or Guarantor, or any other person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, pursuant to which such lessor, consignee or other person, inter alia, acknowledges the first priority security interest of Collateral Agent in such Collateral, agrees to waive any and all claims such lessor, consignee or other person may, at any time, have against such Collateral, whether for processing, storage or otherwise, and agrees to permit Collateral Agent access to, and the right to remain on, the premises of such lessor, consignee or other person so as to exercise Collateral Agent’s rights and remedies and otherwise deal with such Collateral and in the case of any consignee or other person who at any time has custody, control or possession of any Collateral, acknowledges that it holds and will hold possession of the Collateral for the benefit of Collateral Agent and agrees to follow all instructions of Collateral Agent with respect thereto.

1.25 “Collateral Agency Agreement” shall mean the Amended and Restated Collateral Agency Agreement, dated of even date herewith, among Agent, Collateral Agent, Lenders, Borrowers and Guarantors, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.26 “Collateral Agent” shall mean Congress Financial Corporation, a Delaware corporation, in its capacity as collateral agent on behalf of Lenders pursuant to the Collateral Agency Agreement and any replacement or successor collateral agent.

1.27 “Commitment” shall mean, at any time, as to each Lender, the principal amount set forth below such Lender’s signature on the signatures pages hereto designated as the Commitment or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.6 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as “Commitments”.

1.28 “Commodity Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under commodity swaps, commodity futures contracts, options on commodity futures contracts, commodity options, and other agreements or arrangements designed to protect such Person against fluctuations in commodity values.

1.29 “Commodity Inventory” shall mean Inventory consisting of raw materials comprised of prime aluminum and used beverage containers.

1.30 “Commodity Inventory Purchase Agreements” shall mean all agreements, documents and instruments at any time executed and/or delivered in connection with the purchase by Alloys of Commodity Inventory, as each of the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.31 “Commodity Inventory Purchase Obligations” shall mean the liabilities of Alloys to pay the purchase price of any Commodity Inventory pursuant to the Commodity Inventory Purchase Agreements.

1.32 “Congress” shall mean Congress Financial Corporation, a Delaware corporation, in its individual capacity, and its successors and assigns.

1.33 “Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period (excluding to the extent included therein any extraordinary or non-recurring gains and extraordinary non-cash charges to property, plant and equipment or goodwill) after deducting all charges which should be deducted before arriving at the net income (loss) for such period, all as determined in accordance with GAAP; provided, that, (a) the net income of any Person that is not a wholly-owned Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or a wholly-owned Subsidiary of such Person; and (b) the effect of any change in accounting principles adopted by such Person or its Subsidiaries after the date hereof shall be excluded. For the purposes of this definition, net income excludes any gain and non-cash loss (but not any cash loss) realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or of any capital stock of such Person or a Subsidiary of such Person and any net income realized as a result of changes in accounting principles or the application thereof to such Person.

1.34 “Credit Facility” shall mean the Loans and Letter of Credit Accommodations provided to or for the benefit of Borrowers pursuant to Sections 2.1 and 2.2 hereof.

1.35 “Debt” shall mean, as to any Person, at any time (without duplication): (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade and other accounts payable and current accrued expenses payable of such Person arising in the ordinary course of business which are not past due by more than ninety (90) days, (d) all obligations under a Capital Lease of such Person, (e) all Debt or other obligations of others guaranteed by such Person, (f) all obligations secured by a lien existing on property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non recourse to the credit of such Person, and (g) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments.

1.36 “Debt Service Ratio” shall mean, for any period, the ratio of (a) (i) EBITDA of Group and its Subsidiaries during such period, minus (ii) the Capital Expenditures made by Group and its Subsidiaries during such period, minus (iii) the cash distributions paid by Group during such period in accordance with Section 9.11(d) hereof, to (b) (i) the Interest Expense of Group and its Subsidiaries paid or payable during such period plus (ii) all regularly scheduled (as determined at the beginning of the respective period) principal payments of Indebtedness for borrowed money and Indebtedness with respect to Capital Leases paid or payable by Group and its Subsidiaries during such period (and without duplicating amounts in clause (b)(i) of this definition, the interest component with respect to Indebtedness under Capital Leases shall be included in this clause (b)(ii)) plus (iii) financing costs in respect of Indebtedness under

Commodity Inventory Purchase Obligations paid or payable by Group and its Subsidiaries during such period.

1.37 “Default” shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

1.38 “Defaulting Lender” shall have the meaning set forth in Section 6.10 hereof.

1.39 “Deposit Account Control Agreement” shall mean an agreement in writing, in form and substance satisfactory to Agent, by and among Collateral Agent, the Borrower or Guarantor with a deposit account at any bank, and the bank at which such deposit account is at any time maintained which provides that such bank will comply with instructions originated by Collateral Agent directing disposition of the funds in the deposit account without further consent by such Borrower or Guarantor and such other terms and conditions as Agent may require, including as to any such agreement with respect to any Blocked Account, providing that all items received or deposited in the Blocked Accounts are the property of Collateral Agent, that the bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the bank will wire, or otherwise transfer, in immediately available funds, on a daily basis to the Agent Payment Account all funds received or deposited into the Blocked Accounts.

1.40 “Documentation Agent” shall mean Fleet Capital Corporation, in its capacity as documentation agent on behalf of Lenders pursuant to the terms hereof and any replacement or successor documentation agent hereunder.

1.41 “EBITDA” shall mean, as to any Person, with respect to any period, an amount equal to: (a) the Consolidated Net Income of such Person for such period, plus (b) depreciation and amortization for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), all in accordance with GAAP, plus (c) Interest Expense for such period (to the extent deducted in the computation of Consolidated Net Income of such Person).

1.42 “Eligible Accounts” shall mean Accounts created by a Borrower which are and continue to be acceptable to Agent based on the criteria set forth below. In general, Accounts shall be Eligible Accounts if:

(a) such Accounts arise from the actual and bona fide sale and delivery of goods by such Borrower or rendition of services by such Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

(b) such Accounts are not unpaid more than sixty (60) days after the original due date for such Accounts or more than ninety (90) days after the date of the original invoice for them;

(c) such Accounts comply with the terms and conditions contained in Section 7.2(b) of this Agreement;

(d) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

(e) the chief executive office of the account debtor with respect to such Accounts is located in the United States of America or Canada (provided, that, at any time promptly upon Agent’s request, such Borrower shall execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may be required by Agent to perfect the security interests of Agent in those Accounts of an account debtor with its chief executive office or principal place of business in Canada in accordance with the applicable laws of the Province of Canada in which such chief executive office or principal place of business is located and take or cause to be taken such other and further actions as Agent may request to enable Agent as secured party with respect thereto to collect such Accounts under the applicable Federal or Provincial laws of Canada) or, at Agent’s option, if the chief executive office and principal place of business of the account debtor with respect to such Accounts is located other than in the United States of America or Canada, then if either: (i) the account debtor has delivered to such Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Agent and payable only in the United States of America and in U.S. dollars, sufficient to cover such Account, in form and substance satisfactory to Agent and if required by Agent, the original of such letter of credit has been delivered to Collateral Agent or Collateral Agent’s agent and the issuer thereof, and such Borrower has complied with the terms of Section 2.2(f) of the General Security Agreement with respect to the assignment of the proceeds of such letter of credit to Collateral Agent or naming Collateral Agent as transferee beneficiary thereunder, as Agent may specify, or (ii) such Account is subject to credit insurance payable to Collateral Agent issued by an insurer and on terms and in an amount reasonably acceptable to Collateral Agent, or (iii) such Account is otherwise acceptable in all respects to Required Lenders as determined by Required Lenders in good faith (subject to such lending formula with respect thereto as Agent may determine) or (iv) such Account is owing by any affiliate of Ball Corporation and/or Crown Holdings Inc. and is otherwise acceptable in all respects to Agent as determined by Agent in good faith (subject to such lending formulas with respect thereto as Agent may determine);

(f) such Accounts do not consist of progress billings (such that the obligation of the account debtors with respect to such Accounts is conditioned upon such Borrower’s satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Agent shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Agent, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

(g) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which may give rise to any right of setoff or recoupment against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by such Borrower to such account debtor or claimed owed by such account debtor shall not be deemed to be ineligible solely by virtue of this clause (g)),

(h) there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder beyond the terms set forth in clause (b) above (other than reductions in the amount payable thereon as a result of the right to return defective goods in the ordinary course of business);

(i) such Accounts are subject to the first priority, valid and perfected security interest of Collateral Agent and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement;

(j) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee, agent or other Affiliate of any Borrower or Guarantor;

(k) the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Agent’s request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Agent;

(l) there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which could reasonably be expected to result in any material adverse change in any such account debtor’s financial condition (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or similar proceeding);

(m) such Accounts are not evidenced by or arising under any instrument or chattel paper;

(n) (i) the aggregate amount of such Accounts owing by Rexam Inc. do not constitute more than ten (10%) percent (or such higher percentage as Agent may consent to in writing) of the aggregate amount of all otherwise Eligible Accounts and (ii) the aggregate amount of such Accounts owing by a single account debtor (other than Ball Corporation, Rexam Inc. and Crown Cork & Seal Company, Inc.) do not constitute more than ten (10%) percent of the aggregate amount of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of such percentages may be deemed Eligible Accounts);

(o) such Accounts are not owed by an account debtor who has Accounts unpaid more than sixty (60) days after the original due date for such Accounts or more than ninety (90) days after the date of the original invoice for them which constitute more than fifty (50%) percent of the total Accounts of such account debtor;

(p) the account debtor is not located in a state requiring the filing of a Notice of Business Activities Report or similar report in order to permit such Borrower to seek judicial enforcement in such State of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

(q) such Accounts are owed by account debtors whose total indebtedness to such Borrower does not exceed the credit limit with respect to such account debtors as determined by such Borrower from time to time, to the extent such credit limit as to any account debtor is established consistent with the current practices of such Borrower as of the date hereof and such credit limit is acceptable to Agent as determined by Agent in good faith (but the portion of the Accounts not in excess of such credit limit shall not be deemed to be ineligible solely by virtue of this clause (q)), it being understood that the credit limit for Crown Holdings Inc. and its affiliates which is acceptable to Agent as of the date hereof is $20,000,000 (as such amount may be adjusted from time to time as determined by Agent in good faith); and

(r) such Accounts are owed by account debtors deemed creditworthy at all times by Agent as determined by Agent in good faith.

The criteria for Eligible Accounts set forth above may only be changed and any new criteria for Eligible Accounts may only be established by Agent in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from a Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Accounts in the good faith determination of Agent. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

1.43 “Eligible Inventory” shall mean, as to each Borrower, Inventory of such Borrower located in the United States consisting of finished goods (including, without limitation, coil sheet inventory) held for resale in the ordinary course of the business of such Borrower, raw materials (including, without limitation, scrap metal, ingot, rich dross and reclaimed scrap ingot) for such finished goods and work-in-process for such finished goods, in each case which are acceptable to Agent based on the criteria set forth below. In general, Eligible Inventory shall not include (a) components which are not part of finished goods; (b) spare parts for equipment; (c) packaging and shipping materials; (d) supplies used or consumed in such Borrower’s business; (e) Inventory at premises other than those owned and controlled by such Borrower, except any Inventory which would otherwise be deemed Eligible Inventory that is not located at premises owned and operated by such Borrower may nevertheless be considered Eligible Inventory: (i) as to locations which are leased by such Borrower, if Agent shall have received a Collateral Access Agreement from the owner and lessor of such location, duly authorized, executed and delivered by such owner and lessor, or if Agent shall not have received such Collateral Access Agreement (or Agent shall determine to accept a Collateral Access Agreement that does not include all required provisions or provisions in the form otherwise required by Agent), Agent may, at its option, nevertheless consider Inventory at such location to be Eligible Inventory to the extent Agent shall have established such Reserves in respect of amounts at any time payable by such Borrower to the owner and lessor thereof as Agent shall determine, and (ii) as to locations owned and operated by a third person, if Agent shall have received a Collateral Access Agreement from such owner and operator with respect to such location, duly authorized, executed and delivered by such owner and operator or if Agent shall not have received such Collateral Access Agreement (or Agent shall determine to accept a Collateral Access Agreement that does not include all required provisions or provisions in the form otherwise required by Agent), Agent may, at its option, nevertheless consider Inventory at such location to be Eligible Inventory to the extent Agent shall have established such Reserves in respect of amounts at any time payable by such Borrower to the owner and operator thereof as Agent shall determine, and in addition, if required by Agent, if Agent shall have received: (A) UCC financing statements between the owner and operator, as consignee or bailee and such Borrower, as consignor or bailor, in form and substance satisfactory to Agent, which are duly assigned to Collateral Agent and (B) a written notice to any lender to the owner and operator of the first priority security interest in such Inventory of Collateral Agent; (f) Inventory subject to a security interest or lien in favor of any Person other than Collateral Agent except those permitted in this Agreement (but without limiting the right of Agent to establish any Reserves with respect to amounts secured by such security interest or lien in favor of any Person even if permitted herein); (g) bill and hold goods; (h) obsolete Inventory; (i) Inventory which is not subject to the first priority, valid and perfected security interest of Collateral Agent; (j) returned, damaged and/or defective Inventory; (k) Inventory purchased or sold on consignment; and (l) Inventory of Alloys located outside the United States of America or Inventory of Recycling located at premises other than those set forth on Schedule 1.43 hereto. The criteria for Eligible Inventory set forth above may only be changed and any new criteria for Eligible Inventory may only be established by Agent in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from such Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Inventory in the good faith determination of Agent. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

1.44 “Eligible Transferee” shall mean (a) any Lender; (b) the parent company of any Lender and/or any Affiliate of such Lender which is at least fifty (50%) percent owned by such Lender or its parent company; (c) any person (whether a corporation, partnership, trust or otherwise) that is engaged in the business of making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and in each case is approved by Agent; and (d) any other commercial bank, financial institution or “accredited investor” (as defined in Regulation D under the Securities Act of 1933) approved by Agent (which approval shall not be unreasonably withheld, conditioned or delayed), provided, that, (i) no Borrower or Guarantor or any Affiliate of any Borrower or Guarantor shall qualify as an Eligible Transferee and (ii) no Person to whom any Indebtedness which is in any way subordinated in right of payment to any other Indebtedness of any Borrower or Guarantor shall qualify as an Eligible Transferee, except as Agent may otherwise specifically agree.

1.45 “Environmental Laws” shall mean all foreign, Federal, State and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between any Borrower or Guarantor and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to occupational health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements with respect to Hazardous Materials. The term “Environmental Laws” includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal Act and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

1.46 “Equipment” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

1.47 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.

1.48 “ERISA Affiliate” shall mean any person required to be aggregated with any Borrower, any Guarantor or any of its or their respective Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

1.49 “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the occurrence of a non-exempt “prohibited transaction” with respect to which any Borrower, any Guarantor or any of its or their respective Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which any Borrower, any Guarantor or any of its or their respective Subsidiaries could otherwise be liable which could reasonably be expected to result in liability to any Borrower, any Guarantor or any ERISA

Affiliate in an amount in excess of $2,000,000; (f) a complete or partial withdrawal by any Borrower, any Guarantor or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (g) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Plan; (h) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (i) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower, any Guarantor or any ERISA Affiliate in excess of $500,000 and (j) any other event or condition with respect to a Plan including any Plan subject to Title IV of ERISA maintained, or contributed to, by any ERISA Affiliate that could reasonably be expected to result in liability of any Borrower in excess of $2,000,000.

1.50 “Eurodollar Rate” shall mean with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum equal to the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) at which Reference Bank is offered deposits of United States dollars in the London interbank market (or other Eurodollar Rate market selected by a Borrower or Administrative Borrower on behalf of such Borrower and approved by Agent) on or about 9:00 a.m. (New York time) two (2) Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of the Eurodollar Rate Loans requested by and available to such Borrower in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by a Borrower.

1.51 “Eurodollar Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

1.52 “Event of Default” shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

1.53 “Excess Availability” shall mean, as to each Borrower, the amount, as determined by Agent, calculated at any date, equal to: (a) the lesser of: (i) the Borrowing Base of such Borrower and the Loan Limit of such Borrower, minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations of such Borrower (but not including for this purpose the Obligations of such Borrower arising pursuant to any guarantees in favor of Agent and Lenders of the Obligations of the other Borrowers), plus (ii) the amount of all Reserves attributable to such Borrower, plus (iii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of such Borrower which are outstanding more than sixty (60) days past due as of such time (other than trade payables or other obligations being contested or disputed by such Borrower in good faith), plus (iv) without duplication, the amount of checks issued by such Borrower to pay trade payables and other obligations which are more than sixty (60) days past due as of such time (other than trade payables or other obligations being contested or disputed by such Borrower in good faith), but not yet sent.

1.54 “Exchange Act” shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.

1.55 “Existing Letter of Credit Accommodations” shall mean the letters of credit issued pursuant to the Existing Loan Agreement and outstanding on the date hereof, which are set forth on Schedule 1.55 hereto.

1.56 “Fee Letter” shall mean the amended and restated letter agreement, dated of even date herewith, by and among Borrowers and Agent, setting forth certain fees payable by Borrowers to Agent for the benefit of itself and Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.57 “Financing Agreements” shall mean, collectively, this Agreement and all notes, guarantees, security agreements, deposit account control agreements, investment property control agreements, intercreditor agreements and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Borrower or Obligor in connection with this Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced; provided, that, in no event shall the term Financing Agreements be deemed to include any Hedge Agreement.

1.58 “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Sections 9.17 and 9.18 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered to Agent prior to the date hereof.

1.59 “General Security Agreement” shall mean the Amended and Restated General Security Agreement, dated of even date herewith, by Borrowers and Guarantors in favor of Collateral Agent, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.60 “Governmental Authority” shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

1.61 “Guarantors” shall mean, collectively, the following (together with their respective successors and assigns): (a) Wise Metals Group LLC, a Delaware limited liability company; (b) Wise Alloys Finance Corporation, a Delaware corporation; (c) Listerhill Total Maintenance Center LLC, a Delaware limited liability company, (d) Wise Warehousing, LLC, a Delaware limited liability company, (e) Wise Recycling Texas, LLC, a Delaware limited liability company; (f) Wise Recycling West, LLC, a Delaware limited liability company; and (g) any other Person that from time to time guarantees any or all of the Obligations; each sometimes being referred to herein individually as a “Guarantor”.

1.62 “Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

1.63 “Hedge Agreement” shall mean an agreement between any Borrower or Guarantor and any Affiliate of Agent or any other financial institution acceptable to Agent that is a rate swap agreement, basis swap, forward rate agreement, commodity swap, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement rate, floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing or a master agreement for any the foregoing together with all supplements thereto) for the purpose of protecting against or managing exposure to fluctuations in interest or exchange rates, currency valuations or commodity prices; sometimes being collectively referred to herein as “Hedge Agreements”.

1.64 “Hedging Obligations” shall mean, with respect to any Person, the Interest Hedging Obligations and Commodity Hedging Obligations of such Person.

1.65 “Indebtedness” shall mean, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade creditor (whether or not an Affiliate) created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services that is not overdue by more than one hundred twenty (120) days, unless the trade payable is being contested in good faith); (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; (h) all obligations, liabilities and indebtedness of such Person (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency or commodity values; (i) all obligations owed by such Person under License Agreements with respect to non-refundable, advance or minimum guarantee royalty payments; and (j) all obligations, liabilities and indebtedness of such Person (marked to market) constituting Hedging Obligations and similar obligations.

1.66 “Indenture” shall mean the Indenture, dated on or about the date hereof, among Group, Finance, the guarantors party thereto and Trustee with respect to the Senior Secured Notes, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.67 “Information Certificate” shall mean the Information Certificate of Borrowers and Guarantors constituting Exhibit B hereto containing material information with respect to Borrowers and Guarantors, their respective businesses and assets provided by or on behalf of Borrowers and Guarantors to Agent in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

1.68 “Intellectual Property” shall mean, as to each Borrower and Guarantor, such Borrower’s and Guarantor’s now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright registrations, trademarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or the license of any trademark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registration; software and contract rights relating to computer software programs, in whatever form created or maintained.

1.69 “Intercreditor Agreement” shall mean the Intercreditor Agreement, dated of even date herewith, by and among Agent, Collateral Agent and Trustee, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced

1.70 “Interest Expense” shall mean, for any period, as to any Person, as determined in accordance with GAAP, the total interest expense of such Person, whether paid or accrued during such period (including the interest component of Capital Leases for such period), including, without limitation, discounts in connection with the sale of any Accounts and bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker’s acceptances or similar instruments but excluding interest paid in property other than cash and any other interest expense not payable in cash.

1.71 “Interest Hedging Obligations” shall mean, with respect of any Person, the obligations of such Person under interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, and other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

1.72 “Interest Period” shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), three (3) or six (6) months duration as any Borrower (or Administrative Borrower on behalf of such Borrower) may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, such Borrower (or Administrative Borrower on behalf of such Borrower) may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

1.73 “Interest Rate” shall mean,

(a) Subject to clauses (b) and (c) of this definition below:

(i) as to Loans which are Prime Rate Loans, a rate equal to one-half of one (.50%) percent per annum in excess of the Prime Rate;

(ii) as to Loans which are Eurodollar Rate Loans, a rate equal to two and three-quarters (2.75%) percent per annum in excess of the Adjusted Eurodollar Rate (based on the Eurodollar Rate applicable for the Interest Period selected by a Borrower, or by Administrative Borrower on behalf of such Borrower, as in effect three (3) Business Days after the date of receipt by Agent of the request of such Borrower for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to any Borrower or Guarantor).

(b) Subject to clause (c) of this definition below, effective as of the first (1st) day of the second (2nd) month of every other fiscal quarter (commencing with the fiscal quarter ending on or about December 31, 2004), the Interest Rate payable by Borrowers shall be increased or decreased, as the case may be, (i) as to Prime Rate Loans, to the rate equal to the Applicable Margin on a per annum basis in excess of the Prime Rate, and (ii) as to Eurodollar Rate Loans, to the rate equal to the Applicable Margin on a per annum basis in excess of the Adjusted Eurodollar Rate.

(c) Notwithstanding anything to the contrary contained in clauses (a) and (b) of this definition, the Applicable Margin otherwise used to calculate the Interest Rate for Prime Rate Loans and Eurodollar Rate Loans shall be the highest percentage set forth in the definition of the term Applicable Margin for each category of Loans (without regard to the amount of EBITDA of Group and its Subsidiaries) plus two (2%) percent per annum, at Agent’s option, without notice (i) either (A) for the period on and after the effective date of termination or non-renewal hereof until such time as all Obligations are indefeasibly paid and satisfied in full in immediately available funds or (B) for the period from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing as determined by Agent in good faith and (ii) on the Loans to any Borrower at any time outstanding in excess of the Borrowing Base of such Borrower or the Loan Limit of such Borrower (whether or not such excess(es) arise or are made with or without the knowledge or consent of Agent or any Lender and whether made before or after an Event of Default).

1.74 “Inventory” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by such Borrower or Guarantor as lessor; (b) are held by such Borrower or Guarantor for sale or lease or to be furnished under a contract of service; (c) are furnished by such Borrower or Guarantor under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

1.75 “Inventory Loan Limit” shall mean, as to each Borrower, at any time, the amount equal to $50,000,000, minus the then outstanding principal amount of Loans to the other Borrowers (and including Letter of Credit Accommodations to the extent provided in the definition of the term Borrowing Base) based on Eligible Inventory.

1.76 “Investment Property Control Agreement” shall mean an agreement in writing, in form and substance satisfactory to Agent, by and among Collateral Agent, any Borrower or Guarantor (as the case may be) and any securities intermediary, commodity intermediary or other person who has custody, control or possession of any investment property of such Borrower or Guarantor acknowledging that such securities intermediary, commodity intermediary or other person has custody, control or possession of such investment property on behalf of Collateral Agent, that it will comply with entitlement orders originated by Collateral Agent with respect to such investment property, or other instructions of Collateral Agent, or apply any value distributed on account of any commodity contract as directed by Collateral Agent, in each case, without the further consent of such Borrower or Guarantor and including such other terms and conditions as Agent may require.

1.77 “Lenders” shall mean the financial institutions who are signatories hereto as Lenders and any other persons made a party to this Agreement as a Lender in accordance with Section 13.6 hereof, and their respective successors and assigns; each sometimes being referred to herein individually as a “Lender”.

1.78 “Letter of Credit Accommodations” shall mean, collectively, (a) the letters of credit, merchandise purchase or other guaranties (i) which are from time to time either issued or opened by Agent or any Lender for the account of any Borrower or Obligor or (ii) with respect to which Agent or Lenders have agreed to indemnify the issuer or guaranteed to the issuer the performance by any Borrower or Obligor of its obligations to such issuer and (b) the Existing Letter of Credit Accommodations; sometimes being referred to herein individually as a “Letter of Credit Accommodation”.

1.79 “License Agreements” shall have the meaning set forth in Section 8.11 hereof.

1.80 “Loan Limit” shall mean, as to each Borrower, at any time, the amount equal to the Maximum Credit minus the then outstanding principal amount of the Loans and Letter of Credit Accommodations provided to the other Borrowers.

1.81 “Loans” shall mean the loans now or hereafter made by or on behalf of any Lender or by Agent for the account of any Lender on a revolving basis pursuant to the Credit Facility (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

1.82 “Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, business, performance or operations of any Borrower or of Borrowers and Guarantors taken as a whole or the legality, validity or enforceability of this Agreement or any of the other Financing Agreements; (b) the legality, validity, enforceability, perfection or priority of the security interests and liens of Collateral Agent upon the Collateral; (c) the Collateral or its value, the ability of any Borrower to repay the Obligations or of any Borrower or of Borrowers and Guarantors taken as a whole to perform its or their respective obligations under this Agreement or any of the other Financing Agreements as and when to be performed; or (d) the ability of Agent, Collateral Agent or any Lender to enforce the Obligations or realize upon the Collateral or otherwise with respect to the rights and remedies of Agent, Collateral Agent and Lenders under this Agreement or any of the other Financing Agreements.

1.83 “Material Contracts” shall mean (a) the Letter Agreement, dated October 19, 2000, by and between Alloys and Crown Cork & Seal Company, Inc., as amended, supplemented or otherwise modified prior to the date hereof, (b) the Ball and Reynolds Supply Program Agreement, dated August 10, 1998, by and between Alloys and Ball Metal Beverage Container Corp., as amended, supplemented or otherwise modified prior to the date hereof, (c) any other contract or other agreement (other than the Financing Agreements), written or oral, of any Borrower or Guarantor involving monetary liability of or to any Person in an amount in excess of $5,000,000 in any fiscal year and (d) any other contract or other agreement (other than the Financing Agreements), whether written or oral, to which any Borrower or Guarantor is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.

1.84 “Maximum Credit” shall mean the amount of $75,000,000.

1.85 “Mortgages” shall mean, collectively, (a) the Amended and Restated Fee and Leasehold Mortgage, Assignment of Leases, Security Agreement and Fixture Filing, dated of even date herewith, between Alloys and Collateral Agent, with respect to the Real Property and related assets of Alloys located in Colbert County, Alabama (the “Alabama Mortgage”), and (b) the Deed of Trust, dated of even date herewith, by Recycling in favor of Ronald J. Dold, Trustee, of Harris County, Texas, for the benefit of Collateral Agent, with respect to the Real Property and related assets of Recycling located in Harris County, Texas (the “Texas Deed of Trust”), in each case as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.86 “Multiemployer Plan” shall mean a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Borrower, any Guarantor or any ERISA Affiliate.

1.87 “Net Amount of Eligible Accounts” shall mean the gross amount of the Eligible Accounts of any Borrower less (a) sales, excise or similar taxes included in the amount thereof and (b) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

1.88 “Net Open Positions” shall mean the absolute value of the difference between (a) the sum of (i) the quantity of Inventory owned by Borrowers and Guarantors and (ii) the quantity of Inventory in respect of contracts of Borrowers and Guarantors to purchase Inventory at a fixed price (including futures or options contracts) and (b) the quantity of Inventory in respect of contracts of Borrowers and Guarantors to sell Inventory at a fixed price (including futures or options contracts).

1.89 “Net Recovery Percentage” shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the amount of the recovery in respect of the Inventory at such time on a “net orderly liquidation value” basis as set forth in the most recent acceptable appraisal of Inventory received by Agent in accordance with Section 7.3, net of operating expenses, liquidation expenses and commissions, and (b) the denominator of which is the applicable original cost of the aggregate amount of the Inventory subject to such appraisal.

1.90 “Noteholders” shall mean the financial institutions and other Persons that from time to time hold Senior Secured Notes and their respective successors and assigns; each sometimes being referred to herein individually as a “Noteholder”.

1.91 “Note Purchase Agreement” shall mean the Purchase Agreement, dated April 30, 2004, by and among Group, Finance, the guarantors named therein, Deutsche Bank Securities, Inc. and Wachovia Capital Markets LLC, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.92 “Note Purchase Documents” shall mean the Senior Secured Notes, the Indenture, the Note Purchase Agreement, the Registration Rights Agreement (as defined in the Note Purchase Agreement) and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Borrowers, Guarantors, or any of their respective affiliates in connection with the Senior Secured Notes or the Indenture, as any of the foregoing now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.93 “Obligations” shall mean (a) any and all Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower to Agent, Collateral Agent or any Lender and/or any of their Affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or any of the other Financing Agreements, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured and (b) for purposes only of Sections 6.4 and 9.9(a) hereof, all obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers or

Guarantors to an Affiliate of Agent, or another financial institution acceptable to Agent, arising under or pursuant to a Hedge Agreement in each case acceptable to Agent, whether now existing or hereafter arising, provided, that, (i) such obligations, liabilities and indebtedness shall only be included within the Obligations if upon Agent’s request, Agent shall have entered into an agreement, in form and substance satisfactory to Agent, with such Affiliate or other Person that is a counterparty to such Hedge Agreement, as acknowledged and agreed to by Borrowers and Guarantors, providing for the delivery to Agent by such counterparty of information with respect to the amount of such obligations and providing for the other rights of Agent and such Affiliate or other Person in connection with such arrangements and (ii) in no event shall the party to such Hedge Agreement to whom such obligations, liabilities or indebtedness are owing be deemed a Lender for purposes hereof to the extent of and as to such obligations, liabilities or indebtedness other than for purposes of Sections 12.1, 12.2, 12.5, 12.6, 12.7 and 12.12 hereof.

1.94 “Obligor” shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations (including, without limitation, Guarantors), other than Borrower.

1.95 “Participant” shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans and Letter of Credit Accommodations in conformity with the provisions of Section 13.6 of this Agreement governing participations.

1.96 “Permitted Holders” shall mean the persons listed on Schedule 1.96 hereto and their respective successors and assigns.

1.97 “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.98 “Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which any Borrower or Guarantor sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years.

1.99 “Prime Rate” shall mean the rate from time to time publicly announced by Wachovia Bank, National Association, or its successors, as its prime rate, whether or not such announced rate is the best rate available at such bank.

1.100 “Prime Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.

1.101 “Pro Rata Share” shall mean as to any Lender, the fraction (expressed as a percentage) the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate amount of all of the Commitments of Lenders, as adjusted from time to time in accordance with the provisions of Section 13.6 hereof; provided, that, if the Commitments have been terminated, the numerator shall be the unpaid amount of such Lender’s Loans and its interest in the Letter of Credit Accommodations and the denominator shall be the aggregate amount of all unpaid Loans and Letter of Credit Accommodations.

1.102 “Prudential Equity Purchasers” shall mean the Persons from time to time parties to the Prudential Securities Purchase Agreement as equity purchasers and their respective successors and assigns, each sometimes being referred to herein individually as a “Prudential Equity Purchaser”

1.103 “Prudential Noteholders” shall mean the financial institutions and other Persons from time to time parties to the Prudential Securities Purchase Agreement as note purchasers and their respective successors and assigns; each sometimes being referred to herein individually as a “Prudential Noteholder”.

1.104 “Prudential Purchasers” shall mean, collectively, the Prudential Equity Purchasers and the Prudential Noteholders and their respective successors and assigns; each sometimes being referred to herein individually as a “Prudential Purchaser”.

1.105 “Prudential Securities Purchase Agreement” shall mean the Securities Purchase Agreement, dated September 10, 2002, as amended by First Amendment to Securities Purchase Agreement, dated as of December 31, 2003, by and among Alloys, Group and Prudential Purchasers, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.106 “Real Property” shall mean all now owned and hereafter acquired real property of each Borrower and Guarantor, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located, including the real property and related assets more particularly described in the Mortgages.

1.107 “Receivables” shall mean all of the following now owned or hereafter arising or acquired property of each Borrower and Guarantor: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of such Borrower or Guarantor; (d) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to any Borrower or Guarantor or otherwise in favor of or delivered to any Borrower or Guarantor in connection with any Account; or (e) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to any Borrower or Guarantor, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by any Borrower or Guarantor or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of any Borrower or Guarantor) or otherwise associated with any Accounts, Inventory or general intangibles of any Borrower or Guarantor (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to any Borrower or Guarantor in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to any Borrower or Guarantor from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which any Borrower or Guarantor is a beneficiary).

1.108 “Records” shall mean, as to each Borrower and Guarantor, all of Borrower’s and such Guarantor’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of any Borrower or Guarantor with respect to the foregoing maintained with or by any other person).

1.109 “Reference Bank” shall mean Wachovia Bank, National Association, or such other bank as Agent may from time to time designate.

1.110 “Register” shall have the meaning set forth in Section 13.6 hereof.

1.111 “Registered Loan” shall have the meaning set forth in Section 2.4 hereof.

1.112 “Registered Note” shall have the meaning set forth in Section 2.4 hereof.

1.113 “Required Lenders” shall mean, at any time, those Lenders whose Pro Rata Shares aggregate sixty-six and two-thirds (66 2/3%) percent or more of the aggregate of the Commitments of all Lenders, or if the Commitments shall have been terminated, Lenders to whom at least sixty-six and two-thirds (66 2/3%) percent of the then outstanding Obligations are owing.

1.114 “Reserves” shall mean as of any date of determination, such amounts as Agent may from time to time establish in good faith and revise in good faith reducing the amount of Loans and Letter of Credit Accommodations which would otherwise be available to any Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in good faith, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Collateral or any other property which is security for the Obligations or its value or (ii) the assets or business of any Borrower or Obligor or (iii) the security interests and other rights of Agent, Collateral Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of any Borrower or Obligor to Agent or Collateral Agent is or may have been incomplete, inaccurate or misleading in any material respect or (c) to reflect outstanding Letter of Credit Accommodations as provided in Section 2.2 hereof or (d) in respect of any state of facts which Agent determines in good faith constitutes a Default or an Event of Default. Without limiting the generality of the foregoing, Reserves may be established to reflect (x) that the dilution with respect to the Accounts (based on the ratio of the aggregate amount of non-cash reductions in Accounts for any period to the aggregate dollar amount of the sales of such Borrower for such period) as calculated by Agent for any period is or is reasonably anticipated to be greater than five (5%) percent and (y) obligations, liabilities or indebtedness (contingent or otherwise) of Borrowers or Guarantors to any Affiliate of Agent or any other Person arising under or in connection with any Hedge Agreement of any Borrower or Guarantor with such Affiliate or Person or as such Affiliate or Person may otherwise require in connection therewith to the extent that such obligations, liabilities or indebtedness receive the benefit of the security interest of Collateral Agent in any Collateral. To the extent Agent may revise the lending formulas used to determine the Borrowing Base of any Borrower or establish new criteria or revise existing criteria for Eligible Accounts or Eligible Inventory so as to address any circumstances, condition, event or contingency in a manner satisfactory to Agent, Agent shall not establish a Reserve for the same purpose. The amount of any Reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by Agent in good faith.

1.115 “Revolving Loan Collateral” shall have the meaning set forth in the Intercreditor Agreement.

1.116 “Security Agreements” shall mean, collectively, the agreements listed on Schedule 1.116 hereto and any other agreement at any time executed and/or delivered by any Borrower or Obligor to or in favor of Collateral Agent granting a Lien upon any Collateral of such Borrower or Obligor to Collateral Agent, in each case as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced; sometimes being referred to herein individually as a “Security Agreement”.

1.117 “Senior Note Collateral” shall have the meaning set forth in the Intercreditor Agreement.

1.118 “Senior Secured Notes” shall mean the 10¼% Senior Secured Notes due 2012 in the aggregate principal amount of $150,000,000 issued by Group and Finance pursuant to the Indenture (as the same now exist or may hereafter be amended, modified, exchanged, supplemented, extended, renewed, restated or replaced).

1.119 “Settlement Agreement” shall mean the Settlement Agreement and Release, dated March 27, 2002, by and among Alloys, Group, Alcoa Inc. and Reynolds Metals Company, as amended by the First Amendment dated as of May 31, 2002 and the Second Amendment dated August 30, 2002, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.120 “Solvent” shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

1.121 “Special Agent Advances” shall have the meaning set forth in Section 12.11 hereof.

1.122 “Subsidiary” or “subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

1.123 “Tomra” shall have the meaning set forth in Section 9.11(f) hereof.

1.124 “Trustee” shall mean The Bank of New York, a New York banking corporation, as trustee under the Indenture, and its successors and assigns.

1.125 “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agent may otherwise determine).

1.126 “Value” shall mean, as determined by Agent in good faith, with respect to Inventory, the lower of (a) cost computed on a first-in first-out basis in accordance with GAAP or (b) market value, provided, that, for purposes of the calculation of the Borrowing Base of any Borrower, (i) the Value of the Inventory shall not include: (A) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower or (B) write-ups or write-downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by Agent prior to the date hereof, if any.

1.127 “Voting Stock” shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

SECTION 2. CREDIT FACILITIES

2.1 Loans.

(a) Subject to and upon the terms and conditions contained herein, each Lender severally (and not jointly) agrees to fund its Pro Rata Share of Loans to each Borrower from time to time in amounts requested by such Borrower (or Administrative Borrower on behalf of such Borrower) up to the amount outstanding at any time equal to the lesser of: (i) the Borrowing Base of such Borrower at such time or (ii) the Loan Limit of such Borrower at such time.

(b) Agent may, in its good faith discretion, from time to time, upon not less than five (5) days prior notice to Administrative Borrower, reduce the lending formula(s) with respect to Eligible Inventory to the extent that Agent determines in good faith that: (i) the number of days of the turnover of the Inventory for any period has adversely changed or (ii) the liquidation value of the Eligible Inventory, or any category thereof, has decreased, including any decrease attributable to a change in the nature, quality or mix of the Inventory. The amount of any decrease in the lending formulas shall have a reasonable relationship to the event, condition or circumstance which is the basis for such decrease as determined by Agent in good faith. In determining whether to reduce the lending formula(s), Agent may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts, Eligible Inventory or in establishing Reserves.

(c) Except in Agent’s discretion, with the consent of all Lenders, or as otherwise provided herein, (i) the aggregate amount of the Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the Maximum Credit, (ii) the aggregate amount of the Loans and Letter of Credit Accommodations outstanding at any time to a Borrower shall not exceed the Borrowing Base of such Borrower or the Loan Limit of such Borrower and (iii) the aggregate principal amount of Loans and Letter of Credit Accommodations outstanding at any time to a Borrower based on the Eligible Inventory of such Borrower shall not exceed the Inventory Loan Limit for such Borrower.

(d) In the event that the aggregate principal amount of the Loans and Letter of Credit Accommodations outstanding to a Borrower exceeds the Borrowing Base or the Loan Limit of such Borrower, or the aggregate principal amount of Loans and Letter of Credit Accommodations based on Eligible Inventory of a Borrower exceeds the Inventory Loan Limit of such Borrower, or the aggregate amount of the outstanding Letter of Credit Accommodations exceeds the sublimit for Letter of Credit Accommodations set forth in Section 2.2(e) hereof, or the aggregate amount of the Loans and Letter of Credit Accommodations exceed the Maximum Credit, such event shall not limit, waive or otherwise affect any rights of Agent or Lenders in such circumstances or on any future occasions and Borrowers shall, upon demand by Agent, which may be made at any time or from time to time, immediately repay to Agent the entire amount of any such excess(es) for which payment is demanded.

2.2 Letter of Credit Accommodations.

(a) Subject to and upon the terms and conditions contained herein, at the request of a Borrower (or Administrative Agent on behalf of such Borrower), Agent agrees, for the ratable risk of each Lender according to its Pro Rata Share, to provide or arrange for Letter of Credit Accommodations for the account of such Borrower containing terms and conditions acceptable to Agent and the issuer thereof. Any payments made by or on behalf of Agent or any Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations provided to or for the benefit of a Borrower shall constitute additional Loans to such Borrower pursuant to this Section 2. The parties hereto agree that, for purposes of this Agreement, the Existing Letter of Credit Accommodations shall be deemed to be Letter of Credit Accommodations issued and provided for hereunder and shall be subject to all of the terms and conditions hereof.

(b) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrowers shall pay to Agent, for the ratable benefit of Lenders, a letter of credit fee at a rate equal to two (2%) percent per annum, on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, except that Agent may, and upon the written direction of Required Lenders shall, require Borrowers to pay to Agent for the ratable benefit of Lenders such letter of credit fee, at a rate equal to four (4%) percent per annum on such daily outstanding balance for: (i) the period from and after the date of termination hereof until Agent and Lenders have received full and final payment of all Obligations (notwithstanding entry of a judgment against any Borrower) and (ii) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Agent. Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrowers to pay such fee shall survive the termination of this Agreement.

(c) The Borrower requesting such Letter of Credit Accommodation (or Administrative Borrower on behalf of such Borrower) shall give Agent two (2) Business Days’ prior written notice of such Borrower’s request for the issuance of a Letter of Credit Accommodation. Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit Accommodation requested, the effective date (which date shall be a Business Day) of issuance of such requested Letter of Credit Accommodation, whether such Letter of Credit Accommodations may be drawn in a single or in partial draws, the date on which such requested Letter of Credit Accommodation is to expire (which date shall be a Business Day), the purpose for which such Letter of Credit Accommodation is to be issued, and the beneficiary of the requested Letter of Credit Accommodation. The Borrower requesting such Letter of Credit Accommodation (or Administrative Borrower on behalf of such Borrower) shall attach to such notice the proposed form of the Letter of Credit Accommodation.

(d) In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, no Letter of Credit Accommodations shall be available unless each of the following conditions precedent have been satisfied in a manner satisfactory to Agent: (i) the Borrower requesting such Letter of Credit Accommodation (or Administrative Borrower on behalf of such Borrower) shall have delivered to the proposed issuer of such Letter of Credit Accommodation at such times and in such manner as such proposed issuer may require, an application, in form and substance satisfactory to such proposed issuer and Agent, for the issuance of the Letter of Credit

Accommodation and such other documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit Accommodation shall be satisfactory to Agent and such proposed issuer, (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit Accommodation, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed issuer of such Letter of Credit Accommodation refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit Accommodation; and (iii) the Excess Availability of the Borrower requesting such Letter of Credit Accommodation, prior to giving effect to any Reserves with respect to such Letter of Credit Accommodations, on the date of the proposed issuance of any Letter of Credit Accommodations, shall be equal to or greater than: (A) if the proposed Letter of Credit Accommodation is for the purpose of purchasing Eligible Inventory and the documents of title with respect thereto are consigned to the issuer, the sum of (1) thirty (30%) percent multiplied by the Value of such Eligible Inventory, plus (2) freight, taxes, duty and other amounts which Agent estimates must be paid in connection with such Inventory upon arrival and for delivery to one of such Borrower’s locations for Eligible Inventory within the United States of America and (B) if the proposed Letter of Credit Accommodation is for any other purpose or the documents of title are not consigned to the issuer in connection with a Letter of Credit Accommodation for the purpose of purchasing Inventory, an amount equal to one hundred (100%) percent of the face amount thereof and all other commitments and obligations made or incurred by Agent with respect thereto. Effective on the issuance of each Letter of Credit Accommodation, a Reserve shall be established in the applicable amount set forth in Section 2.2(d)(iii)(A) or Section 2.2(d)(iii)(B).

(e) Except in Agent’s discretion, with the consent of all Lenders, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Agent or any Lender in connection therewith shall not at any time exceed $15,000,000.

(f) Borrowers and Guarantors shall indemnify and hold Agent and Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Agent or any Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation, except for such losses, claims, damages, liabilities, costs or expenses that are a direct result of the gross negligence or willful misconduct of Agent or any Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction. Each Borrower and Guarantor assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed Borrowers’ agent. Each Borrower and Guarantor assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Each Borrower and Guarantor hereby releases and holds Agent and Lenders harmless from and against any acts, waivers, errors, delays or omissions, whether caused by any Borrower, any Guarantor, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation, except for the gross negligence or willful misconduct of Agent or any Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. The provisions of this Section 2.2(f) shall survive the payment of Obligations and the termination of this Agreement.

(g) In connection with Inventory purchased pursuant to Letter of Credit Accommodations, Borrowers and Guarantors shall, at Agent’s request, instruct all suppliers, carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver them to Agent and/or subject to Agent’s order, and if they shall come into such Borrower’s or Guarantor’s possession, to deliver them, upon Agent’s request, to Agent in their original form. Borrowers and Guarantors shall also, at Agent’s request, designate Agent as the consignee on all bills of lading and other negotiable and non-negotiable documents.

(h) Each Borrower and Guarantor hereby irrevocably authorizes and directs any issuer of a Letter of Credit Accommodation to name such Borrower or Guarantor as the account party therein and to deliver to Agent all instruments, documents and other writings and property received by issuer pursuant to the Letter of Credit Accommodations and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit Accommodations or the applications therefor. Nothing contained herein shall be deemed or construed to grant any Borrower or Guarantor any right or authority to pledge the credit of Agent or any Lender in any manner. Agent and Lenders shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Agent or any Lender unless Agent has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Borrowers and Guarantors shall be bound by any reasonable interpretation made in good faith by Agent, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of any Borrower or Guarantor. Agent shall have the sole and exclusive right and authority to, and Borrowers and Guarantors shall not: (i) at any time an Event of Default exists or has occurred and is continuing, (A) approve or resolve any questions of non-compliance of documents, (B) give any instructions as to acceptance or rejection of any documents or goods or (C) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, and (ii) at all times (provided that if no Event of Default has occurred, Agent shall not exercise any of the following unless agreed to by Administrative Borrower), (A) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (B) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Agent may take such actions either in its own name or in any Borrower’s or any Guarantor’s name.

(i) Any rights, remedies, duties or obligations granted or undertaken by any Borrower or Guarantor to any issuer or correspondent in any application for any Letter of Credit

Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by such Borrower or Guarantor to Agent for the ratable benefit of Lenders. Any duties or obligations undertaken by Agent to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Agent in favor of any issuer or correspondent to the extent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by Borrowers and Guarantors to Agent for the ratable benefit of Lenders and to apply in all respects to Borrowers and Guarantors.

(j) Immediately upon the issuance or amendment of any Letter of Credit Accommodation, each Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share of the liability with respect to such Letter of Credit Accommodation (including, without limitation, all Obligations with respect thereto).

(k) Each Borrower is irrevocably and unconditionally obligated, without presentment, demand or protest, to pay to Agent any amounts paid by an issuer of a Letter of Credit Accommodation with respect to such Letter of Credit Accommodation (whether through the borrowing of Loans in accordance with Section 2.2(a) or otherwise). In the event that any Borrower fails to pay Agent on the date of any payment under a Letter of Credit Accommodation in an amount equal to the amount of such payment, Agent (to the extent it has actual notice thereof) shall promptly notify each Lender of the unreimbursed amount of such payment and each Lender agrees, upon one (1) Business Day’s notice, to fund to Agent the purchase of its participation in such Letter of Credit Accommodation in an amount equal to its Pro Rata Share of the unpaid amount. The obligation of each Lender to deliver to Agent an amount equal to its respective participation pursuant to the foregoing sentence is absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuance of any Event of Default, the failure to satisfy any other condition set forth in Section 4 or any other event or circumstance. If such amount is not made available by a Lender when due, Agent shall be entitled to recover such amount on demand from such Lender with interest thereon, for each day from the date such amount was due until the date such amount is paid to Agent at the interest rate then payable by any Borrower in respect of Loans that are Prime Rate Loans as set forth in Section 3.1(a) hereof.

2.3 Commitments. The aggregate amount of each Lender’s Pro Rata Share of the Loans and Letter of Credit Accommodations shall not exceed the amount of such Lender’s Commitment, as the same may from time to time be amended in accordance with the provisions hereof.

2.4 Registered Loans. Agent agrees to record each Loan on the Register referred to in Section 13.6 hereof. Each Loan recorded on the Register (a “Registered Loan”) may not be evidenced by promissory notes other than a Registered Note. Upon the registration of a Loan, each Borrower agrees, at the request of any Lender, to execute and deliver to such Lender a promissory note in registered form to evidence such Registered Loan (i.e., containing registered note language) and registered as provided in Section 13.6 hereof (a “Registered Note”), payable to the order of such Lender and otherwise duly completed, provided that any Registered Note issued to evidence Loans shall be issued in the principal amount of the applicable Lender’s Pro Rata Share of the Commitments. Once recorded on the Register, the Obligations evidenced by such Note may not be removed from the Register so long as such Obligations remain outstanding, and a Registered Note may not be exchanged for a promissory note that is not a Registered Note.

SECTION 3. INTEREST AND FEES

3.1 Interest.

(a) Borrowers shall pay to Agent, for the benefit of Lenders, interest on the outstanding principal amount of the Loans at the Interest Rate. All interest accruing hereunder on and after the date of any Event of Default or termination hereof shall be payable on demand.

(b) Each Borrower (or Administrative Borrower on behalf of such Borrower) may from time to time request Eurodollar Rate Loans or may request that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from a Borrower (or Administrative Borrower on behalf of such Borrower) shall specify the amount of the Eurodollar Rate Loans or the amount of the Prime Rate Loans to be converted to Eurodollar Rate Loans or the amount of the Eurodollar Rate Loans to be continued (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Agent of such a request from a Borrower (or Administrative Borrower on behalf of such Borrower), such Eurodollar Rate Loans shall be made or Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, (i) no Default or Event of Default shall exist or have occurred and be continuing, (ii) no party hereto shall have sent any notice of termination of this Agreement, such Borrower (or Administrative Borrower on behalf of such Borrower) shall have complied with such customary procedures as are established by Agent and specified by Agent to Administrative Borrower from time to time for requests by Borrowers for Eurodollar Rate Loans, (iii) no more than four (4) Interest Periods may be in effect at any one time, (iv) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (v) Agent and each Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Agent and such Lender and can be readily determined as of the date of the request for such Eurodollar Rate Loan by such Borrower. and (vi) the maximum amount of the Eurodollar Rate Loans in the aggregate at any time requested by Borrowers (or Administrative Borrower on behalf of Borrowers) shall not exceed the amount equal to ninety (90%) percent of the lowest principal amount of the Loans which it is anticipated will be outstanding during the applicable Interest Period, as determined by Agent in good faith. Any request by or on behalf of a Borrower for Eurodollar Rate Loans or to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Agent and Lenders shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Agent and Lenders had purchased such deposits to fund the Eurodollar Rate Loans.

(c) Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Agent has received and approved a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans shall, at Agent’s option, upon notice by Agent to Administrative Borrower, be subsequently converted to Prime Rate Loans in the event that this Agreement shall terminate or not be renewed. Borrowers shall pay to Agent, for the benefit of Lenders, upon demand by Agent (or Agent may, at its option, charge any loan account of any Borrower) any amounts required to compensate any Lender or Participant for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing.

(d) Interest shall be payable by Borrowers to Agent, for the account of Lenders, monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs. In no event shall charges constituting interest payable by Borrowers to Agent and Lenders exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

3.2 Fees.

(a) Unused Line Fee. Borrowers shall pay to Agent, for the account of Lenders, monthly an unused line fee at a rate equal to one-half (.50%) percent per annum calculated upon the amount by which the Maximum Credit exceeds the average daily principal balance of the outstanding Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.

(b) Other Fees. Borrowers agree to pay to Agent the other fees and amounts set forth in the Fee Letter in the amounts and at the times specified therein.

3.3 Changes in Laws and Increased Costs of Loans.

(a) If after the date hereof, either (i) any change in, or in the interpretation of, any law or regulation is introduced, including, without limitation, with respect to reserve requirements, applicable to Lender or any banking or financial institution from whom any Lender borrows funds or obtains credit (a “Funding Bank”), or (ii) a Funding Bank or any Lender complies with any future guideline or request from any central bank or other Governmental Authority or (iii) a Funding Bank or any Lender determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or a Funding Bank or any Lender complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank’s or Lender’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, and the result of any of the foregoing events described in clauses (i), (ii) or (iii) is or results in an increase in the cost to any Lender of funding or maintaining the Loans or the Letter of Credit Accommodations, then Borrowers and Guarantors shall from time to time upon demand by Agent pay to Agent additional amounts sufficient to indemnify Lenders against such increased cost on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified). A certificate as to the amount of such increased cost shall be submitted to Administrative Borrower by Agent and shall be conclusive, absent manifest error.

(b) If prior to the first day of any Interest Period, (i) Agent shall have determined in good faith (which determination shall be conclusive and binding upon Borrowers and Guarantors) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, (ii) Agent has received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to Lenders of making or maintaining Eurodollar Rate Loans during such Interest Period, or (iii) Dollar deposits in the principal amounts of the Eurodollar Rate Loans to which such Interest Period is to be applicable are not generally available in the London interbank market, Agent shall give telecopy or telephonic notice thereof to Administrative Borrower as soon as practicable thereafter, and will also give prompt written notice to Administrative Borrower when such conditions no longer exist. If such notice is given (A) any Eurodollar Rate Loans requested to be made on the first day of such Interest Period shall be made as Prime Rate Loans, (B) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Rate Loans shall be converted to or continued as Prime Rate Loans and (C) each outstanding Eurodollar Rate Loan shall be converted, on the last day of the then-current Interest Period thereof, to Prime Rate Loans. Until such notice has been withdrawn by Agent, no further Eurodollar Rate Loans shall be made or continued as such, nor shall any Borrower (or Administrative Borrower on behalf of such Borrower) have the right to convert Prime Rate Loans to Eurodollar Rate Loans.

(c) Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the date hereof shall make it unlawful for Agent or any Lender to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (i) Agent or such shall promptly give written notice of such circumstances to Administrative Borrower (which notice shall be withdrawn whenever such circumstances no longer exist), (ii) the commitment of such Lender hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such and convert Prime Rate Loans to Eurodollar Rate Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Rate Loans, such Lender shall then have a commitment only to make a Prime Rate Loan when a Eurodollar Rate Loan is requested and (iii) such Lender’s Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Prime Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrowers and Guarantors shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.3(d) below.

(d) Borrowers and Guarantors shall indemnify Agent and each Lender and to hold Agent and each Lender harmless from any loss or expense which Agent or such Lender may sustain or incur as a consequence of (i) default by any Borrower in making a borrowing of, conversion into or extension of Eurodollar Rate Loans after such Borrower (or Administrative Borrower on behalf of such Borrower) has given a notice requesting the same in accordance with the provisions of this Loan Agreement, (ii) default by any Borrower in making any prepayment of a Eurodollar Rate Loan after such Borrower has given a notice thereof in accordance with the provisions of this Agreement, and (iii) the making of a pre-payment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto. With respect to Eurodollar Rate Loans, such indemnification may include an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Rate Loans provided for herein over (B) the amount of interest (as determined by such Agent or such Lender) which would have accrued to Agent or such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. This covenant shall survive the termination or non-renewal of this Loan Agreement and the payment of the Obligations.

(e) In the event that any one or more Lenders, pursuant to Section 3.3(a) hereof, incur any increased costs (other than increased costs to the extent such increased costs are not a recurring cost) for which any such Lender demands compensation pursuant to Section 3.3(a) hereof which increases the effective lending rate of such Lender with respect to its share of the Loans to greater than one-eighth (1/8%) percent in excess of the percentage of the effective lending rate of the other Lenders and such Lender has not mitigated such costs within sixty (60) days after receipt by such Lender from any Borrower of a written notice that such Lender’s effective lending rate has so exceeded the effective lending rate of the other Lenders, then and in any such event, such Borrower may substitute another financial institution which is an Eligible Transferee acceptable to Agent for such Lender to assume the Commitment of such Lender and to purchase the Loans of such Lender hereunder, without recourse to or warranty by, or expense to, such Lender for a purchase price equal to the outstanding principal amount of the Loans owing to such Lender plus any accrued but unpaid interest on such Loans and accrued but unpaid fees and other amounts in respect of such Lender’s Commitment and share of the Loans (other than any early termination fee set forth in Section 13.1(c) hereof). Upon such purchase such Lender shall no longer be a party hereto or have any rights or benefits hereunder (except for rights or benefits that such Lender would retain hereunder and under the other Financing Agreements upon payment in full of all of the Obligations) and the replacement Lender shall succeed to the rights and benefits, and shall assume the obligations, of such Lender hereunder and thereunder. Agent and Lenders shall cooperate with Borrowers to amend the Financing Agreements to reflect such substitution. In no event may Borrowers replace a Lender that is also Agent or an issuer of a Letter of Credit Accommodation.

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions Precedent to Initial Loans and Letter of Credit Accommodations. Each of the following is a condition precedent to Agent and Lenders making the initial Loans and providing the initial Letter of Credit Accommodations hereunder:

(a) Agent shall have received, in form and substance satisfactory to Agent, all releases, terminations and such other documents as Agent may request to evidence and effectuate the termination by Prudential Purchasers of their respective financing arrangements with Borrowers and Guarantors and the termination and release by it or them, as the case may be, of any interest in and to any assets and properties of each Borrower and Guarantor, duly authorized, executed and delivered by it or each of them, including, but not limited to, (i) UCC termination statements for all UCC financing statements previously filed by it or any of them or their predecessors, as secured party, and any Borrower or Guarantor, as debtor, (ii) satisfactions and discharges of any mortgages, deeds of trust or deeds to secure debt by Borrower or any Guarantor in favor of it or any of them, in form acceptable for recording with the appropriate Governmental Authority, and (iii) its or their consent to the amendment and restatement of the Intercreditor Agreement (as defined in the Existing Loan Agreement) substantially in the form of the Collateral Agency Agreement;

(b) all requisite corporate and limited liability company action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Agent, and Agent shall have received all information and copies of all documents, including records of requisite corporate and limited liability company action and proceedings which Agent may have requested in connection therewith, such documents where requested by Agent or its counsel to be certified by appropriate officers or Governmental Authority (and including a copy of the certificate of incorporation or certificate of formation of each Borrower and Guarantor certified by the Secretary of State (or equivalent Governmental Authority) which shall set forth the same complete name of such Borrower or Guarantor as is set forth herein and such document as shall set forth the organizational identification number of each Borrower or Guarantor, if one is issued in its jurisdiction of incorporation or organization);

(c) no material adverse change shall have occurred in the assets or business of any Borrower since the date of Agent’s latest field examination and no change or event shall have occurred which would impair the ability of any Borrower or Obligor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Agent, Collateral Agent or any Lender to enforce the Obligations or realize upon the Collateral;

(d) [Intentionally Omitted];

(e) Agent shall have received, in form and substance satisfactory to Agent, all consents, waivers, acknowledgments and other agreements from third persons which Agent may deem necessary or reasonably desirable in order to permit, protect and perfect the Collateral Agent’s security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including, without limitation, Collateral Access Agreements by owners and lessors of leased premises of each Borrower and by processors and warehouses at which Collateral is located;

(f) the aggregate Excess Availability of Borrowers as determined by Agent, as of the date hereof, shall be not less than $7,500,000 after giving effect to the redemptions permitted under Sections 9.11(f) and (g) hereof, the initial Loans made or to be made and Letter of Credit Accommodations issued or to be issued in connection with the initial transactions hereunder and the issuance of the Senior Secured Notes;

(g) Agent shall have received, in form and substance satisfactory to Agent, (i) Deposit Account Control Agreements by and among Collateral Agent, each Borrower and Guarantor, as the case may be, and each bank where such Borrower or Guarantor has a deposit account, in each case, duly authorized, executed and delivered by such bank and such Borrower or Guarantor, as the case may be (or Collateral Agent shall be the bank’s customer with respect to such deposit account as Collateral Agent may specify) and (ii) Investment Property Control Agreements by and among Collateral Agent, each Borrower and Guarantor, as the case may be, and each intermediary where such Borrower or Guarantor has a securities account or commodities account, in each case duly authorized, executed and delivered by such intermediary and such Borrower or Guarantor, as the case may be (or Collateral Agent shall be the intermediary’s customer with respect to such securities or commodities account as Collateral Agent may specify);

(h) Agent shall have received, in form and substance satisfactory to Agent, the Intercreditor Agreement, duly authorized, executed and delivered by Trustee, as acknowledged and agreed to by Borrowers and Guarantors providing for, inter alia, the subordination of all security interests and liens granted to or for the benefit of Trustee in the Revolving Loan Collateral and related matters;

(i) Agent shall have received evidence satisfactory to it that Group has received gross proceeds from the issuance of the Senior Secured Notes in an amount of not less than $150,000,000, and the Note Purchase Documents to be entered into on or prior to the date hereof shall be in form and substance satisfactory to Agent;

(j) Agent shall have received evidence, in form and substance satisfactory to Agent, that Collateral Agent has a valid and perfected security interest in all of the Collateral, which security interest shall be a first priority security interest in the Revolving Loan Collateral and a second priority security interest in the Senior Note Collateral;

(k) Agent shall have received and reviewed lien and judgment search results for the jurisdiction of organization of Recycling, Listerhill, Warehousing, Recycling Texas and Recycling West, the jurisdiction of the chief executive office of Recycling, Listerhill, Warehousing, Recycling Texas and Recycling West and all jurisdictions in which assets of Recycling, Listerhill, Warehousing, Recycling Texas and Recycling West are located, which search results shall be in form and substance satisfactory to Agent;

(l) Agent shall have received, in form and substance satisfactory to Agent, (i) a valid and effective endorsement to the title insurance policy issued by a company and agent acceptable to Agent: (A) insuring the priority, amount and sufficiency of the Alabama Mortgage, (B) insuring against matters that would be disclosed by surveys and (C) containing any legally available endorsements, assurances or affirmative coverage requested by Agent for protection of the Collateral Agent’s interests, (ii) a last owner and lien search issued by a company and agent acceptable to Agent, verifying that (A) the Real Property located at 3201 West Saner Avenue, Dallas, Texas is owned by Recycling and (B) there are no prohibitions against the filing of the Texas Deed of Trust, and (iii) an order from the Department of Revenue of the State of Alabama authorizing the filing of the Texas Deed of Trust without the requirement to pay privilege tax on advances and readvances;

(m) Agent shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance satisfactory to Agent, and certificates of insurance policies and/or endorsements naming Collateral Agent as loss payee;

(n) Agent shall have received, in form and substance satisfactory to Agent, such opinion letters of counsel to Borrowers and Guarantors with respect to the Financing Agreements, the Note Purchase Documents and such other matters as Agent may reasonably request;

(o) Agent shall have received, in form and substance satisfactory to Agent, an Assignment and Acceptance (as defined in the Existing Loan Agreement) between Congress and each Existing Lender that is not a Lender hereunder, duly authorized, executed and delivered by Congress and such Existing Lender, which provides, among other things, for the assignment to Congress of all of such Existing Lender’s right, title and interest under the Financing Agreements (as defined in the Existing Loan Agreement);

(p) Existing Agent shall have received a payment from or on behalf of Borrowers, in immediately available funds, in an amount necessary to (i) fully pay the outstanding principal amount of the Term Loan (as defined in the Existing Loan Agreement) and all accrued and unpaid interest thereon, and (ii) to fully pay all of the other Obligations (as defined in the Existing Loan Agreement) owing to each Existing Lender that is not a Lender hereunder (immediately before giving effect to the assignment of such Obligations by each such Existing Lender to Congress on the date hereof); and

(q) the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Agent, in form and substance satisfactory to Agent.

4.2 Conditions Precedent to All Loans and Letter of Credit Accommodations. Each of the following is an additional condition precedent to the Loans and/or providing Letter of Credit Accommodations to Borrowers, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations:

(a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);

(b) no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans or providing the Letter of Credit Accommodations, or (B) the consummation of the transactions contemplated pursuant to the terms hereof or the other Financing Agreements or (ii) has or has a reasonable likelihood of having a Material Adverse Effect; and

(c) no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto.

SECTION 5. [INTENTIONALLY DELETED]

SECTION 6. COLLECTION AND ADMINISTRATION

6.1 Borrowers’ Loan Accounts. Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral, (b) all payments made by or on behalf of any Borrower or Guarantor and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Agent’s customary practices as in effect from time to time.

6.2 Statements. Agent shall render to Administrative Borrower each month a statement setting forth the balance in Borrowers’ loan account(s) maintained by Agent for Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrowers and Guarantors and conclusively binding upon Borrowers and Guarantors as an account stated except to the extent that Agent receives a written notice from Administrative Borrower of any specific exceptions of Administrative Borrower thereto within thirty (30) days after the date such statement has been received by Administrative Borrower. Until such time as Agent shall have rendered to Administrative Borrower a written statement as provided above, the balance in Borrowers’ loan account(s) shall be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrowers and Guarantors.

6.3 Collection of Accounts.

(a) Borrowers shall establish and maintain, at their expense, blocked accounts or lockboxes and related blocked accounts (in either case, “Blocked Accounts”), as Agent may specify, with such banks as are acceptable to Agent into which Borrowers shall promptly deposit and direct their account debtors to directly remit all payments on Receivables and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. Borrowers shall deliver, or cause to be delivered to Agent a Deposit Account Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account is maintained as provided in Section 2.2 of the General Security Agreement or at any time and from time to time Collateral Agent may become the bank’s customer with respect to any of the Blocked Accounts and promptly upon Agent’s request, Borrowers shall execute and deliver such agreements and documents as Agent may require in connection therewith. Each Borrower and Guarantor agrees that all payments made to such Blocked Accounts or other funds received and collected by Agent, Collateral Agent or any Lender, whether in respect of the Receivables, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Agent and Lenders in respect of the Obligations and therefore shall constitute the property of Agent and Lenders to the extent of the then outstanding Obligations.

(b) For purposes of calculating the amount of the Loans available to each Borrower, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Agent of immediately available funds in the Agent Payment Account provided such payments and notice thereof are received in accordance with Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit Borrowers’ loan account(s) on such day, and if not, then on the next Business Day. For purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations one (1) Business Day following the date of receipt of immediately available funds by Agent in the Agent Payment Account provided such payments or other funds and notice thereof are received in accordance with Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit Borrowers’ loan account(s) on such day, and if not, then on the next Business Day. The economic benefit of the timing in the application of payments (and the administrative charge with respect thereto, if applicable) shall be for the sole benefit of Agent.

(c) Each Borrower and Guarantor and their respective shareholders, members, directors, employees, agents, Subsidiaries or other Affiliates shall, receive as the property of Collateral Agent and hold in trust for Collateral Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Collateral Agent. In no event shall the same be commingled with any

Borrower’s or Guarantor’s other funds. Borrowers agree to reimburse Agent and Collateral Agent on demand for any amounts owed or paid to any bank at which a Blocked Account or any other deposit account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Agent’s or Collateral Agent’s payments to or indemnification of such bank or person. The obligations of Borrowers to reimburse Agent and Collateral Agent for such amounts pursuant to this Section 6.3 shall survive the termination of this Agreement.

6.4 Payments.

(a) All Obligations shall be payable to the Agent Payment Account as provided in Section 6.3 or such other place as Agent may designate from time to time. Agent shall apply payments received or collected from any Borrower or Guarantor or for the account of any Borrower or Guarantor (including the monetary proceeds of collections or of realization upon any Collateral) as follows (subject to the provisions of the Intercreditor Agreement): first, to pay any fees, indemnities or expense reimbursements then due to Agent and Lenders from any Borrower or Guarantor; second, to pay interest due in respect of any Loans; third, to pay principal in respect of the Loans and to pay or prepay Obligations arising under or pursuant to any Hedge Agreements of a Borrower or Guarantor with an Affiliate of Agent (up to the amount of any then effective Reserve established in respect of such Obligations), on a prorata basis; fourth, to pay or prepay any other Obligations (excluding Obligations arising under or pursuant to Hedge Agreements) whether or not then due, in such order and manner as Agent determines, and fifth, to pay or prepay any Obligations arising under or pursuant to Hedge Agreements (other than to the extent provided for above) on a pro rata basis. Notwithstanding anything to the contrary contained in this Agreement, (i) unless so directed by Administrative Borrower, or unless an Event of Default shall exist or have occurred and be continuing, Agent shall not apply any payments which it receives to any Eurodollar Rate Loans, except (A) on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans or (B) in the event that there are no outstanding Prime Rate Loans and (ii) to the extent any Borrower uses any proceeds of the Loans or Letter of Credit Accommodations to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the Obligations shall be deemed applied first to the Obligations arising from Loans and Letter of Credit Accommodations that were not used for such purposes and second to the Obligations arising from Loans and Letter of Credit Accommodations the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which such Borrower acquired such rights in or the use of such Collateral.

(b) At Agent’s option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of any Borrower maintained by Agent. Borrowers and Guarantors shall make all payments to Agent, Collateral Agent and Lenders on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent, Collateral Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent, Collateral Agent or such Lender. Borrowers and Guarantors shall be liable to pay to Agent, Collateral Agent and Lenders and do hereby indemnify and hold Agent, Collateral Agent and Lenders harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4(b) shall remain effective notwithstanding any contrary action which may be taken by Agent, Collateral Agent or any Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination of this Agreement.

6.5 Authorization to Make Loans. Agent and Lenders are authorized to make the Loans and provide the Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be an officer of Administrative Borrower or other authorized person or, at the discretion of Agent, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day) and the amount of the requested Loan. Requests received after 11:00 a.m. New York City time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, any Borrower or Guarantor when deposited to the credit of any Borrower or Guarantor or otherwise disbursed or established in accordance with the instructions of any Borrower or Guarantor or in accordance with the terms and conditions of this Agreement.

6.6 Use of Proceeds. Borrowers shall use the initial proceeds of the Loans provided by Agent and Lenders to Borrowers hereunder (together with the proceeds of the Senior Secured Notes) only for: (a) satisfaction of the outstanding obligations of Alloys and certain of its Affiliates to the Prudential Noteholders under the Prudential Securities Purchase Agreement, (b) satisfaction of certain Obligations (as defined in the Existing Loan Agreement) as provided in Section 4.1(q) hereof, (c) the repurchase from the Prudential Equity Purchasers of the membership interests in Group owned by the Prudential Equity Purchasers, but solely to the extent permitted by Section 9.11(g) hereof, (d) payments to each of the other persons listed in the disbursement direction letter furnished by Borrowers to Agent on or about the date hereof and (e) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of the Note Purchase Documents, this Agreement and the other Financing Agreements. All other Loans made or Letter of Credit Accommodations provided to or for the benefit of any Borrower pursuant to the provisions hereof shall be used by such Borrower only for general operating, working capital and other proper corporate purposes of such Borrower not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

6.7 Appointment of Administrative Borrower as Agent for Requesting Loans and Receipts of Loans and Statements.

(a) Each Borrower hereby irrevocably appoints and constitutes Administrative Borrower as its agent to request and receive Loans and Letter of Credit Accommodations pursuant to this Agreement and the other Financing Agreements from Agent or any Lender in the name or on behalf of such Borrower. Agent and Lenders may disburse the Loans to such bank account of Administrative Borrower or a Borrower or otherwise make such Loans to a Borrower and provide such Letter of Credit Accommodations to a Borrower as Administrative Borrower may designate or direct, without notice to any other Borrower or Obligor. Notwithstanding anything to the contrary contained herein, Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

(b) Administrative Borrower hereby accepts the appointment by Borrowers to act as the agent of Borrowers pursuant to this Section 6.7. Administrative Borrower shall ensure that the disbursement of any Loans to each Borrower requested by or paid to or for the account of any Borrower, or the issuance of any Letter of Credit Accommodations for a Borrower hereunder, shall be paid to or for the account of such Borrower.

(c) Each Borrower and Guarantor hereby irrevocably appoints and constitutes Administrative Borrower as its agent to receive statements on account and all other notices from Agent and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Agreements.

(d) Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower or Guarantor by Administrative Borrower shall be deemed for all purposes to have been made by such Borrower or Guarantor, as the case may be, and shall be binding upon and enforceable against such Borrower or Guarantor to the same extent as if made directly by such Borrower of Guarantor.

(e) No purported termination of the appointment of Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) days’ prior written notice to Agent.

6.8 Pro Rata Treatment. Except to the extent otherwise provided in this Agreement: (a) the making and conversion of Loans shall be made among the Lenders based on their respective Pro Rata Shares as to the Loans and (b) each payment on account of any Obligations to or for the account of one or more of Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.

6.9 Sharing of Payments, Etc.

(a) Each Borrower and Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim Agent, Collateral Agent or any Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agent and Lenders, to the provisions of Section 12.3(b) hereof), to offset balances held by it for the account of such Borrower or Guarantor at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to such Borrower or Guarantor), in which case it shall promptly notify Administrative Borrower and Agent thereof; provided, that, such Lender’s failure to give such notice shall not affect the validity thereof.

(b) If any Lender (including Agent) shall obtain from any Borrower or Guarantor payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any of the other Financing Agreements through the exercise of any right of setoff, banker’s lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by any Borrower or Guarantor to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by Lenders. To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c) Each Borrower and Guarantor agrees that any Lender purchasing a participation (or direct interest) as provided in this Section may exercise, in a manner consistent with this Section, all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d) Nothing contained herein shall require any Lender to exercise any right of setoff, banker’s lien, counterclaims or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Borrower or Guarantor. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

6.10 Settlement Procedures.

(a) In order to administer the Credit Facility in an efficient manner and to minimize the transfer of funds between Agent and Lenders, Agent may, at its option, subject to the terms of this Section, make available, on behalf of Lenders, the full amount of the Loans requested or charged to Borrowers’ loan account(s) or otherwise to be advanced by Lenders pursuant to the terms hereof, without requirement of prior notice to Lenders of the proposed Loans.

(b) With respect to all Loans made by Agent on behalf of Lenders as provided in this Section, the amount of each Lender’s Pro Rata Share of the outstanding Loans shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Loans as of 5:00 p.m. New York City time on the Business Day immediately preceding the date of each settlement computation; provided, that, Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly, but in no event more than twice in any week. Agent shall deliver to each of the Lenders after the end of each week, or at such lesser period or periods as Agent shall determine, a summary statement of the amount of outstanding Loans for such period (such week or lesser period or periods being hereinafter referred to as a “Settlement Period”). If the summary statement is sent by Agent and received by a Lender prior to 12:00 p.m. New York City time, then such Lender shall make the settlement transfer described in this Section by no later than 3:00 p.m. New York City time on the same Business Day and if received by a Lender after 12:00 p.m. New York City time, then such Lender shall make the settlement transfer by not later than 3:00 p.m. New York City time on the next Business Day following the date of receipt. If, as of the end of any Settlement Period, the amount of a Lender’s Pro Rata Share of the outstanding Loans is more than such Lender’s Pro Rata Share of the outstanding Loans as of the end of the previous Settlement Period, then such Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of the increase. Alternatively, if the amount of a Lender’s Pro Rata Share of the outstanding Loans as of the end of any Settlement Period is less than the amount of such Lender’s Pro Rata Share of the outstanding Loans as of the end of the previous Settlement Period, Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of the decrease. The obligation of Agent and each of the Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by the Lenders or Agent, as the case may be. Agent and each Lender agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rata Share of the outstanding Loans and Letter of Credit Accommodations. Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Loans to the extent such Loans have been funded by such Lender. Because the Agent on behalf of Lenders may be advancing and/or may be repaid Loans prior to the time when Lenders will actually advance and/or be repaid such Loans, interest with respect to Loans shall be allocated by Agent in accordance with the amount of Loans actually advanced by and repaid to each Lender and the Agent and shall accrue from and including the date such Loans are so advanced to but excluding the date such Loans are either repaid by Borrowers or actually settled with the applicable Lender as described in this Section.

(c) To the extent that Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Loans by a Borrower, Agent may apply such amounts repaid directly to any amounts made available by Agent pursuant to this Section. In lieu of weekly or more frequent settlements, Agent may, at its option, at any time require each Lender to provide Agent with immediately available funds representing its Pro Rata Share of each Loan, prior to Agent’s disbursement of such Loan to such Borrower. In such event, all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in the other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in the other Lender’s obligation to make a Loan hereunder.

(d) If Agent is not funding a particular Loan to a Borrower (or Administrative Agent for the benefit of such Borrower) pursuant to this Section on any day, Agent may assume that each Lender will make available to Agent such Lender’s Pro Rata Share of the Loan requested or otherwise made on such day and Agent may, in its discretion, but shall not be obligated to, cause a corresponding amount to be made available to or for the benefit of such Borrower on such day. If Agent makes such corresponding amount available to a Borrower and such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans. During the period in which such Lender has not paid such corresponding amount to Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, the amount so advanced by Agent to or for the benefit of any Borrower shall, for all purposes hereof, be a Loan made by Agent for its own account. Upon any such failure by a Lender to pay Agent, Agent shall promptly thereafter notify Administrative Borrower of such failure and Borrowers shall pay such corresponding amount to Agent for its own account within five (5) Business Days of Administrative Borrower’s receipt of such notice. A Lender who fails to pay Agent its Pro Rata Share of any Loans made available by the Agent on such Lender’s behalf, or any Lender who fails to pay any other amount owing by it to Agent, is a “Defaulting Lender”. Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, relend to a Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender. For purposes of voting or consenting to matters with respect to this Agreement and the other Financing Agreements and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero (0). This Section shall remain effective with respect to a Defaulting Lender until such default is cured. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by any Borrower or Obligor of their duties and obligations hereunder.

(e) Nothing in this Section or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by any Lender hereunder in fulfilling its Commitment.

6.11 Obligations Several; Independent Nature of Lenders’ Rights. The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. Nothing contained in this Agreement or any of the other Financing Agreements and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 12.3 hereof, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

SECTION 7. COLLATERAL REPORTING AND COVENANTS

7.1 Collateral Reporting.

(a) Borrowers shall provide Agent with the following documents in a form satisfactory to Agent:

(i) as soon as possible after the end of each week (but in any event by each Wednesday after the end thereof), on a weekly basis or more frequently as Lender may request, (A) schedules of sales made, credits issued and cash received, (B) schedules of accounts payable and other amounts payable by Borrowers and Guarantors to their respective account debtors (including, without limitation, the amount of credits and rebates payable in connection with scrap tolling arrangements) and (C) schedules of Commodity Inventory sold and/or purchased pursuant to the Commodity Inventory Purchase Agreements;

(ii) as soon as possible after the end of each month (but in any event within ten (10) Business Days after the end thereof), on a monthly basis or more frequently as Agent may request, (A) perpetual inventory reports, (B) inventory reports by location and category (and including the amounts of Inventory and the value thereof at any leased locations and at premises of warehouses, processors or other third parties), (C) a comparative report of the cost of inventory by category in relation to the selling price and market value of such inventory, (D) agings of accounts receivable (together with a reconciliation to the previous month’s aging and general ledger), (E) agings of accounts payable (and including information indicating the amounts owing to owners and lessors of leased premises, warehouses, processors and other third parties from time to time in possession of any Collateral), (F) a description of all arrangements relating to Commodity Hedging Obligations (including all liabilities and potential liabilities owing to securities intermediaries, commodities intermediaries and London Metals Exchange brokers and dealers) and the cash and cash equivalents of Borrowers and Guarantors held by such intermediaries, brokers and dealers and (G) a report of the Net Open Positions of Borrowers and Guarantors;

(iii) upon Agent’s request, (A) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (B) copies of shipping and delivery documents, and (C) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by any Borrower or Guarantor;

(iv) upon Agent’s request, copies of any account statements received from securities intermediaries, commodities intermediaries and London Metals Exchange brokers and dealers; and

(v) such other reports as to the Collateral as Agent shall request in good faith from time to time.

(b) If any Borrower’s or Guarantor’s records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, such Borrower and Guarantor hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Agent and to follow Agent’s instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

7.2 Accounts Covenants.

(a) Borrowers shall notify Agent promptly of: (i) any material delay in any Borrower’s performance of any of its material obligations to any account debtor or the assertion of any material claims, offsets, defenses or counterclaims by any account debtor, or any material disputes with account debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information known to any Borrower or Guarantor relating to the financial condition of any account debtor and (iii) any event or circumstance which, to the best of any Borrower’s or Guarantor’s knowledge, would cause Agent to consider any then existing Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Agent’s consent, except in the ordinary course of a Borrower’s or Guarantor’s business in accordance with practices and policies previously disclosed in writing to Agent and except as set forth in the schedules delivered to Agent pursuant to Section 7.1(a) above. So long as no Event of Default exists or has occurred and is continuing, Borrowers and Guarantors shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists or has occurred and is continuing, Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

(b) With respect to each Account: (i) the amounts shown on any invoice delivered to Agent or schedule thereof delivered to Agent shall be true and complete, (ii) no payments shall be made thereon except payments immediately delivered to Agent pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Agent in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of each Borrower’s business in accordance with practices and policies previously disclosed to Agent, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Agent in accordance with the terms of this Agreement, (v) none of the transactions giving rise thereto will violate any applicable foreign, Federal, State or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

(c) Agent shall have the right, in Agent’s name (at any time during which an Event of Default exists or has occurred and is continuing) or in the name of a nominee of Agent (at all other times), to verify the validity, amount or any other matter relating to any Receivables or other Collateral, by mail, telephone, facsimile transmission or otherwise.

7.3 Inventory Covenants. With respect to the Inventory: (a) each Borrower and Guarantor shall at all times maintain inventory records reasonably satisfactory to Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, such Borrower’s or Guarantor’s cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrowers and Guarantors shall conduct a physical count of the Inventory at least once each year but at any time or times as Agent may request on or after an Event of Default, and promptly following such physical inventory shall supply Agent with a report in the form and with such specificity as may be satisfactory to Agent concerning such physical count; (c) Borrowers and Guarantors shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Agent, except for sales of Inventory in the ordinary course of its business and except to move Inventory directly from one location set forth or permitted herein to another such location and except for Inventory shipped from the manufacturer thereof to such Borrower or Guarantor which is in transit to the locations set forth or permitted herein; (d) upon Agent’s request, Borrowers shall, at its expense, no more than two (2) times in any twelve (12) month period, but at any time or times as Agent may request on or after an Event of Default, deliver or cause to be delivered to Agent written appraisals as to the Inventory in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely; (e) Borrowers and Guarantors shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) none of the Inventory or other Collateral constitutes farm products or the proceeds thereof; (g) except upon prior notice to and written approval by Agent, each Borrower and Guarantor assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (h) Borrowers and Guarantors shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate any Borrower or Guarantor to repurchase such Inventory; (i) Borrowers and Guarantors shall keep the Inventory in good and marketable condition; and (j) Borrowers and Guarantors shall not, without prior written notice to Agent or the specific identification of such Inventory in a report with respect thereto provided by Administrative Borrower to Agent pursuant to Section 7.1(a) hereof, acquire or accept any Inventory on consignment or approval.

7.4 Equipment and Real Property Covenants. With respect to the Equipment and Real Property: (a) upon Agent’s request, Borrowers and Guarantors shall, at their expense, no more than two (2) times in any twelve (12) month period, but at any time or times as Agent may request on or after an Event of Default, deliver or cause to be delivered to Agent written appraisals as to the Equipment and/or the Real Property in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and upon which Agent is expressly permitted to rely; (b) Borrowers and Guarantors shall keep the Equipment in good order, repair, running and marketable condition in all material respects (ordinary wear and tear excepted); (c) Borrowers and Guarantors shall use the Equipment and Real Property with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (d) the Equipment is and shall be used in the business of Borrowers and Guarantors and not for personal, family, household or farming use; (e) Borrowers and Guarantors shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of its business or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of such Borrower or Guarantor in the ordinary course of business; (f) the Equipment is now and shall remain personal property and Borrowers and Guarantors shall not permit any of the Equipment to be or become a part of or affixed to real property; and (g) each Borrower and Guarantor assumes all responsibility and liability arising from the use of the Equipment and Real Property.

7.5 Right to Cure. Agent may, at its option, upon prior written notice to Administrative Borrower, (a) cure any default by any Borrower or Guarantor under any material agreement with a third party that affects the Collateral, its value or the ability of Agent or Collateral Agent to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Agent, Collateral Agent or any Lender therein or the ability of any Borrower or Guarantor to perform its obligations hereunder or under any of the other Financing Agreements, (b) pay or bond on appeal any judgment entered against any Borrower or Guarantor, (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and pay any amount, incur any expense or perform any act which, in Agent’s judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent, Collateral Agent and Lenders with respect thereto. Agent may add any amounts so expended to the Obligations and charge any Borrower’s account therefor, such amounts to be repayable by Borrowers on demand. Agent, Collateral Agent and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Borrower or Guarantor. Any payment made or other action taken by Agent, Collateral Agent or any Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

7.6 Access to Premises. From time to time as requested by Agent, at the cost and expense of Borrowers, (a) Agent or its designee shall have complete access to all of each Borrower’s and Guarantor’s premises during normal business hours and after notice to Administrative Borrower, or at any time and without notice to any Borrower or Guarantor if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of each Borrower’s and Guarantor’s books and records, including the Records, and (b) each Borrower and Guarantor shall promptly furnish to Agent such copies of such books and records or extracts therefrom as Agent may request, and

Agent or any Lender or Agent’s designee may use during normal business hours such of any Borrower’s and Guarantor’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Receivables and realization of other Collateral.

SECTION 8. REPRESENTATIONS AND WARRANTIES

Each Borrower and Guarantor hereby represents and warrants to Agent and Lenders the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations to Borrowers:

8.1 Existence, Power and Authority. Each Borrower and Guarantor is a corporation or limited liability company duly incorporated or formed and in good standing under the laws of its state of incorporation or formation and is duly qualified as a foreign corporation or limited liability company and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder (a) are all within each Borrower’s and Guarantor’s powers, (b) have been duly authorized, (c) are not in contravention of law or the terms of any Borrower’s or Guarantor’s certificate of incorporation, certificate of formation, by-laws, operating agreement, or other organizational documentation, or any indenture, agreement or undertaking to which any Borrower or Guarantor is a party or by which any Borrower or Guarantor or its property are bound and (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of any Borrower or Guarantor. This Agreement and the other Financing Agreements to which any Borrower or Guarantor is a party constitute legal, valid and binding obligations of such Borrower and Guarantor enforceable in accordance with their respective terms.

8.2 Name; State of Organization; Chief Executive Office; Collateral Locations.

(a) The exact legal name of each Borrower and Guarantor is as set forth on the signature page of this Agreement and in the Information Certificate. No Borrower or Guarantor has, during the past five years, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in the Information Certificate.

(b) Each Borrower and Guarantor is an organization or entity of the type and incorporated or formed in the jurisdiction set forth in the Information Certificate. The Information Certificate accurately sets forth the organizational identification number of each Borrower and Guarantor or accurately states that such Borrower or Guarantor has none and accurately sets forth the federal employer identification number of each Borrower and Guarantor.

(c) The chief executive office and mailing address of each Borrower and Guarantor and each Borrower’s and Guarantor’s Records concerning Accounts are located only at the address identified as such in Schedule 8.2 to the Information Certificate and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in Schedule 8.2 to the Information Certificate, subject to the rights of any Borrower or Guarantor to establish new locations in accordance with Section 9.2 below. The Information Certificate correctly identifies any of such locations which are not owned by a Borrower or Guarantor and sets forth the owners and/or operators thereof.

8.3 Financial Statements; No Material Adverse Change. All financial statements relating to any Borrower or Guarantor which have been or may hereafter be delivered by any Borrower or Guarantor to Agent and Lenders have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes) and fairly present in all material respects the financial condition and the results of operation of such Borrower and Guarantor as at the dates and for the periods set forth therein. Except as disclosed in the Information Certificate or any interim financial statements furnished by Borrowers and Guarantors to Agent prior to the date of this Agreement, there has been no act, condition or event which has had or is reasonably likely to have a Material Adverse Effect since the date of the most recent audited financial statements of any Borrower or Guarantor furnished by any Borrower or Guarantor to Agent prior to the date of this Agreement. As of the date hereof, Finance conducts and engages in no business, owns no material assets, has no Indebtedness and has granted no liens (other than Indebtedness incurred and liens granted pursuant to the Financing Agreements).

8.4 Priority of Liens; Title to Properties. The security interests and liens granted to Collateral Agent under any Security Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Revolving Loan Collateral and valid and perfected second priority liens and security interests in and upon the Senior Note Collateral, subject only to the liens indicated on Schedule 8.4 to the Information Certificate and the other liens permitted under Section 9.8 hereof. Each Borrower and Guarantor has good and marketable fee simple title to or valid leasehold interests in all of its Real Property and good, valid and merchantable title to all of its other properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Collateral Agent and such others as are specifically listed on Schedule 8.4 to the Information Certificate or permitted under Section 9.8 hereof.

8.5 Tax Returns. Each Borrower and Guarantor has filed, or caused to be filed, in a timely manner all tax returns, and all material reports and declarations which are required to be filed by it. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Each Borrower and Guarantor has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or Guarantor and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

8.6 Litigation. Except as set forth on Schedule 8.6 to the Information Certificate, (a) there is no investigation by any Governmental Authority pending, or to the best of any Borrower’s or Guarantor’s knowledge threatened, against or affecting any Borrower or Guarantor, its or their assets or business and (b) there is no action, suit, proceeding or claim by any Person pending, or to the best of any Borrower’s or Guarantor’s knowledge threatened, against any Borrower or Guarantor or its or their assets or goodwill, or against or affecting any transactions contemplated by this Agreement, in each case, which if adversely determined against such Borrower or Guarantor has or could reasonably be expected to have a Material Adverse Effect.

8.7 Compliance with Other Agreements and Applicable Laws.

(a) Borrowers and Guarantors are not in default in any respect under, or in violation in any respect of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound except where such default or violation has had or could reasonably be expected to have a Material Adverse Effect. Borrowers and Guarantors are in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to their respective businesses, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, and all Environmental Laws, where the failure to so comply has had or could reasonably be expected to have a Material Adverse Effect.

(b) Borrowers and Guarantors have obtained all material permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of its business (the “Permits”). All of the Permits are valid and subsisting and in full force and effect. There are no actions, claims or proceedings pending or to the best of any Borrower’s or Guarantor’s knowledge, threatened that seek the revocation, cancellation, suspension or modification of any of the Permits which has had or could reasonably be expected to have a Material Adverse Effect.

8.8 Environmental Compliance.

(a) Except as set forth on Schedule 8.8 to the Information Certificate, Borrowers, Guarantors and any Subsidiary of any Borrower or Guarantor have not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law or Permit where such violation has had or could be reasonably expected to have a Material Adverse Effect, except for such violations for which Alcoa Inc. or Reynolds Metals Company is obligated to indemnify Alloys, and the operations of Borrowers, Guarantors and any Subsidiary of any Borrower or Guarantor complies with all Environmental Laws and all Permits except where such failure to comply has not had and could not be reasonably expected to have a Material Adverse Effect.

(b) Except as set forth on Schedule 8.8 to the Information Certificate and except for such non-compliance and violations for which Alcoa Inc. or Reynolds Metals Company is obligated to indemnify Alloys, to the best of any Borrower’s or Guarantor’s knowledge there has been no investigation by any Governmental Authority or any proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or to the best of any Borrower’s or Guarantor’s knowledge threatened, with respect to any non compliance with or violation of the requirements of any Environmental Law by any Borrower or Guarantor and any Subsidiary of any Borrower or Guarantor or any release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials where any of the foregoing has had or could be reasonably expected to have a Material Adverse Effect.

(c) Except as set forth on Schedule 8.8 to the Information Certificate, Borrowers, Guarantors and their Subsidiaries have no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials, except for liability for which Alcoa Inc. or Reynolds Metals Company is obligated to indemnify Alloys.

(d) Borrowers, Guarantors and their Subsidiaries have all Permits required to be obtained or filed in connection with the operations of Borrowers and Guarantors under any Environmental Law and all of such licenses, certificates, approvals or similar authorizations and other Permits are valid and in full force and effect.

8.9 Employee Benefits.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or State law. Each Plan which is intended to qualify under Section 401(a) of the Code has received (or has timely applied or is in the process of timely applying for) a favorable determination letter from the Internal Revenue Service and to the best of any Borrower’s or Guarantor’s knowledge, nothing has occurred which would cause the loss of such qualification. Borrowers and their ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending, or to the best of any Borrower’s or Guarantor’s knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no material prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) the current value of each Plan’s assets (determined in accordance with the assumptions used for funding such Plan pursuant to Section 412 of the Code) are not less than such Plan’s liabilities under Section 4001(a)(16) of ERISA; (iii) each Borrower and Guarantor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) each Borrower and Guarantor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) each Borrower and Guarantor, and their ERISA Affiliates, have not engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.

8.10 Bank Accounts. All of the deposit accounts, investment accounts or other accounts in the name of or used by any Borrower or Guarantor maintained at any bank or other financial institution are set forth on Schedule 8.10 to the Information Certificate, subject to the right of each Borrower and Guarantor to establish new accounts in accordance with Section 2.2 of the General Security Agreement.

8.11 Intellectual Property. Each Borrower and Guarantor owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted. As of the date hereof, Borrowers and Guarantors do not have any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in Schedule 8.11 to the Information Certificate and has not granted any licenses with respect thereto other than as set forth in Schedule 8.11 to the Information Certificate. No event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights. To the best of any Borrower’s and Guarantor’s knowledge, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by any Borrower or Guarantor infringes any valid patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting any Borrower or Guarantor contesting its right to sell or use any such Intellectual Property. Schedule 8.11 to the Information Certificate sets forth all of the agreements or other arrangements of each Borrower and Guarantor pursuant to which such Borrower or Guarantor has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the date hereof and the dates of the expiration of such agreements or other arrangements of such Borrower or Guarantor as in effect on the date hereof (collectively, together with such agreements or other arrangements as may be entered into by any Borrower or Guarantor after the date hereof, collectively, the “License Agreements” and individually, a “License Agreement”). No trademark, servicemark, copyright or other Intellectual Property at any time used by any Borrower or Guarantor which is owned by another person, or owned by such Borrower or Guarantor subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than Collateral Agent, is affixed to any Eligible Inventory, except (a) to the extent permitted under the term of the license agreements listed on Schedule 8.11 to the Information Certificate and (b) to the extent the sale of Inventory to which such Intellectual Property is affixed is permitted to be sold by such Borrower or Guarantor under applicable law (including the United States Copyright Act of 1976).

8.12 Subsidiaries; Affiliates; Capitalization; Solvency.

(a) Each Borrower and Guarantor does not have any direct or indirect Subsidiaries or Affiliates and is not engaged in any joint venture or partnership except as set forth in Schedule 8.12 to the Information Certificate.

(b) Each Borrower and Guarantor is the record and beneficial owner of all of the issued and outstanding shares of Capital Stock of each of the Subsidiaries of Group listed on Schedule 8.12 to the Information Certificate as being owned by such Borrower or Guarantor and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of the Subsidiaries of Group are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Subsidiary of Group is or may become bound to issue additional shares of it Capital Stock or securities convertible into or exchangeable for such shares.

(c) The issued and outstanding shares of Capital Stock of each Borrower and Guarantor are directly and beneficially owned and held by the persons indicated in the Information Certificate, and in each case all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Agent prior to the date hereof.

(d) Each Borrower and Guarantor is Solvent and will continue to be Solvent after the issuance of the Senior Secured Notes, the creation of the Obligations, the security interests of Collateral Agent and the other transaction contemplated hereunder.

8.13 Labor Disputes.

(a) Set forth on Schedule 8.13 to the Information Certificate is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to each Borrower and Guarantor and any union, labor organization or other bargaining agent in respect of the employees of any Borrower or Guarantor on the date hereof.

(b) Except as set forth on Schedule 8.13 to the Information Certificate, there is (i) no material unfair labor practice complaint pending against any Borrower or Guarantor or, to the best of any Borrower’s or Guarantor’s knowledge, threatened against it, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against any Borrower or Guarantor or, to best of any Borrower’s or Guarantor’s knowledge, threatened against it, and (ii) no significant strike, labor dispute, slowdown or stoppage is pending against any Borrower or Guarantor or, to the best of any Borrower’s or Guarantor’s knowledge, threatened against any Borrower or Guarantor.

8.14 Restrictions on Subsidiaries. Except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of any Borrower or Guarantor permitted hereunder as in effect on the date hereof (including, without limitation, the Note Purchase Documents), there are no contractual or consensual restrictions on any Borrower or Guarantor or any of its Subsidiaries which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between any Borrower or Guarantor and any of its or their Subsidiaries or (ii) between any

Subsidiaries of any Borrower or Guarantor or (b) the ability of any Borrower or Guarantor or any of its or their Subsidiaries to incur Indebtedness or grant security interests to Collateral Agent, Agent or any Lender in the Collateral.

8.15 Material Contracts. Schedule 8.15 to the Information Certificate sets forth all Material Contracts to which any Borrower or Guarantor is a party or is bound as of the date hereof. Borrowers and Guarantors have delivered true, correct and complete copies of such Material Contracts to Agent on or before the date hereof. Borrowers and Guarantors are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate or not renew any Material Contract.

8.16 Payable Practices; Payment Terms. Each Borrower and Guarantor have not made any material change in the historical accounts payable practices from those in effect immediately prior to the date hereof.

8.17 Issuance of Senior Secured Notes; Disposition of Proceeds.

(a) The Senior Secured Notes have been duly authorized, issued and delivered by Group and Finance and all agreements, documents and instruments related thereto, including, but not limited to, the Indenture, have been duly authorized, executed and delivered and transactions contemplated thereunder performed in accordance with their terms by the respective parties thereto in all respects, including the fulfillment (not merely the waiver, except as may be disclosed to Agent and consented to in writing by Agent) of all conditions precedent set forth therein. All actions and proceedings required by the Note Purchase Documents and the arrangements, documents and instruments related thereto and applicable law or regulation have been taken and the transactions required thereunder have been duly and validly taken and consummated. Neither the execution and delivery of the Senior Secured Notes, any of the other Note Purchase Documents or any of the instruments and documents to be delivered pursuant thereto, nor the consummation of the transactions therein contemplated, nor compliance with the provisions therein contemplated, has violated or will violate any law or regulation or any order or decree of any court or other Governmental Authority in any respect or does or will conflict with or result in the breach of, or constitute a default in any respect under, any indenture, mortgage, deed of trust, agreement or instrument to which any Borrower, any Guarantor or any of their respective Subsidiaries is a party or may be bound, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property of any Borrower, any Guarantor or any of their respective Subsidiaries (except as specifically contemplated hereunder, under the other Financing Agreements or under the Note Purchase Documents) or violate any provisions of the Certificate of Incorporation, Certificate of Formation, Operating Agreement or Bylaws of any Borrower, any Guarantor or any of their respective Subsidiaries.

(b) No court of competent jurisdiction has issued any injunction, restraining order or other order which prohibits consummation of the issuance of the Senior Secured Notes and the transactions described therein and in the other Note Purchase Documents and, to the best of any Borrower’s knowledge, no governmental or other action or proceeding has been threatened or commenced, seeking an injunction, restraining order or other order which seeks to void or otherwise modify the issuance of the Senior Secured Notes or any of the other Note Purchase Documents.

(c) Group and Finance have used all of the net proceeds from the issuance of the Senior Secured Notes on the date hereof in accordance with Section 6.6 hereof.

(d) Borrowers have delivered, or caused to be delivered, to Agent, true, correct and complete copies of the Note Purchase Documents.

8.18 Accuracy and Completeness of Information. All information furnished by or on behalf of any Borrower or Guarantor in writing to Agent, Collateral Agent or any Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading in light of the circumstances under which such information was furnished. No event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Affect, which has not been fully and accurately disclosed to Agent in writing prior to the date hereof.

8.19 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent and Lenders on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Agent and Lenders regardless of any investigation made or information possessed by Agent or any Lender, except that the representations and warranties which are stated to apply only to a particular date shall be deemed to be made only on and as of such date. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Borrower or Guarantor shall now or hereafter give, or cause to be given, to Agent or any Lender.

SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS

9.1 Maintenance of Existence.

(a) Each Borrower and Guarantor shall at all times preserve, renew and keep in full force and effect its existence and rights and franchises with respect thereto and maintain in full force and effect all licenses, trademarks, tradenames, approvals, authorizations, leases, contracts and Permits necessary to carry on the business as presently or proposed to be conducted, except as to any Guarantor as permitted in Section 9.7 hereof.

(b) No Borrower or Guarantor shall change its name unless each of the following conditions is satisfied: (i) Agent and Collateral Agent shall have received not less than thirty (30) days prior written notice from Administrative Borrower of such proposed change in its corporate name, which notice shall accurately set forth the new name; and (ii) Agent and Collateral Agent shall have received a copy of the amendment to the Certificate of Formation or Certificate of

Incorporation of such Borrower or Guarantor providing for the name change certified by the Secretary of State of the jurisdiction of incorporation or organization of such Borrower or Guarantor as soon as it is available.

(c) No Borrower or Guarantor shall change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless Agent and Collateral Agent shall have received not less than thirty (30) days’ prior written notice from Administrative Borrower of such proposed change, which notice shall set forth such information with respect thereto as Agent may require and Agent and Collateral Agent shall have received such agreements as Agent may reasonably require in connection therewith. No Borrower or Guarantor shall change its type of organization, jurisdiction of organization or other legal structure.

9.2 New Collateral Locations. Each Borrower and Guarantor may only open any new location within the continental United States if such Borrower or Guarantor (a) gives Agent and Collateral Agent thirty (30) days prior written notice of the intended opening of any such new location and (b) executes and delivers, or causes to be executed and delivered, to Agent such agreements, documents, and instruments as Agent and Collateral Agent may deem reasonably necessary or desirable to protect Collateral Agent’s interests in the Collateral at such location.

9.3 Compliance with Laws, Regulations, Etc.

(a) Each Borrower and Guarantor shall, and shall cause any Subsidiary to, at all times, comply in all material respects with all laws, rules, regulations, licenses, approvals, orders and other Permits applicable to it and duly observe all requirements of any foreign, Federal, State or local Governmental Authority, including ERISA, the Code, the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, all applicable statutes, rules, regulations, orders, permits and stipulations relating to employee health and safety and all applicable Environmental Laws (all of the foregoing laws, rules, regulations, licenses, permits, approvals, orders and requirements are hereinafter referred to as “Laws”); provided, that, unless the failure to comply with Laws (other than Environmental Laws) has had or could reasonably be expected to have a Material Adverse Effect as determined by Agent in good faith, the failure to comply with Laws (other than Environmental Laws) shall not constitute a breach of this Section 9.3(a) so long as such Borrower or Guarantor is promptly and diligently taking actions in accordance with applicable Laws to cure and remedy such non-compliance and adequate reserves have been set aside on the books of Borrowers with respect thereto; provided, further, that, unless the failure to comply with Environmental Laws has had or could reasonably be expected to have a Material Adverse Effect as determined by Agent in good faith, the failure to comply with Environmental Laws shall not constitute a breach of this Section 9.3(a) so long as each of the following conditions have been satisfied as determined by Agent in good faith: (i) if Alcoa Inc. or Reynolds Metals Company is not obligated to indemnify Alloys for such non-compliance, a Borrower or Guarantor is promptly and diligently taking actions in accordance with applicable Environmental Laws to cure and remedy such non-compliance and adequate reserves have been established on the books of such Borrower or Guarantor with respect thereto as required in accordance with GAAP; (ii) such Borrower or Guarantor shall promptly notify Agent in writing of such failure to comply and state whether or not Alcoa Inc. or Reynolds

Metals Company is obligated to indemnify Alloys for the losses, costs and expenses in connection with such failure, (iii) the aggregate amounts incurred (or reasonably expected to be incurred) by Borrowers and Guarantors in connection with such non-compliance (whether remediation costs or otherwise) for which Alcoa Inc. or Reynolds Metals Company is not obligated to indemnify Alloys shall not exceed $2,500,000 during any twelve (12) month period; and (iv) the aggregate amounts incurred (or reasonably expected to be incurred) by Borrowers and Guarantors in connection with such non-compliance (whether remediation costs or otherwise) for which Alcoa Inc. or Reynolds Metals Company is obligated to indemnify Alloys but has not paid such amounts shall not exceed $1,000,000 during any twelve (12) month period.

(b) Borrowers and Guarantors shall give written notice to Agent immediately upon any Borrower’s or Guarantor’s receipt of any notice of, or any Borrower’s or Guarantor’s otherwise obtaining knowledge of, (i) the occurrence of any event involving the material release, spill or discharge, threatened or actual, of any Hazardous Material which violates any Environmental Law or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any material non-compliance with or material violation of any Environmental Law by any Borrower or Guarantor or (B) the material release, spill or discharge, threatened or actual, of any Hazardous Material other than in the ordinary course of business and other than as permitted under any applicable Environmental Law. Copies of all material environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by such Borrower or Guarantor to Agent. Each Borrower and Guarantor shall take prompt action to respond to any material non-compliance with any of the Environmental Laws and shall regularly report to Agent on such response.

(c) Without limiting the generality of the foregoing, whenever Agent reasonably determines that there is material non-compliance, or any condition which requires any action by or on behalf of any Borrower or Guarantor in order to avoid any material non compliance, with any Environmental Law, any Borrower shall, at Agent’s request and such Borrower’s expense: (i) cause an independent environmental consultant reasonably acceptable to Agent to conduct such tests of the site where such material non-compliance or alleged material non compliance with such Environmental Laws has occurred and prepare and deliver to Agent a report as to such material non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Agent a supplemental report of such consultant whenever the scope of such material non-compliance, or such Borrower’s or Guarantor’s response thereto or the estimated costs thereof, shall change in any material adverse respect.

(d) Each Borrower and Guarantor shall indemnify and hold harmless Agent, Collateral Agent and Lenders and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of any Borrower or Guarantor and the preparation and implementation of any closure, remedial or other required plans. All indemnifications in this Section 9.3(d) shall survive the payment of the Obligations and the termination of this Agreement.

9.4 Payment of Taxes and Claims. Each Borrower and Guarantor shall, and shall cause any Subsidiary to, duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books. Each Borrower and Guarantor shall be liable for any tax or penalties imposed on Agent, Collateral Agent or any Lender as a result of the financing arrangements provided for herein and each Borrower and Guarantor agrees to indemnify and hold Agent harmless with respect to the foregoing, and to repay to Agent, Collateral Agent and Lenders for the benefit of Lenders, on demand the amount thereof, and until paid by such Borrower or Guarantor such amount shall be added to and deemed part of the Obligations, provided, that, nothing contained herein shall be construed to require any Borrower or Guarantor to pay any income or franchise taxes attributable to the income of Lenders from any amounts charged or paid hereunder to Lenders. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.

9.5 Insurance. (a) Each Borrower and Guarantor shall, and shall cause any Subsidiary to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be reasonably satisfactory to Agent as to form, amount and insurer. Borrowers and Guarantors shall furnish certificates, policies or endorsements to Agent as Agent shall reasonably require as proof of such insurance, and, if any Borrower or Guarantor fails to do so, Agent is authorized, but not required, to obtain such insurance at the expense of Borrowers. All policies shall provide for at least thirty (30) days prior written notice to Collateral Agent of any cancellation or reduction of coverage and that Collateral Agent may act as attorney for each Borrower and Guarantor in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrowers and Guarantors shall cause Collateral Agent to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrowers and Guarantors shall obtain non-contributory lender’s loss payable endorsements to all insurance policies in form and substance satisfactory to Agent. Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Collateral Agent as its interests may appear and further specify that Collateral Agent and Lenders shall be paid regardless of any act or omission by any Borrower, any Guarantor or any of its or their Affiliates.

(b) At its option, Agent may apply any insurance proceeds received by Agent or Collateral Agent at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Agent may determine or hold such proceeds as cash collateral for the Obligations, except that notwithstanding anything to the contrary contained herein, if any Equipment or Real Property is physically damaged or destroyed, upon the written request of Administrative Borrower, Agent shall (subject to the terms of the Intercreditor Agreement) release the net cash proceeds from insurance received by Agent pursuant to this Section 9.5 to Borrowers as a result of such damage or destruction to the extent necessary for the repair, refurbishing or replacement of such Equipment or Real Property, provided, that, each of the following conditions is satisfied: (i) no Event of Default shall exist or have occurred and be continuing at the time immediately before or after giving effect to such release, (ii) such proceeds shall be used solely to repair, refurbish or replace the property so damaged or destroyed (free and clear of any security interests, liens, claims or other encumbrances), (iii) the repair, refurbishing or replacement of the property so damaged or destroyed shall be commenced as soon as reasonably practicable and shall be diligently pursued to satisfactory completion, (iv) the proceeds shall be held by Collateral Agent as cash collateral for the Obligations and shall be disbursed from such cash collateral from time to time as needed and/or, at Agent’s option, released by Agent directly to the contractor, subcontractor, materialmen, laborers, engineers, architects and other Persons rendering services or materials to repair, refurbish or replace the property so damaged or destroyed, (v) the amount of the insurance proceeds and Borrowers’ unrestricted cash available for such purposes are sufficient in Agent’s reasonable determination, to allow Borrowers to effect such repair, refurbishing or replacement in a satisfactory manner, (vi) the repair, refurbishing or replacement to which the proceeds are applied shall cause the Equipment or Real Property so damaged or destroyed to be of at least equal value and substantially the same character as prior to such damage or destruction, (vii) the casualty shall have resulted in payment of $1,000,000 in insurance proceeds or less, and (viii) such repair, refurbishing or replacement can, in the good faith estimate of Agent, be completed prior to the end of the then current term of this Agreement. Upon completion of the work and payment in full therefor, or upon the failure to commence, or diligently to continue the work or the replacement of the Collateral, Agent may, at Agent’s option and after prior notice to Administrative Borrower, either apply the amount of any such proceeds then or thereafter in the possession of Agent or Collateral Agent to the payment of the Obligations or hold such proceeds as cash collateral for the Obligations, provided, that, nothing contained herein shall limit the right of Agent to apply any or all of such proceeds to the Obligations at any time an Event of Default shall exist or have occurred and be continuing.

9.6 Financial Statements and Other Information.

(a) Each Borrower and Guarantor shall, and shall cause each Subsidiary to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of such Borrower, Guarantor and its Subsidiaries in accordance with GAAP. Borrowers and Guarantors shall promptly furnish to Agent and Lenders all such financial and other information as Agent shall reasonably request relating to the Collateral and the assets, business and operations of Borrowers and Guarantors, and to notify the auditors and accountants of Borrowers and Guarantors that Agent is authorized to obtain such information directly from them. Without limiting the foregoing, Borrowers and Guarantors shall furnish or cause to be furnished to Agent, the following: (i) within thirty (30) days after the end of each fiscal month, monthly unaudited consolidated financial statements and unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ and members’ equity), all in reasonable detail, fairly presenting the financial position and the results of the operations of Group and its Subsidiaries as of the end of and through such fiscal month, certified to be correct by the chief financial officer of Group, subject to normal year-end adjustments and no footnotes and accompanied by a compliance certificate substantially in the form of Exhibit C hereto, along with a schedule in a form satisfactory to Agent of the calculations used in determining, as of the end of such month, whether Borrowers and Guarantors are in compliance with the covenants set forth in Sections 9.17 and 9.18 of this Agreement for such month, along with a schedule in form and substance satisfactory to Agent of the calculations used in determining the pro forma Adjusted Debt Service Ratio for the twelve (12) month period ending on the last day of such fiscal month computed in accordance with Section 9.11(d)(iv) hereof, (ii) within thirty (30) days after the end of each fiscal quarter, quarterly unaudited consolidated financial statements and unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ and members’ equity), all in reasonable detail, fairly presenting the financial position and the results of the operations of Group and its Subsidiaries as of the end of and through such fiscal quarter, certified to be correct by the chief financial officer of Group, subject to normal year-end adjustments and no footnotes and accompanied by a compliance certificate substantially in the form of Exhibit C hereto, along with a schedule in a form satisfactory to Agent of the calculations used in determining, as of the end of such quarter, whether Borrowers and Guarantors are in compliance with the covenants set forth in Sections 9.17 and 9.18 of this Agreement for such quarter and (iii) within ninety (90) days after the end of each fiscal year, audited consolidated financial statements and unaudited consolidating financial statements of Group and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ and members’ equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Group and its Subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants with respect to the audited consolidated financial statements, which accountants shall be an independent accounting firm selected by Group and acceptable to Agent, that such audited consolidated financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Group and its Subsidiaries as of the end of and for the fiscal year then ended and accompanied by a compliance certificate substantially in the form of Exhibit C hereto.

(b) Borrowers and Guarantors shall promptly notify Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to Collateral having a value of more than $1,000,000 or which if adversely determined would result in any material adverse change in any Borrower’s or Guarantor’s business, properties, assets, goodwill or condition, financial or otherwise, (ii) any Material Contract being terminated, not renewed or amended or any new Material Contract entered into (in which event Borrowers and Guarantors shall provide Agent with a copy of such Material Contract), (iii) any order, judgment or decree in excess of $1,000,000 shall have been entered against any Borrower or Guarantor any of its or their properties or assets, (iv) any notification of a material violation of laws or regulations received by any Borrower or Guarantor, (v) any ERISA Event, (vi) the receipt by Trustee of any proceeds of Revolving Loan Collateral, and (vii) the occurrence of any Default or Event of Default.

(c) Borrowers and Guarantors shall promptly after the sending or filing thereof furnish or cause to be furnished to Agent copies of all reports which any Borrower or Guarantor sends to its stockholders generally and copies of all reports and registration statements which any Borrower or Guarantor files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

(d) Borrowers and Guarantors shall furnish or cause to be furnished to Agent such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrowers and Guarantors, as Agent may, from time to time, reasonably request. Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrowers and Guarantors to any court or other Governmental Authority or to any Lender or Participant or prospective Lender or Participant or any Affiliate of any Lender or Participant. In addition, Agent and Collateral Agent are authorized to send any notices of default or provide any other information to Trustee. Each Borrower and Guarantor hereby irrevocably authorizes and directs all accountants or auditors to deliver to Agent, at Borrowers’ expense, copies of the financial statements of any Borrower and Guarantor and any reports or management letters prepared by such accountants or auditors on behalf of any Borrower or Guarantor and, following notice to Administrative Borrower (which notice shall not be required if an Event of Default exists or has occurred and is continuing), to disclose to Agent and Lenders such other information as they may have regarding the business of any Borrower and Guarantor. Any documents, schedules, invoices or other papers delivered to Agent, Collateral Agent or any Lender may be destroyed or otherwise disposed of by Agent, Collateral Agent or such Lender one (1) year after the same are delivered to Agent, Collateral Agent or such Lender, except as otherwise designated by Administrative Borrower to Agent, Collateral Agent or such Lender in writing.

9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly,

(a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it except that any Guarantor (other than Group) may merge with and into or consolidate with any other Guarantor; provided, that, each of the following conditions is satisfied as determined by Agent in good faith: (i) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention of such Guarantors to so merge or consolidate, which notice shall set forth in reasonable detail satisfactory to Agent, the persons that are merging or consolidating, which person will be the surviving entity, the locations of the assets of the persons that are merging or consolidating, and the material agreements and documents relating to such merger or consolidation, (ii) Agent shall have received such other information with respect to such merger or consolidation as Agent may reasonably request, (iii) as of the effective date of the merger or consolidation and after giving effect thereto, no Default or Event of Default shall exist or have occurred, (iv) Agent shall have received, true, correct and complete copies of all agreements, documents and instruments relating to such merger or consolidation, including, but not limited to, the certificate or certificates of merger to be filed with each appropriate Secretary of State (with a copy as filed promptly after such filing), (v) the surviving corporation shall expressly confirm, ratify and assume the Obligations and the Financing Agreements to which it is a party in writing, in form and substance satisfactory to Agent, and Borrowers and Guarantors shall execute and deliver such other agreements, documents and instruments as Agent may request in connection therewith;

(b) sell, assign, lease, transfer, abandon or otherwise dispose of any Capital Stock or Indebtedness to any other Person or any of its assets to any other Person, except for

(i) sales of Inventory in the ordinary course of business,

(ii) the issuance and sale by any Borrower or Guarantor of Capital Stock of such Borrower or Guarantor after the date hereof; provided, that, (A) Agent shall have received not less than ten (10) Business Days’ prior written notice of such issuance and sale by such Borrower or Guarantor, which notice shall specify the parties to whom such shares are to be sold, the terms of such sale, the total amount which it is anticipated will be realized from the issuance and sale of such stock and the net cash proceeds which it is anticipated will be received by such Borrower or Guarantor from such sale, (B) such Borrower or Guarantor shall not be required to pay any cash dividends or repurchase or redeem such Capital Stock or make any other payments in respect thereof, except as otherwise permitted in Section 9.11 hereof, (C) the terms of such Capital Stock, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of any Borrower to request or receive Loans or Letter of Credit Accommodations or the right of any Borrower or Guarantor to amend or modify any of the terms and conditions of this Agreement or any of the other Financing Agreements or otherwise in any way relate to or affect the arrangements of Borrowers and Guarantors with Agent and Lenders or are more restrictive or burdensome to any Borrower or Guarantor than the terms of any Capital Stock in effect on the date hereof, (D) all of the proceeds of the sale and issuance of such Capital Stock shall be paid to Agent for application to the Loans (but any Borrower shall be entitled to reborrow the principal amount of any Loans so repaid subject to the terms of this Agreement) and (E) as of the date of such issuance and sale and after giving effect thereto, no Default or Event of Default shall exist or have occurred,

(iii) the issuance of Capital Stock of any Borrower or Guarantor consisting of common stock pursuant to an employee stock option or grant or similar equity plan or 401(k) plans of such Borrower or Guarantor for the benefit of its employees, directors and consultants, provided, that, in no event shall such Borrower or Guarantor be required to issue, or shall such Borrower or Guarantor issue, Capital Stock pursuant to such stock plans or 401(k) plans which would result in a Change of Control or other Event of Default,

(iv) the sale or other disposition in the ordinary course of business of worn-out or obsolete Equipment or Equipment no longer used or useful in the business of any Borrower or Guarantor so long as (A) such sales or other dispositions do not involve Equipment having an aggregate fair market value in excess of $1,000,000 for all such Equipment disposed of in any fiscal year and (B) the net cash proceeds of such sale or disposition shall promptly be remitted to Agent for application to the Loans,

(v) the sale of Commodity Inventory by Alloys in accordance with the terms of the Commodity Inventory Purchase Agreements, so long as (A) any such sale is made to a Person that is not an Affiliate of Alloys and pursuant to the reasonable requirements of Alloys’ business and upon commercially reasonable terms in an arms length transaction, (B) the net cash proceeds of any such sale shall promptly be remitted to Agent for application to the Loans, and (C) as of the date of any such sale and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(vi) the lease or other disposition by Alloys to Muscle Shoals Fire Department (“MSFD”) of certain Real Property located in Colbert County, Alabama pursuant to the Ground Lease Agreement, dated on or about December 31, 2003, between Alloys, as landlord, and MSFD, as tenant (the “Muscle Shoals Ground Lease”); provided, that (A) Agent shall have received, in form and substance satisfactory to Agent, a true and complete copy of the Muscle Shoals Ground Lease, duly executed and delivered by Alloys and MSFD; and (B) Alloys shall not amend, modify, alter or change any of the terms of the Muscle Shoals Ground Lease in any material respect, without the prior written consent of Agent; or

(vii) the sale or other disposition of Senior Note Collateral in accordance with the terms of Section 2.7 of the Intercreditor Agreement;

(c) wind up, liquidate or dissolve except that any Guarantor (other than Group) may wind up, liquidate and dissolve, provided, that, each of the following conditions is satisfied, (i) the winding up, liquidation and dissolution of such Guarantor shall not violate any law or any order or decree of any court or other Governmental Authority in any material respect and shall not conflict with or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, or any other agreement or instrument to which any Borrower or Guarantor is a party or may be bound, (ii) such winding up, liquidation or dissolution shall be done in accordance with the requirements of all applicable laws and regulations, (iii) effective upon such winding up, liquidation or dissolution, all of the assets and properties of such Guarantor shall be duly and validly transferred and assigned to any Borrower, free and clear of any liens, restrictions or encumbrances other than the security interest and liens of Collateral Agent (and Agent shall have received such evidence thereof as Agent may require) and Agent shall have received such deeds, assignments or other agreements as Agent may request to evidence and confirm the transfer of such assets to of such Guarantor to such Borrower, (iv) Agent shall have received all documents and agreements that any Borrower or Guarantor has filed with any Governmental Authority or as are otherwise required to effectuate such winding up, liquidation or dissolution, (v) no Borrower or Guarantor shall assume any Indebtedness, obligations or liabilities as a result of such winding up, liquidation or dissolution, or otherwise become liable in respect of any obligations or liabilities of the entity that is winding up, liquidating or dissolving, unless such Indebtedness is otherwise expressly permitted hereunder, (vi) Agent shall have received not less than ten (10) Business Days prior written notice of the intention of such Guarantor to wind up, liquidate or dissolve, and (vii) as of the date of such winding up, liquidation or dissolution and after giving effect thereto, no Default or Event of Default shall exist or have occurred; or

(d) agree to do any of the foregoing.

9.8 Encumbrances. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, except:

(a) the security interests and liens of Collateral Agent for itself and the benefit of Lenders and the security interests and liens of Collateral Agent for the benefit of the Affiliate of Agent or other Person that is party to a Hedge Agreement to the extent provided for herein and subject to the terms hereof;

(b) the security interests and liens of Trustee, provided, that, such security interests and liens shall be subject to the terms of the Intercreditor Agreement;

(c) liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or such Subsidiary, as the case may be and with respect to which adequate reserves have been set aside on its books;

(d) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of such Borrower’s, Guarantor’s or Subsidiary’s business to the extent: (i) such liens secure Indebtedness which is not overdue or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or such Subsidiary, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

(e) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of such Borrower, Guarantor or such Subsidiary as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto;

(f) purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property to secure Indebtedness permitted under Section 9.9(b) hereof;

(g) pledges and deposits of cash by any Borrower or Guarantor after the date hereof in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits consistent with the current practices of such Borrower or Guarantor as of the date hereof;

(h) pledges and deposits of cash by any Borrower or Guarantor after the date hereof to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations in each case in the ordinary course of business consistent with the current practices of such Borrower or Guarantor as of the date hereof; provided, that, in connection with any performance bonds issued by a surety or other person, the issuer of such bond shall have waived in writing any rights in or to, or other interest in, any of the Collateral in an agreement, in form and substance satisfactory to Agent;

(i) liens arising from equipment or other materials which are not owned by any Borrower or Guarantor located on the premises of such Borrower or Guarantor (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of such Borrower or Guarantor and the precautionary UCC financing statement filings in respect thereof;

(j) judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default, provided, that, (i) such liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, (iii) a stay of enforcement of any such liens is in effect and (iv) Agent may establish a Reserve with respect thereto;

(k) liens securing Indebtedness of Borrowers and Guarantors permitted under Section 9.9(f); provided, that such liens do not at any time encumber any assets other than assets held in the commodities accounts established in accordance with Section 9.9(f); and

(l) the security interests and liens set forth on Schedule 8.4 to the Information Certificate.

9.9 Indebtedness. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other Person, except:

(a) the Obligations;

(b) purchase money Indebtedness (including Capital Leases) arising after the date hereof to the extent secured by purchase money security interests in Equipment (including Capital Leases) not to exceed $1,000,000 in the aggregate at any time outstanding and purchase money Indebtedness arising after the date hereof to the extent secured by purchase money security interests in Real Property not to exceed $3,000,000 in the aggregate at any time outstanding, in each case so long as such security interests and mortgages do not apply to any property of such Borrower, Guarantor or such Subsidiary other than the Equipment or Real Property so acquired, and the Indebtedness secured thereby does not exceed the cost of the Equipment or Real Property so acquired, as the case may be;

(c) guarantees by any Guarantor of the Obligations of any Borrower in favor of Agent for the benefit of Lenders;

(d) Interest Hedging Obligations of Borrowers and Guarantors entered into by Borrowers and Guarantors in the ordinary course of the business of Borrowers and Guarantors consistent with the current practices of Borrowers and Guarantors as of the date hereof; provided, that, such arrangements are with banks or other financial institutions that have combined capital and surplus and undivided profits of not less than the US Dollar Equivalent of US$250,000,000, are not for speculative purposes and such Indebtedness shall be unsecured;

(e) Indebtedness of Borrowers and Guarantors evidenced by or arising under the Senior Secured Notes as in effect on the date hereof, provided, that:

(i) the aggregate principal amount of such Indebtedness shall not exceed $150,000,000, less the aggregate amount of all repayments, repurchases or redemptions, whether optional or mandatory, in respect thereof, plus interest thereon (whether or not capitalized) at the rate provided for in the Senior Secured Notes as in effect on the date hereof,

(ii) Borrowers and Obligors shall not, directly or indirectly, make any payments in respect of such Indebtedness, except that (A) Borrowers and Obligors may make regularly scheduled payments of interest in respect of such Indebtedness in accordance with the terms of the Senior Secured Notes as in effect on the date hereof, (B) Borrowers and Obligors may pay fees, expenses and indemnities incurred in connection with the Note Purchase Documents in accordance with the terms of the Note Purchase Documents (as in effect on the date hereof), and (C) Borrowers and Obligors may repay the outstanding principal amount of such Indebtedness plus accrued and unpaid interest thereon on or after May 15, 2012,

(iii) Borrowers and Obligors shall not, directly or indirectly, (A) amend, modify, alter or change in any material respect any terms of such Indebtedness or any of the Senior Secured Notes or any of the other Note Purchase Documents, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and

(iv) Borrowers and Guarantors shall furnish to Agent all notices of default or demands in connection with such Indebtedness received by a Borrower or Guarantor or on its behalf, promptly after the receipt thereof or sent by a Borrower or Guarantor or on its behalf concurrently with the sending thereof;

(f) Indebtedness of any Borrower or Guarantor in respect of Commodity Hedging Obligations (including, without limitation, any commodities account maintained with a broker-dealer) which do not increase the amount of such Indebtedness or other obligations of Borrowers and Guarantors outstanding other than as a result of fluctuations in commodity prices or by reason of fees and expenses payable in connection therewith, provided, that, each of the following conditions is satisfied as determined by Agent: (i) such Indebtedness shall be on terms and conditions reasonably acceptable to Agent, (ii) such Commodity Hedging Obligations shall be incurred (and such commodities account shall be established and utilized) by such Borrower or Guarantor in the ordinary course of business and consistent with past practice, (iii) Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, (iv) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred, (v) such Borrower and Guarantor shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto, except, that, such Borrower or Guarantor may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness (except pursuant to regularly scheduled payments permitted herein), or set aside or otherwise deposit or invest any sums for such purpose, and (vi) Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be;

(g) the Indebtedness set forth on Schedule 9.9 to the Information Certificate; provided, that, (i) Borrowers and Guarantors may only make regularly scheduled payments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof, (ii) Borrowers and Guarantors shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof except, that, Borrowers and Guarantors may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be;

(h) Indebtedness of Borrowers and Guarantors which refinances in full the Indebtedness permitted under Section 9.9(e) (the “Refinanced Indebtedness”), provided, that, each of the following conditions are satisfied as determined by Agent in good faith: (i) the aggregate principal amount of such Indebtedness shall not exceed the outstanding principal amount of the Refinanced Indebtedness, (ii) Borrowers and Guarantors shall not, directly or indirectly, make (or be required to make) any payments in respect of such Indebtedness other than the payments expressly permitted under Section 9.9(e)(ii) hereof, (iii) the terms and conditions of such Indebtedness shall not be more restrictive or onerous than those contained in the Note Purchase Documents, (iv) Agent shall have received an intercreditor agreement, substantially in the form of the Intercreditor Agreement (or otherwise acceptable to Agent), duly authorized, executed and delivered by the holder or holders of such Indebtedness and any agent or trustee acting on behalf of such holder or holders, (v) Agent shall have received not less than ten (10) days prior written notice of the intention of such Loan Party to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent the amount of such Indebtedness, the person or persons to whom such Indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect hereto and such other information as Agent may request with respect thereto, (vi) Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, (vii) all of the net proceeds of the loans or other accommodations giving rise to such Indebtedness remaining after the repayment of the Refinanced Indebtedness shall be paid to Agent for application to the Obligations in such order as Agent may determine, (viii) Borrowers and Guarantors shall not, directly or indirectly, amend, modify, alter or change the terms of such

Indebtedness or any agreement, document or instrument related thereto, and (ix) Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be;

(i) Indebtedness of any Borrower in respect of Commodity Inventory Purchase Obligations evidenced by or arising under the Commodity Inventory Purchase Agreements, provided, that, each of the following conditions is satisfied as determined by Agent: (A) the aggregate principal amount of such Indebtedness shall not exceed $10,000,000 at any time outstanding, (B) such Indebtedness shall be on terms and conditions reasonably acceptable to Agent, (C) such Commodity Inventory Purchase Obligations shall be incurred by such Borrower pursuant to the reasonable requirements of such Borrower’s business and upon commercially reasonable terms in an arms-length transaction with a Person that is not an Affiliate of such Borrower, (D) Agent shall have received true, correct and complete copies of the Commodity Inventory Purchase Agreements, which shall be in form and substance satisfactory to Agent, (E) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (F) such Borrower shall not, directly or indirectly, (1) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto, except, that, such Borrower may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (2) redeem, retire, defease, purchase or otherwise acquire such Indebtedness (except pursuant to regularly scheduled payments permitted herein), or set aside or otherwise deposit or invest any sums for such purpose, (G) such Borrower shall furnish to Agent all notices or demands in connection with such Indebtedness either received by such Borrower or on its behalf promptly after the receipt thereof, or sent by such Borrower on its behalf concurrently with the sending thereof, as the case may be, and (H) promptly upon the reasonable request of Agent, such Borrower shall execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper, to evidence, perfect, maintain and enforce the security interests of Collateral Agent (and the priority thereof) in the Commodity Inventory; and

(j) the Indebtedness of any Borrower or Guarantor to any other Borrower or Guarantor arising after the date hereof pursuant to loans by any Borrower or Guarantor permitted under Section 9.10(j) hereof.

9.10 Loans, Investments, Etc. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any person, or form or acquire any Subsidiaries, or agree to do any of the foregoing, except:

(a) the endorsement of instruments for collection or deposit in the ordinary course of business;

(b) investments in cash or Cash Equivalents, provided, that, (i) no Loans are then outstanding and (ii) the terms and conditions of Section 2.2 of the General Security Agreement shall have been satisfied with respect to the deposit account, investment account or other account in which such cash or Cash Equivalents are held;

(c) the existing equity investments of each Borrower and Guarantor as of the date hereof in its Subsidiaries, provided, that, no Borrower or Guarantor shall have any further obligations or liabilities to make any capital contributions or other additional investments or other payments to or in or for the benefit of any of such Subsidiaries;

(d) loans and advances by any Borrower or Guarantor to employees of such Borrower or Guarantor not to exceed the principal amount of $1,000,000 in the aggregate at any time outstanding for: (i) reasonable and necessary work-related travel or other ordinary business expenses to be incurred by such employees in connection with their work for such Borrower or Guarantor and (ii) reasonable and necessary relocation expenses of such employees (including home mortgage financing for relocated employees);

(e) stock or obligations issued to any Borrower or Guarantor by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to such Borrower or Guarantor in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Agent, upon Agent’s request, together with such stock power, assignment or endorsement by such Borrower or Guarantor as Agent may request;

(f) obligations of account debtors to any Borrower or Guarantor arising from Accounts which are past due evidenced by a promissory note made by such account debtor payable to such Borrower or Guarantor; provided, that, promptly upon the receipt of the original of any such promissory note by such Borrower or Guarantor, such promissory note shall be endorsed to the order of Agent by such Borrower or Guarantor and promptly delivered to Agent as so endorsed;

(g) the loans and advances set forth on Schedule 9.10 to the Information Certificate; provided, that, as to such loans and advances, Borrowers and Guarantors shall not, directly or indirectly, amend, modify, alter or change the terms of such loans and advances or any agreement, document or instrument related thereto and Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such loans and advances either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be;

(h) to the extent Group receives the proceeds of a cash capital contribution after the date hereof from its members (each, a “Group Contribution”), Group and its Subsidiaries may promptly apply such proceeds to make a cash capital contribution to their respective Subsidiaries in an amount not to exceed the Group Contribution; provided, that, Borrowers and Guarantors shall not be permitted to make any capital contribution pursuant to this clause (h) from any source other than the proceeds of the Group Contribution received from the members of Group;

(i) loans and advances by any Borrower or Guarantor to officers and employees of Group in an aggregate outstanding principal amount not to exceed (i) $1,000,000 at any time to be used by such officers and employees to purchase from Group shares of Capital Stock in Group and (ii) $1,000,000 at any time to be used by such officers and employees to purchase from Persons (other than Group) shares of Capital Stock in Group or to refinance indebtedness previously incurred by such officers and employees to finance such purchase; provided, that, as to any such loan, each of the following conditions is satisfied: (A) as of the date of such loan, the aggregate Excess Availability of Borrowers for each of the immediately preceding thirty (30) consecutive days shall not have been less than $2,000,000, and after giving effect to such loan, the aggregate Excess Availability of Borrowers shall not be less than $2,000,000, (B) as of the date of such loan and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing and (C) immediately upon the purchase of such Capital Stock from Group with the proceeds of any such loans, Group shall apply the purchase price of such Capital Stock to make a cash equity contribution to any Borrower; and

(j) loans by a Borrower or Guarantor to another Borrower or Guarantor after the date hereof, provided, that,

(i) as to all of such loans, (A) within thirty (30) days after the end of each fiscal month, Borrowers shall provide to Agent a report in form and substance satisfactory to Agent of the outstanding amount of such loans as of the last day of the immediately preceding month and indicating any loans made and payments received during the immediately preceding month, (B) the Indebtedness arising pursuant to any such loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is promptly delivered to Agent upon its request to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Agent may require, (C) as of the date of any such loan and after giving effect thereto, the Borrower or Guarantor making such loan shall be Solvent, and (D) as of the date of any such loan and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(ii) as to loans by a Guarantor to a Borrower, (A) the Indebtedness arising pursuant to such loan shall be subject to, and subordinate in right of payment to, the right of Agent and Lenders to receive the prior final payment and satisfaction in full of all of the Obligations on terms and conditions acceptable to Agent, (B) promptly upon Agent’s request, Agent shall have received a subordination agreement, in form and substance satisfactory to Agent, providing for the terms of the subordination in right of payment of such Indebtedness of such Borrower to the prior final payment and satisfaction in full of all of the Obligations, duly authorized, executed and delivered by such Guarantor and such Borrower, and (C) such Borrower shall not, directly or indirectly make, or be required to make, any payments in respect of such Indebtedness prior to the end of the then current term of this Agreement;

(iii) as to loans by a Borrower to a Guarantor or another Borrower, as of the date of any such loan and after giving effect thereto, (A) no Default or Event of Default shall exist or have occurred and be continuing, (B) the Excess Availability of the Borrower making such loan shall not be less than $7,500,000, and (C) the aggregate outstanding amount of all loans by Borrowers to Guarantors shall not exceed $5,000,000 at any time.

9.11 Dividends and Redemptions. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly, declare or pay any dividends on account of any shares of class of any Capital Stock of such Borrower or Guarantor now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except that:

(a) any Borrower or Guarantor may declare and pay such dividends or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock for consideration in the form of shares of common stock (so long as after giving effect thereto no Change of Control or other Default or Event of Default shall exist or occur);

(b) any Subsidiary of a Borrower may pay dividends to such Borrower;

(c) Borrowers and Guarantors may repurchase Capital Stock consisting of common stock held by employees pursuant to any employee stock ownership plan thereof upon the termination, retirement or death of any such employee in accordance with the provisions of such plan, provided, that, as to any such repurchase, each of the following conditions is satisfied: (i) as of the date of the payment for such repurchase and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (ii) such repurchase shall be paid with funds legally available therefor, (iii) such repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which such Borrower or Guarantor is a party or by which such Borrower or Guarantor or its or their property are bound, and (iv) the aggregate amount of all payments for such repurchases in any calendar year shall not exceed $1,000,000; and

(d) Each Borrower and Guarantor may, during the period between April 1 and April 15 of each fiscal year of such Borrower or Guarantor, pay (without duplication) cash distributions, from legally available funds therefor, to each of its members and other holders of its economic interests (such holders and members are hereinafter referred to as “Members”) during each fiscal year of such Borrower or Guarantor, to the extent that such Borrower or Guarantor is a limited liability company under the Code during the fiscal year that includes such preceding fiscal year, in an amount not to exceed the aggregate amount of Federal, State and local income taxes that would have been payable by such Borrower or Guarantor, if the highest combined marginal effective rate for Federal, State and local income taxes otherwise applicable were, instead, fifty (50%) percent, with respect to such Borrower’s or Guarantor’s taxable income as a limited liability company subject to income tax for such fiscal year; provided, that with respect to the payment of each such distribution (i) Agent shall have received, at least ten

(10) days prior to the payment thereof, a certificate signed by an authorized officer of such Borrower or Guarantor, in form and substance satisfactory to Agent, stating the amount of taxes payable by the such Borrower’s or Guarantor’s Members in respect of their respective taxable shares of the taxable income of such Borrower or Guarantor for such taxable year (if any) and providing full information and computations supporting such statement, (ii) such distribution is not in violation of applicable law or any other agreement to which such Borrower or Guarantor is a party or by which such Borrower or Guarantor is bound, (iii) (A) with respect to the payment of any distribution during any fiscal year which, when taken together with all other distributions during such fiscal year, would not exceed $1,000,000 in the aggregate during such fiscal year, as of the date of each such distribution, the aggregate Excess Availability of Borrowers for each of the immediately preceding ten (10) consecutive days shall not have been less than the sum of $1,000,000 plus the amount of such distribution, and after giving effect to such distribution, the aggregate Excess Availability of Borrowers shall not be less than $1,000,000, and (B) with respect to the payment of any distribution during any fiscal year which, when taken together with all other distributions during such fiscal year, would exceed $1,000,000 in the aggregate during such fiscal year, as of the date of each such distribution, the aggregate Excess Availability of Borrowers for each of the immediately preceding ten (10) consecutive days shall not have been less than the sum of $10,000,000 plus the amount of such distribution, and after giving effect to such distribution, the aggregate Excess Availability of Borrowers shall not be less than $10,000,000, (iv) the Adjusted Debt Service Ratio of Group and its Subsidiaries for the twelve (12) month period ending on the last day of the most recently ended fiscal month for which financial statements have been delivered to Agent in accordance with Section 9.6(a)(i), tested on a pro forma basis after giving effect to such distribution as if it were made on the last day of such most recently ended fiscal month, shall not be less than 1.1:1.0 as certified in the compliance certificate delivered to Agent in accordance with Section 9.6(a)(i) hereto together with the financial statements for such most recently ended fiscal month delivered in accordance with Section 9.6(a)(i) hereof, and (v) as of the date of such distribution and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing;

(e) Borrowers and Guarantors may pay dividends to the extent expressly permitted by Section 9.12(b) hereof;

(f) Borrowers and Guarantors may repurchase from Tomra of North America, Inc. (“Tomra”) the preferred membership interests in Group owned by Tomra; provided, that, each of the following conditions is satisfied; (i) such repurchase shall be paid solely with funds legally available therefor and from the proceeds received from the issuance of the Senior Secured Notes, (ii) the aggregate amount paid by Borrowers and Guarantors in respect of such repurchase shall not exceed $9,000,000, (iii) such repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which any Borrower or Guarantor is a party or by which such Borrower or Guarantor or its property is bound and (iv) as of the date of the payment for such repurchase and after giving effect thereto, (A) no Default or Event of Default shall have occurred and be continuing and (B) the aggregate Excess Availability of Borrowers shall be not less than $7,500,000; and

(g) Borrowers and Guarantors may repurchase from the Prudential Equity Purchasers the membership interests in Group owned by the Prudential Equity Purchasers;

provided, that, each of the following conditions is satisfied; (i) such repurchase shall occur and be paid for on the date of the initial Loans hereunder and shall be paid with funds legally available therefrom and solely from the proceeds received from the issuance of the Senior Secured Notes, (ii) the aggregate amount paid by Borrowers and Guarantors in respect of such repurchase shall not exceed $8,000,000, (iii) such repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which any Borrower or Guarantor a party or by which such Borrower or Guarantor or its property is bound and (iv) as of the date of the payment for such repurchase and after giving effect thereto, (A) no Default or Event of Default shall have occurred and be continuing and (B) the aggregate Excess Availability of Borrowers shall be not less than $7,500,000.

9.12 Transactions with Affiliates. Each Borrower and Guarantor shall not, directly or indirectly:

(a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director or other Affiliate of such Borrower or Guarantor, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower’s or Guarantor’s business (as the case may be) and upon fair and reasonable terms no less favorable to such Borrower or Guarantor than such Borrower or Guarantor would obtain in a comparable arm’s length transaction with an unaffiliated person;

(b) make any payments (whether by dividend, distribution, loan or otherwise) of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, member, director or any other Affiliate of such Borrower or Guarantor, except (i) reasonable compensation to officers, employees and directors for services rendered to such Borrower or Guarantor in the ordinary course of business, (ii) payments by such Borrower or Guarantor to Group for actual and necessary reasonable out-of-pocket legal and accounting, insurance, marketing, payroll and similar types of services paid for by Group or such Affiliate on behalf of such Borrower or Guarantor, in the ordinary course of their respective businesses or as the same may be directly attributable to such Borrower or Guarantor, provided,that, the aggregate amount of all such payments in any fiscal year shall not exceed $6,500,000 (or such higher amount as Required Lenders may consent to in writing), and (iii) payments pursuant to the Note Purchase Documents that are expressly permitted under this Agreement.

9.13 Compliance with ERISA. Each Borrower and Guarantor shall, and shall cause each of its ERISA Affiliates, to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and State law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) not terminate any of such Plans so as to incur any material liability to the Pension Benefit Guaranty Corporation; (d) not allow or suffer to exist any prohibited transaction involving any of such Plans or any trust created thereunder which would subject such Borrower, Guarantor or such ERISA Affiliate to a material tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (e) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan; (f) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Plan; or (g) not allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such Plan that is a single employer plan, which termination could result in any material liability to the Pension Benefit Guaranty Corporation.

9.14 End of Fiscal Years; Fiscal Quarters. Each Borrower and Guarantor shall, for financial reporting purposes, cause its, and each of its Subsidiaries’ (a) fiscal years to end on December 31 of each year and (b) fiscal quarters to end on March 31, June 30, September 30, and December 31 of each year.

9.15 Change in Business. Each Borrower and Guarantor shall not engage in any business other than the business of such Borrower or Guarantor on the date hereof and any business reasonably related, ancillary or complimentary to the business in which such Borrower or Guarantor is engaged on the date hereof.

9.16 Limitation of Restrictions Affecting Subsidiaries. Each Borrower and Guarantor shall not, directly, or indirectly, (a) create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of such Borrower or Guarantor to (i) pay dividends or make other distributions or pay any Indebtedness owed to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (ii) make loans or advances to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, or (iii) transfer any of its properties or assets to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor; or (b) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement or the Security Agreements, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (iv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (v) any agreement relating to permitted Indebtedness incurred by a Subsidiary of such Borrower or Guarantor prior to the date on which such Subsidiary was acquired by such Borrower or Guarantor and outstanding on such acquisition date, (vi) the Note Purchase Documents (as in effect on the date hereof) and (vii) the extension or continuation of contractual obligations in existence on the date hereof; provided, that, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to Agent and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued.

9.17 Minimum EBITDA. Group and its Subsidiaries shall not permit the EBITDA of Group and its Subsidiaries for each twelve (12) month period (each, a “Test Period”), tested on the last day of each month (commencing with the month of May 2004), to be less than $35,000,000, provided, that, solely for purposes of this Section 9.17, the calculation of EBITDA shall not include the effects of any non-cash accounting adjustments for FASB 133 or any non-cash LIFO reserves; provided, further, that, if either (i) the aggregate Excess Availability of Borrowers was equal to or greater than $15,000,000 for each of the ten (10) consecutive days immediately preceding the last day of any such Test Period, or (ii) (A) the aggregate Excess Availability of Borrowers was equal to or greater than $10,000,000 for each of the ten (10) consecutive days immediately preceding the last day of any such Test Period and (B) the aggregate Adjusted Excess Availability of Borrowers was equal to or greater than $15,000,000 for each of the ten (10) consecutive days immediately preceding the last day of any such Test Period, then Group and its Subsidiaries shall not be required to comply with the terms of this Section 9.17 for such Test Period.

9.18 Minimum Debt Service Ratio. Group and its Subsidiaries shall not permit the Debt Service Ratio for each twelve (12) month period (each, a “Section 9.18 Test Period”), tested on the last day of each month commencing with the month of May 2004), to be less than 1.1:1.0; provided, that, solely for purposes of this Section 9.18, the calculation of EBITDA in the Debt Service Ratio shall not include the effects of any non-cash accounting adjustments for FASB 133 or any non-cash LIFO reserves; provided, further, that, if either (i) the aggregate Excess Availability of Borrowers was equal to or greater than $15,000,000 for each of the ten (10) consecutive days immediately preceding the last day of any such Section 9.18 Test Period, or (ii) (A) the aggregate Excess Availability of Borrowers was equal to or greater than $10,000,000 for each of the ten (10) consecutive days immediately preceding the last day of any such Section 9.18 Test Period and (B) the aggregate Adjusted Excess Availability of Borrowers was equal to or greater than $15,000,000 for each of the ten (10) consecutive days immediately preceding the last day of any such Section 9.18 Test Period, then Group and its Subsidiaries shall not be required to comply with the terms of this Section 9.18 for such Section 9.18 Test Period.

9.19 License Agreements.

(a) Each Borrower and Guarantor shall (i) promptly and faithfully observe and perform all of the material terms, covenants, conditions and provisions of the material License Agreements to which it is a party to be observed and performed by it, at the times set forth therein, if any, (ii) not do, permit, suffer or refrain from doing anything that could reasonably be expected to result in a default under or breach of any of the terms of any material License Agreement, (iii) not cancel, surrender, modify, amend, waive or release any material License Agreement in any material respect or any term, provision or right of the licensee thereunder in any material respect, or consent to or permit to occur any of the foregoing; except, that, subject to Section 9.19(b) below, such Borrower or Guarantor may cancel, surrender or release any material License Agreement in the ordinary course of the business of such Borrower or Guarantor; provided, that, such Borrower or Guarantor (as the case may be) shall give Agent not less than thirty (30) days prior written notice of its intention to so cancel, surrender and release any such material License Agreement, (iv) give Agent prompt written notice of any material License Agreement entered into by such Borrower or Guarantor after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Agent may request, (v) give Agent prompt written notice of any material breach of any obligation, or any default, by any party under any material License Agreement, and deliver to Agent (promptly upon the receipt thereof by such Borrower or Guarantor in the case of a notice to such Borrower or Guarantor and concurrently with the sending thereof in the case of a notice from such Borrower or Guarantor) a copy of each notice of default and every other notice and other communication received or delivered by such Borrower or Guarantor in connection with any material License Agreement which relates to the right of such Borrower or Guarantor to continue to use the property subject to such License Agreement, and (vi) furnish to Agent, promptly upon the request of Agent, such information and evidence as Agent may reasonably require from time to time concerning the observance, performance and compliance by such Borrower or Guarantor or the other party or parties thereto with the material terms, covenants or provisions of any material License Agreement.

(b) Each Borrower and Guarantor will either exercise any option to renew or extend the term of each material License Agreement to which it is a party in such manner as will cause the term of such material License Agreement to be effectively renewed or extended for the period provided by such option and give prompt written notice thereof to Agent or give Agent prior written notice that such Borrower or Guarantor does not intend to renew or extend the term of any such material License Agreement or that the term thereof shall otherwise be expiring, not less than sixty (60) days prior to the date of any such non-renewal or expiration. In the event of the failure of such Borrower or Guarantor to extend or renew any material License Agreement to which it is a party, Agent shall have, and is hereby granted, the irrevocable right and authority, at its option, to renew or extend the term of such material License Agreement, whether in its own name and behalf, or in the name and behalf of a designee or nominee of Agent or in the name and behalf of such Borrower or Guarantor, as Agent shall determine at any time that an Event of Default shall exist or have occurred and be continuing. Agent may, but shall not be required to, perform any or all of such obligations of such Borrower or Guarantor under any of the License Agreements, including, but not limited to, the payment of any or all sums due from such Borrower or Guarantor thereunder. Any sums so paid by Agent shall constitute part of the Obligations.

9.20 After Acquired Real Property. If any Borrower or Guarantor hereafter acquires any Real Property, fixtures or any other property that is of the kind or nature described in the Mortgages and such Real Property, fixtures or other property at any one location has a fair market value in an amount equal to or greater than $500,000 (or if a Default or Event of Default exists, then regardless of the fair market value of such assets), without limiting any other rights of Agent, Collateral Agent or any Lender, or duties or obligations of any Borrower or Guarantor, promptly upon Agent’s request, such Borrower or Guarantor shall execute and deliver to Collateral Agent a mortgage, deed of trust or deed to secure debt, as Collateral Agent may determine, in form and substance substantially similar to the Mortgages and as to any provisions relating to specific state laws satisfactory to Collateral Agent and in form appropriate for recording in the real estate records of the jurisdiction in which such Real Property or other property is located granting to Collateral Agent a first priority perfected lien and mortgage on and security interest in such Real Property, fixtures or other property (except as otherwise consented to in writing by Agent) and such other agreements, documents and instruments as Collateral Agent may reasonably require in connection therewith.

9.21 Permitted Indebtedness and Liens under Indenture. Borrowers and Guarantors shall at all times maintain and preserve the right and ability of Borrowers and Guarantors to (a) incur, create and guarantee Indebtedness under this Agreement in the aggregate principal amount of not less than $80,000,000 in accordance with the terms of the Indenture and the other Note Purchase Documents (and without contravening any of the terms thereof), unless Agent otherwise consents in writing and (b) incur, create or suffer to exist liens on and security interests in all assets of Borrowers and Guarantors which secure Indebtedness under this Agreement in the aggregate principal amount of not less than $80,000,000 in accordance with the terms of the Indenture and the other Note Purchase Documents (and without contravening any of the terms thereof), unless Agent otherwise consents in writing.

9.22 Senior Note Collateral Account. Borrowers and Guarantors shall not maintain at any time any amounts on deposit in, or credited to, the Senior Note Collateral Account (as defined in the Intercreditor Agreement), other than any funds that constitute proceeds of Senior Note Collateral.

9.23 Costs and Expenses. Borrowers and Guarantors shall pay to Agent Banks and Lenders on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Agent’s and Collateral Agent’s rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) costs and expenses and fees for insurance premiums, appraisal fees and search fees, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Agent’s customary charges and fees with respect thereto; (c) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (d) costs and expenses of preserving and protecting the Collateral; (e) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Collateral Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Agent, Collateral Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (f) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent Banks and Lenders during the course of periodic field examinations of the Collateral and such Borrower’s or Guarantor’s operations, plus a per diem charge at the rate of $750 per person per day for Agent Banks’ examiners in the field and office; provided, that so long as no Default or Event of Default shall exist or have occurred, Borrowers and Guarantors shall not be liable for such charge per day for Agent’s examiners for more than three (3) separate field examinations (regardless of their duration) in any twelve (12) month period; and (g) the reasonable fees and disbursements of counsel (including legal assistants) to Agent Banks and Lenders in connection with any of the foregoing. Any costs and expenses of Collateral Agent shall constitute part of the Obligations and may be charged by Agent (at its option) to any loan account of any Borrower maintained by Agent.

9.24 Further Assurances. At the request of Agent at any time and from time to time, Borrowers and Guarantors shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests of Collateral Agent and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Without limiting the generality of the foregoing, in the event that the Alabama Mortgage is not properly recorded on or prior to May 7, 2004 and Agent shall not have received the order from the Department of Revenue of the State of Alabama described in Section 4.1(l)(iii) hereof on or prior to May 7, 2004, Borrowers and Guarantors shall execute such agreements, documents and instruments (including, without limitation, amendments to this Agreement and the other Financing Agreements), and do or cause to be done such further acts as Agent may request to evidence and perfect the security interest of Collateral Agent and the priority thereof in the Real Property and related assets of Alloys located in Colbert County, Alabama. Agent may at any time and from time to time request a certificate from an officer of any Borrower or Guarantor representing that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such request by Agent, Agent and Lenders may, at Agent’s option, cease to make any further Loans or provide any further Letter of Credit Accommodations until Agent has received such certificate and, in addition, Agent has determined in good faith that such conditions are satisfied or such conditions have been waived in accordance with Section 11.3 hereof.

SECTION 10. EVENTS OF DEFAULT AND REMEDIES

10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(a) (i) any Borrower fails to pay any of the Obligations when due or (ii) any Borrower or Obligor fails to perform any of the covenants contained in Sections 9.3, 9.4, 9.13, 9.14, 9.15, and 9.16 of this Agreement and such failure shall continue for fifteen (15) days; provided, that, such fifteen (15) day period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such fifteen (15) day period or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by any Borrower or Obligor of any such covenant or (iii) any Borrower or Obligor fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements (after giving effect to applicable grace periods (if any) in such other Financing Agreements) other than those described in Sections 10.1(a)(i) and 10.1(a)(ii) above;

(b) any representation, warranty or statement of fact made by any Borrower or Guarantor to Agent, Collateral Agent or any Lender in this Agreement, the other Financing Agreements or any other written agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

(c) any Obligor revokes or terminates or purports to revoke or terminate or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Agent, Collateral Agent or any Lender;

(d) any judgment for the payment of money is rendered against any Borrower or Obligor in excess of $2,500,000 in any one case or in excess of $2,500,000 in the aggregate (to the extent not covered by insurance where the insurer has assumed responsibility in writing for such judgment) and shall remain undischarged or unvacated for a period in excess of forty five (45) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Borrower or Obligor or any of the Collateral having a value in excess of $2,500,000;

(e) any Borrower or Obligor, which is a partnership, limited liability company, limited liability partnership or a corporation, dissolves or suspends or discontinues doing business;

(f) any Borrower or Obligor makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the Indebtedness due to them;

(g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower or Obligor or all or any part of its properties and such petition or application is not dismissed within sixty (60) days after the date of its filing or any Borrower or Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(h) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Borrower or Obligor or for all or any part of its property;

(i) (A) any default in respect of the Indebtedness evidenced by the Senior Secured Notes, which default continues for more than the applicable cure period, if any, with respect thereto and/or is not waived in writing by the other parties thereto, (B) any default in respect of any other Indebtedness of any Borrower or Obligor (other than Indebtedness owing to Agent and Lenders hereunder), in any case in an amount in excess of $2,500,000, which default continues for more than the applicable cure period, if any, with respect thereto and/or is not waived in writing by the other parties thereto, (C) any default by any Borrower or Obligor under any Material Contract, which default continues for more than the applicable cure period, if any, with respect thereto and/or is not waived in writing by the other parties thereto or (D) any Material Contract is terminated, not renewed or amended in a manner which is materially adverse to the interests of any Borrower or Guarantor;

(j) any material provision hereof or of any of the other Financing Agreements shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Agent) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Financing Agreements shall cease to be a valid and perfected first priority security interest in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein);

(k) an ERISA Event shall occur which results in or could reasonably be expected to result in liability of any Borrower in an aggregate amount in excess of $2,500,000;

(l) any Change of Control shall occur;

(m) the indictment by any Governmental Authority, or as Agent may reasonably and in good faith determine, the threatened indictment by any Governmental Authority of any Borrower or Obligor of which any Borrower, any Obligor or Agent receives notice, in either case, as to which there is a reasonable likelihood of an adverse determination, in the good faith determination of Agent, under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against such Borrower or Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral having a value in excess of $2,500,000 or (ii) any other property of any Borrower or Guarantor which is necessary or material to the conduct of its business;

(n) there shall occur any event, development or condition that constitutes or has had a Material Adverse Effect after the date hereof; or

(o) there shall be an event of default under any of the other Financing Agreements.

10.2 Remedies.

(a) At any time an Event of Default exists or has occurred and is continuing, Agent, Collateral Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Borrower or Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Agent, Collateral Agent and Lenders hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Borrower or Obligor of this Agreement or any of the other Financing Agreements. Subject to Section 12 hereof, Agent may, and at the direction of the Required Lenders shall, at any time or times, proceed directly against any Borrower or Obligor to collect the Obligations without prior recourse to the Collateral by Collateral Agent or otherwise.

(b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, and upon the direction of the Required Lenders, shall (i) accelerate the payment of all Obligations and demand immediate payment thereof to Agent for itself and the ratable benefit of Lenders, (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable) and/or (ii) terminate this Agreement. At any time an Event of Default exists or has occurred and is continuing, upon Agent’s request, Borrowers will either, as Agent shall specify, furnish cash collateral to the issuer to be used to secure and fund Agent’s reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Collateral Agent for the Letter of Credit Accommodations. Such cash collateral shall be in the amount equal to one hundred five (105%) percent of the amount of the Letter of Credit Accommodations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of such Letter of Credit Accommodations.

(c) At any time or times that an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, and upon the direction of the Required Lenders, Agent shall take whatever other action Agent may deem necessary or desirable for the protection of its interests and the interests of Lenders. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrowers shall, upon Agent’s request, hold the returned Inventory in trust for Collateral Agent, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Collateral Agent’s instructions, and not issue any credits, discounts or allowances with respect thereto without Agent’s prior written consent.

(d) To the extent that applicable law imposes duties on Agent, Collateral Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Borrower and Guarantor acknowledges and agrees that it is not commercially unreasonable for Agent, Collateral Agent or any Lender (i) to fail to incur expenses reasonably deemed significant by Agent, Collateral Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as any Borrower or Guarantor, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure Agent, Collateral Agent or Lenders against risks of loss, collection or disposition of Collateral or to provide to Agent, Collateral Agent or Lenders a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Collateral Agent in the collection or disposition of any of the Collateral. Each Borrower and Guarantor acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Agent, Collateral Agent or any Lender would not be commercially unreasonable in the exercise by Agent, Collateral Agent or any Lender of remedies against the Collateral and that other actions or omissions by Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Borrower or Guarantor or to impose any duties on Agent, Collateral Agent or Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

(e) Agent may apply the cash proceeds of Collateral actually received by Agent or Collateral Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Agent may elect, whether or not then due. Borrowers and Guarantors shall remain liable to Agent, Collateral Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys’ fees and expenses.

(f) Without limiting the foregoing, upon the occurrence of a Default or an Event of Default, (i) Agent and Lenders may, at Agent’s option, and upon the occurrence of an Event of Default at the direction of the Required Lenders, Agent and Lenders shall, without notice, (A) cease making Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Loans and Letter of Credit Accommodations available to Borrowers and/or (B) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Agent, Collateral Agent and Lenders to Borrowers and (ii) Agent may, at its option, establish such Reserves as Agent determines, without limitation or restriction, notwithstanding anything to the contrary contained herein.

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements (other than the Mortgages to the extent provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

(b) Borrowers, Guarantors, Agent and Lenders irrevocably consent and submit to the non-exclusive jurisdiction of the Supreme Court of the State of New York and the United States District Court for the Southern District of New York, whichever Agent may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agent and Lenders shall have the right to bring any action or proceeding against any Borrower or Guarantor or its or their property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Borrower or Guarantor or its or their property).

(c) Each Borrower and Guarantor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) Business Days after the same shall have been so deposited in the U.S. mails, or, at Agent’s option, by service upon any Borrower or Guarantor (or Administrative Borrower on behalf of such Borrower or Guarantor) in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, such Borrower or Guarantor shall appear in answer to such process, failing which such Borrower or Guarantor shall be deemed in default and judgment may be entered by Agent against such Borrower or Guarantor for the amount of the claim and other relief requested.

(d) BORROWER, GUARANTORS, AGENT AND LENDERS EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWER, GUARANTORS, AGENT AND LENDERS EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWER, ANY GUARANTOR, AGENT OR ANY LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e) Agent, Collateral Agent and Lenders shall not have any liability to any Borrower or Guarantor (whether in tort, contract, equity or otherwise) for losses suffered by such Borrower or Guarantor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Agent, Collateral Agent and such Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Agent, Collateral Agent and Lenders shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement. Each Borrower and Guarantor: (i) certifies that neither Agent, Collateral Agent or any Lender nor any representative, agent or attorney acting for or on behalf of Agent, Collateral Agent or any Lender has represented, expressly or otherwise, that Agent, Collateral Agent and Lenders would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements and (ii) acknowledges that in entering into this Agreement and the other Financing Agreements, Agent, Collateral Agent and Lenders are relying upon, among other things, the waivers and certifications set forth in this Section 11.1 and elsewhere herein and therein.

11.2 Waiver of Notices. Each Borrower and Guarantor hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on any Borrower or Guarantor which Agent or any Lender may elect to give shall entitle such Borrower or Guarantor to any other or further notice or demand in the same, similar or other circumstances.

11.3 Amendments and Waivers.

(a) Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by Agent (or Collateral Agent, as the case may be) and the Required Lenders or at Agent’s option, by Agent (or Collateral Agent, as the case may be) with the authorization of the Required Lenders, and as to amendments to any of the Financing Agreements (other than with respect to any provision of Section 12 hereof), by Borrowers; except, that, no such amendment, waiver, discharge or termination shall:

(i) reduce the interest rate or any fees or extend the time of payment of principal, interest or any fees or reduce the principal amount of any Loan or Letter of Credit Accommodations, in each case without the consent of each Lender directly affected thereby,

(ii) change the Commitment of any Lender from the amount thereof then in effect or provided hereunder (except for a pro rata reduction in the Commitment of each Lender and except as expressly permitted under Section 11.3(c) hereof), in each case without the consent of the Lender directly affected thereby,

(iii) release any Guarantor or release or subordinate Collateral Agent’s lien on any Collateral (except as expressly required hereunder or under any of the other Financing Agreements or applicable law and except as permitted under Section 12.11(b) hereof), without the consent of Agent and all of Lenders,

(iv) reduce any percentage specified in the definition of Required Lenders, without the consent of Agent and all of Lenders,

(v) consent to the assignment or transfer by any Borrower or Guarantor of any of their rights and obligations under this Agreement, without the consent of Agent and all of Lenders,

(vi) amend, modify or waive any terms of this Section 11.3 hereof, without the consent of Agent and all of Lenders, or

(vii) increase the advance rates constituting part of the Borrowing Base of any Borrower, without the consent of Agent and all of Lenders.

(b) Agent, Collateral Agent and Lenders shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Agent, Collateral Agent or any Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent, Collateral Agent or any Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

(c) Notwithstanding anything to the contrary contained in Section 11.3(a) above, in the event that any Borrower or Guarantor requests that this Agreement or any other Financing Agreements be amended or otherwise modified in a manner which would require the unanimous consent of all of the Lenders and such amendment or other modification is agreed to by the Required Lenders, then, with the consent of Borrowers, Agent and the Required Lenders, Borrowers and the Required Lenders may amend this Agreement without the consent of the Lenders that did not agree to such amendment or other modification (collectively, the “Minority Lenders”) to provide for the termination of the Commitment of each of the Minority Lenders, the addition to this Agreement of one or more other Lenders, or an increase in the Commitment of one or more of the Required Lenders, so that the Commitments, after giving effect to such amendment, shall be in the same aggregate amount as the Commitments immediately before giving effect to such amendment, if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new Lenders or Required Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans of the Minority Lenders immediately before giving effect to such amendment and the payment of all interest, fees and other Obligations payable or accrued in favor of the Minority Lenders and such other modifications to this Agreement as Borrowers and the Required Lenders may determine to be appropriate.

(d) The consent of Agent or Collateral Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Agent or Collateral Agent, respectively, hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section and the exercise by Agent of any of its rights hereunder with respect to Reserves or Eligible Accounts or Eligible Inventory shall not be deemed an amendment to the advance rates provided for in this Section 11.3.

11.4 Waiver of Counterclaims. Each Borrower and Guarantor waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

11.5 Indemnification. Each Borrower and Guarantor shall, jointly and severally, indemnify and hold Agent, Collateral Agent and each Lender, and its officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an “Indemnitee”), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including attorneys’ fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel except that Borrowers and Guarantors shall not have any obligation under this Section 11.5 to indemnify an Indemnitee with respect to a matter covered hereby resulting from the gross negligence or willful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (but without limiting the obligations of Borrowers or Guarantors as to any other Indemnitee). To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, each Borrower and Guarantor shall pay the maximum portion which it is permitted to pay under applicable law to Agent and Lenders in satisfaction of indemnified matters under this Section. To the extent permitted by applicable law, no Borrower or Guarantor shall assert, and each Borrower and Guarantor hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby. All amounts due under this Section shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

SECTION 12. THE AGENT

12.1 Appointment, Powers and Immunities. Each Lender irrevocably designates, appoints and authorizes Congress to act as Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto. Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Lender; (b) shall not be responsible to Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Financing Agreements, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by any

Borrower or Obligor or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to Lenders for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Agent may employ agents and attorneys in fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected by it in good faith. Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to Agent shall have been delivered to and acknowledged by Agent. The identification of Fleet Capital Corporation as Documentation Agent hereunder shall not create any rights in favor of it in such capacity, nor subject it to any duties or obligations in such capacity.

12.2 Reliance by Agent. Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent. As to any matters not expressly provided for by this Agreement or any other Financing Agreement, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of Lenders as is required in such circumstance, and such instructions given to Agent and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

12.3 Events of Default.

(a) Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default or other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, unless and until Agent has received written notice from a Lender or Administrative Borrower specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a “Notice of Default or Failure of Condition”. In the event that Agent receives such a Notice of Default or Failure of Condition, Agent shall give prompt notice thereof to the Lenders. Agent shall (subject to Section 12.7) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders. Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, Agent may, but shall have no obligation to, continue to make Loans and issue or cause to be issued Letter of Credit Accommodations for the ratable account and risk of Lenders from time to time, subject to the provisions of Sections 12.8 and 12.11 hereof.

(b) Except with the prior written consent of Agent, no Lender may assert or exercise any enforcement right or remedy in respect of the Loans, Letter of Credit Accommodations or other Obligations, as against any Borrower or Obligor or any of the Collateral or other property of any Borrower or Obligor.

12.4 Congress in its Individual Capacity. With respect to its Commitment and the Loans made and Letter of Credit Accommodations issued or caused to be issued by it (and any successor acting as Agent), so long as Congress shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Congress in its individual capacity as Lender hereunder. Congress (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with any Borrower (and any of its Subsidiaries or Affiliates) as if it were not acting as Agent, and Congress and its Affiliates may accept fees and other consideration from any Borrower or Guarantor and any of its Subsidiaries and Affiliates for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

12.5 Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Borrowers hereunder and without limiting any obligations of Borrowers hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

12.6 Non Reliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on Agent or other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrowers and Obligors and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements. Agent shall not be required to keep itself informed as to the performance or observance by any Borrower or Obligor of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of any Borrower or Obligor. Agent will use reasonable efforts to provide Lenders with any information (including the information provided for in Section 12.10 hereof) received by Agent from any Borrower or Obligor which is required to be provided to Lenders hereunder; provided, that, Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent hereunder, Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of any Borrower or Obligor that may come into the possession of Agent.

12.7 Failure to Act. Except for action expressly required of Agent hereunder and under the other Financing Agreements, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

12.8 Additional Loans. Agent shall not make any Loans or provide any Letter of Credit Accommodations to any Borrower on behalf of Lenders intentionally and with actual knowledge that such Loans or Letter of Credit Accommodations would cause the aggregate amount of the total outstanding Loans and Letter of Credit Accommodations to any Borrower to exceed the Borrowing Base of such Borrower, without the prior consent of all Lenders, except, that, Agent may make such additional Loans or provide such additional Letter of Credit Accommodations on behalf of Lenders, intentionally and with actual knowledge that such Loans or Letter of Credit Accommodations will cause the total outstanding Loans and Letter of Credit Accommodations to any Borrower to exceed the Borrowing Base of such Borrower, as Agent may deem necessary or advisable in its discretion, provided, that: (a) the total principal amount of the additional Loans or additional Letter of Credit Accommodations to a Borrower which Agent may make or provide after obtaining such actual knowledge that the aggregate principal amount of the Loans equal or exceed the Borrowing Bases of Borrowers, plus the amount of Special Agent Advances made pursuant to Section 12.11(a)(ii) hereof then outstanding, shall not exceed the aggregate amount equal to $7,500,000 outstanding at any time and shall not cause the total principal amount of the Loans and Letter of Credit Accommodations to exceed the Maximum Credit and (b) Agent shall not make any such additional Loan or Letter of Credit Accommodation more than ninety (90) days after the date of the first such additional Loan or Letter of Credit Accommodation pursuant to this Section 12.8, except as the Required Lenders may otherwise agree. Each Lender shall, subject to Section 2.3 hereof, be obligated to pay Agent the amount of its Pro Rata Share of any such additional Loans or Letter of Credit Accommodations.

12.9 Concerning the Collateral and the Related Financing Agreements. Each Lender authorizes and directs Agent to enter into this Agreement and the other Financing Agreements. Each Lender agrees that any action taken by Agent or Required Lenders in accordance with the terms of this Agreement or the other Financing Agreements and the exercise by Agent or Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

12.10 Field Audit, Examination Reports and other Information; Disclaimer by Lenders. By signing this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report and a weekly or monthly report with respect to the Borrowing Base of each Borrower prepared by Agent (each field audit or examination report and weekly or monthly report with respect to the Borrowing Base of each Borrower being referred to herein as a “Report” and collectively, “Reports”), and Agent agrees to deliver a copy of each Report to each Lender promptly after it becomes available to Agent;

(b) expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, or (ii) shall not be liable for any information contained in any Report;

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or any other party performing any audit or examination will inspect only specific information regarding Borrowers and Guarantors and will rely significantly upon Borrowers’ and Guarantors’ books and records, as well as on representations of Borrowers’ and Guarantors’ personnel;

(d) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, (i) a copy of each financial statement delivered to Agent pursuant to Section 9.6(a) hereof, and Agent agrees to deliver a copy of each such financial statement to each Lender promptly after it becomes available to Agent and (ii) a copy of each notice that Agent receives pursuant to Section 3.7 of the Intercreditor Agreement; and

(e) agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 13.9 hereof, and not to distribute or use any Report in any other manner.

12.11 Collateral Matters.

(a) Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, make such disbursements and advances (“Special Agent Advances”) which Agent, in its sole discretion, deems necessary or desirable either (i) to preserve or protect the Collateral or any portion thereof or (ii) to enhance the likelihood or maximize the amount of repayment by Borrowers and Guarantors of the Loans and other Obligations or (iii) to pay any other amount chargeable to any Borrower or Guarantor pursuant to the terms of this Agreement or any of the other Financing Agreements consisting of costs, fees and expenses and payments to any issuer of Letter of Credit Accommodations. Special Agent Advances shall be repayable on demand and be secured by the Collateral. Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder. Agent shall notify each Lender and Borrowers in writing of each such Special Agent Advance, which notice shall include a description of the purpose of such Special Agent Advance. Without limitation of its obligations pursuant to Section 6.9 hereof, each Lender agrees that it shall, subject to Section 2.3 hereof, make available to Agent, upon Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Special Agent Advance. If such funds are not made available to Agent by such Lender, Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans.

(b) Lenders hereby irrevocably authorize Collateral Agent, at its option and in its discretion to release any security interest in, mortgage or lien upon, any of the Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 13.1 below, or (ii) constituting property being sold or disposed of if Administrative Borrower or any Borrower or Guarantor certifies to Agent and Collateral Agent that the sale or disposition is made in compliance with Section 9.7 hereof (and Agent and Collateral Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which any Borrower or Guarantor did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (iv) having a value in the aggregate in any twelve (12) month period of less than $2,000,000 or (v) if approved, authorized or ratified in writing by all of Lenders. Except as provided above, Collateral Agent will not release any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of all of Lenders. Upon request by Agent at any time, Lenders will promptly confirm in writing Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section.

(c) Without in any manner limiting Collateral Agent’s authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by Collateral Agent, the authority to release Collateral conferred upon Collateral Agent under this Section. Agent and Collateral Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to Collateral Agent upon any Collateral to the extent set forth above; provided, that, Agent and Collateral Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent or Collateral Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or liens without recourse or warranty and such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or lien upon (or obligations of any Borrower or Guarantor in respect of) the Collateral retained by such Borrower or Guarantor.

(d) Agent and Collateral Agent shall have no obligation whatsoever to any Lender or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Borrower or Guarantor or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Letter of Credit Accommodations hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Collateral Agent pursuant the Security Agreements or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent or Collateral Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent and Collateral Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in the Collateral as a Lender and that Agent and Collateral Agent shall have no duty or liability whatsoever to any other Lender, except to the extent of any losses, claims, damages, liabilities, costs or expenses of a Lender that are a direct result of the gross negligence or willful misconduct of Agent or Collateral Agent as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

(e) Without limiting the generality of the foregoing, each Lender agrees that it is and will be bound (as a Lender) by the terms and conditions of the Intercreditor Agreement, whether or not such Lender executes the Intercreditor Agreement.

12.12 Agency for Perfection. Each Lender hereby appoints Collateral Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral of Collateral Agent in assets which, in accordance with Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and Collateral Agent and each Lender hereby acknowledges that it holds possession of any such Collateral for the benefit of Collateral Agent as secured party. Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Collateral Agent or in accordance with Agent’s instructions.

12.13 Successor Agent. Agent may resign as Agent upon thirty (30) days’ notice to Lenders and Administrative Borrower. If Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for Lenders. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Lenders and Administrative Borrower, a successor agent from among Lenders. Upon the acceptance by the Lender so selected of its appointment as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Agent and the term “Agent” as used herein and in the other Financing Agreements shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days after the date of a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nonetheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

SECTION 13. TERM OF AGREEMENT; MISCELLANEOUS

13.1 Term.

(a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the date three (3) years from the date hereof (unless sooner terminated pursuant to the terms hereof). Borrowers may terminate this Agreement at any time upon ten (10) days prior written notice to Agent (which notice shall be irrevocable) and Agent may, at its option, and shall at the direction of Required Lenders, terminate this Agreement at any time on or after an Event of Default; provided, that, in each case, this Agreement and all other Financing Agreements must be terminated simultaneously. Upon the effective date of termination of the Financing Agreements, Borrowers shall pay to Agent all outstanding and unpaid Obligations and shall furnish cash collateral to Collateral Agent (or at Agent’s option, a letter of credit issued for the account of Borrowers and at Borrowers’ expense, in form and substance satisfactory to Agent, by an issuer acceptable to Agent and payable to Collateral Agent as beneficiary) in such amounts as Agent determines are reasonably necessary to secure Agent, Collateral Agent and Lenders from loss, cost, damage or expense, including attorneys’ fees and expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final and indefeasible payment and for any of the Obligations arising under or in connection with any Hedge Agreement in such amounts as the other party to such Hedge Agreement may require (unless such Obligations arising under or in connection with any Hedge Agreement are paid in full in cash and terminated in a manner satisfactory to such other party). The amount of such cash collateral (or letter of credit, as Agent may determine) as to any Letter of Credit Accommodations shall be in the amount equal to one hundred ten (110%) percent of the amount of the Letter of Credit Accommodations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of such Letter of Credit Accommodations. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the Agent Payment Account or such other bank account of Agent, as Agent may, in its discretion, designate in writing to Administrative Borrower for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrowers to the Agent Payment Account or other bank account designated by Agent are received in such bank account later than 12:00 noon, New York City time.

(b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge any Borrower or Guarantor of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Collateral Agent’s continuing security interest in the Collateral and the rights and remedies of Agent, Collateral Agent and Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid. Accordingly, each Borrower and Guarantor waives any rights it may have under the UCC to demand the filing of termination statements with respect to the Collateral and Collateral Agent shall not be required to send such termination statements to Borrowers or Guarantors, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid and satisfied in full in immediately available funds.

(c) If for any reason this Agreement is terminated on or prior to September 10, 2006, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Agent’s and each Lender’s lost profits as a result thereof, Borrowers agree to pay to Agent for itself and the ratable benefit of Lenders, upon the effective date of such termination, an early termination fee in the amount equal to

Amount	Period
(i) 1% of Maximum Credit	From the date hereof to and including September 9, 2004

(ii) .50% of Maximum Credit	From September 10, 2004 to and including September 9, 2006

Such early termination fee shall be presumed to be the amount of damages sustained by Agent and Lenders as a result of such early termination and Borrowers and Guarantors agree that it is reasonable under the circumstances currently existing. In addition, Agent and Lenders shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h) hereof, even if Agent and Lenders do not exercise the right to terminate this Agreement, but elect, at their option, to provide financing to Borrowers or permit the use of cash collateral under the United States Bankruptcy Code. The early termination fee provided for in this Section 13.1 shall be deemed included in the Obligations.

13.2 Interpretative Provisions.

(a) All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

(b) All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

(c) All references to any Borrower, any Guarantor, Agent, Collateral Agent and Lenders pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

(d) The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(e) The word “including” when used in this Agreement shall mean “including, without limitation”.

(f) An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured in a manner satisfactory to Agent, if such Event of Default is capable of being cured as determined by Agent.

(g) All references to the term “good faith” used herein when applicable to Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned. Borrowers and Guarantors shall have the burden of proving any lack of good faith on the part of Agent or any Lender alleged by any Borrower or Guarantor at any time.

(h) Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Group and its Subsidiaries most recently received by Agent prior to the date hereof.

(i) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(j) Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

(k) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(l) This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(m) This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Agent and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agent, Collateral Agent or Lenders merely because of Agent’s, Collateral Agent’s or any Lender’s involvement in their preparation.

13.3 Notices. All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to any Borrower or Guarantor:	Wise Alloys LLC
International Tower Building
857 Elkridge Landing Road, Suite 600
Linthicum, Maryland 21090
Attention: Mr. Dan Mendelson
Telecopy No.: (410) 636-0856

with a copy to:	Winston & Strawn LLP
1400 L Street, NW
Washington, DC 20005
Attention: Faton A. Bacaj, Esq.
Telecopy No.: (202) 371-5950

If to Agent or Collateral Agent:	Congress Financial Corporation, as Agent
1133 Avenue of the Americas
New York, New York 10036
Attention: Portfolio Manager
Telecopy No.: (212) 545-4283

13.4 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

13.5 Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Collateral Agent, Lenders, Borrowers, Guarantors and their respective successors and assigns, except that no Borrower or Guarantor may assign its rights or obligations under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent and Lenders. Any such purported assignment without such express prior written consent shall be void. No Lender may assign its rights and obligations under this Agreement without the prior written consent of Agent, except as provided in Section 13.6 below. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Borrowers, Guarantors, Agent, Collateral Agent and Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.

13.6 Assignments; Participations.

(a) Each Lender may (i) assign all or a portion of its rights and obligations under this Agreement (including, without limitation, a portion of its Commitment, the Loans owing to it and its rights and obligations as a Lender with respect to the Letters of Credit Accommodations) and the other Financing Agreements to its parent company and/or any

Affiliate of such Lender which is at least fifty (50%) percent owned by such Lender or its parent company, to an Approved Fund, or to one or more Lenders; provided, that, Borrower and Agent may continue to deal solely and directly with such Lender, and such Lender shall continue to have all of the duties and obligations, in connection with the interest so assigned to an assignee until (A) written notice of such assignment has been given to Administrative Borrower and Agent by such Lender and such assignee and (B) such Lender and its assignee have delivered to Administrative Borrower and Agent a fully executed Assignment and Acceptance, and (ii) assign all or, if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Lender, of such rights and obligations under this Agreement to one or more Eligible Transferees (but not including for this purpose any assignments in the form of a participation), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided, that, (x) such transfer or assignment will not be effective until recorded by Agent on the Register, (y) Agent shall have received for its sole account payment of a processing fee from the assigning Lender or the assignee in the amount of $5,000 and (z) unless the Agent otherwise agrees, such transfer or assignment shall be of a uniform, and not a varying, percentage of all of the rights and obligations of the transferee in respect of the Commitments, the Loans and the Letter of Credit Accommodations.

(b) Agent shall maintain a register of the names and addresses of Lenders, their Commitments and the principal amount of their Loans (the “Register”). Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and any Borrower, any Obligors, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letter of Credit Accommodations) of a Lender hereunder and thereunder and the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

(d) By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower, any Obligor or any of their Subsidiaries or the performance or observance by any Borrower or Obligor of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, Agent or Collateral Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Agent and Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Agent and Collateral Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender. Agent, Collateral Agent and Lenders may furnish any information concerning any Borrower or Obligor in the possession of Agent, Collateral Agent or any Lender from time to time to assignees and Participants.

(e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Commitments and the Loans owing to it and its participation in the Letter of Credit Accommodations, without the consent of Agent or the other Lenders); provided, that, (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrowers, Guarantors, the other Lenders and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Agreements, and (iii) the Participant shall not have any rights under this Agreement or any of the other Financing Agreements (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by any Borrower or Obligor hereunder shall be determined as if such Lender had not sold such participation.

(f) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lenders from such Federal Reserve Bank.

(g) Borrowers and Guarantors shall assist Agent or any Lender permitted to sell assignments or participations under this Section 13.6 in whatever manner reasonably necessary in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings and conference calls with, potential Lenders or Participants. Borrowers shall certify the correctness, completeness and accuracy, in all material respects, of all descriptions of Borrowers and Guarantors and their affairs provided, prepared or reviewed by any Borrower or Guarantor that are contained in any selling materials and all other information provided by it and included in such materials.

(h) (i) A Registered Loan (and the Registered Note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale in the Register (and each Registered Note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the Registered Note, if any, evidencing the same) may be effected only by registration of such assignment or sale in the Register, together with the surrender of the Registered Note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such Registered Note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new Registered Notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the Registered Note, if any, evidencing the same), Borrowers will treat the Person in whose name such Loan (and the Registered Note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of an assignment covered by Section 13.6(a)(i), the assigning Lender shall maintain a register comparable to the Register on behalf of the Agent.

(ii) In the event that any Lender sells a participation in a Registered Loan, such Lender shall maintain a register on which it enters the name of all participants in such Registered Loan (the “Participant Register”). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each Registered Note shall expressly so provide). Any participation of such Registered Loan (and the Registered Note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

13.7 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern. In the event of any inconsistency between the terms of this Agreement and the terms of the Intercreditor Agreement, the terms of the Intercreditor Agreement shall govern.

13.8 Counterparts, Etc. This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements. Any party delivering an executed counterpart of any such agreement by telefacsimile shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

13.9 Confidentiality.

(a) Agent and each Lender shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by any Borrower or Guarantor pursuant to this Agreement which is clearly and conspicuously marked as confidential at the time such information is furnished by such Borrower or Guarantor to Agent or such Lender, provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, in connection with any litigation to which Agent or such Lender is a party, (iii) to any Lender or Participant (or prospective Lender or Participant) or to any Affiliate of any Lender so long as such Lender or Participant (or prospective Lender or Participant) or Affiliate shall have been instructed to treat such information as confidential in accordance with this Section 13.9, or (iv) to counsel for Agent or any Lender or Participant (or prospective Lender or Participant).

(b) In the event that Agent or any Lender receives a request or demand to disclose any confidential information pursuant to any subpoena or court order, Agent or such Lender, as the case may be, agrees (i) to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender determines in good faith that it will not create any risk of liability to Agent or such Lender, Agent or such Lender will promptly notify Administrative Borrower of such request so that Administrative Borrower may seek a protective order or other appropriate relief or remedy and (ii) if disclosure of such information is required, disclose such information and, subject to reimbursement by Borrowers and Guarantors of Agent’s or such Lender’s expenses, cooperate with Administrative Borrower in the reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which Administrative Borrower so designates, to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender determines in good faith that it will not create any risk of liability to Agent or such Lender.

(c) In no event shall this Section 13.9 or any other provision of this Agreement, any of the other Financing Agreements or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by any Borrower, any Guarantor or any third party or otherwise becomes generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Agent or any Lender (or any Affiliate of any Lender) on a non-confidential basis from a person other than a Borrower or Guarantor, (iii) to require Agent or any Lender to return any materials furnished by a Borrower or Guarantor to Agent or a Lender or prevent Agent or a Lender from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information.

The obligations of Agent and Lenders under this Section 13.9 shall supersede and replace the obligations of Agent and Lenders under any confidentiality letter signed prior to the date hereof.

13.10 Acknowledgment and Restatement

(a) Acknowledgment of Security Interests.

(i) Borrowers and Guarantors hereby acknowledge, confirm and agree that Collateral Agent has and shall continue to have a security interest in and lien upon the Collateral heretofore granted to Collateral Agent pursuant to the Security Agreements to secure the Obligations, as well as any Collateral granted under this Agreement or under any of the other Financing Agreements or otherwise granted to or held by Collateral Agent.

(ii) The liens and security interests of Collateral Agent in the Collateral shall be deemed to be continuously granted and perfected from the earliest date of the granting and perfection of such liens and security interests, whether under the Security Agreements, this Agreement or any other Financing Agreements.

(b) Existing Loan Agreement. Borrowers and Guarantors hereby acknowledge, confirm and agree that: (a) the Existing Loan Agreement has been duly executed and delivered by Borrowers and Guarantors and is in full force and effect as of the date hereof and (b) the agreements and obligations of Borrowers and Guarantors contained in the Existing Loan Agreement constitute the legal, valid and binding obligations of Borrowers and Guarantors against them in accordance with their respective terms and Borrowers and Guarantors have no valid defense to the enforcement of such obligations and (c) Agent and Lenders are entitled to all of the rights and remedies provided for in the Existing Loan Agreement.

(c) Restatement.

(i) Except as otherwise stated in this Section 13.10, as of the date hereof, the terms, conditions, agreements, covenants, representations and warranties set forth in the Existing Loan Agreement are hereby amended and restated in their entirety, and as so amended and restated, replaced and superseded, by the terms, conditions, agreements, covenants, representations and warranties set forth in this Agreement and the other Financing Agreements, except that nothing herein or in the other Financing Agreements shall impair or adversely affect the continuation of the liability of Borrowers and Guarantors for the Obligations heretofore granted, pledged and/or assigned to Agent and Lenders. The amendment and restatement contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Indebtedness and other obligations and liabilities of Borrowers evidenced by or arising under the Existing Loan Agreement, and the liens and security interests securing such Indebtedness and other obligations and liabilities, which shall not in any manner be impaired, limited, terminated, waived or released.

(ii) The principal amount of the Loans and Letters of Credit outstanding as of the date hereof under the Existing Loan Agreement shall be allocated to the Loans and Letters of Credit hereunder in such manner and in such amounts as Agent shall determine.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exhibit 10.10

IN WITNESS WHEREOF, Agent, Documentation Agent, Lenders, Borrowers and Guarantors have caused these presents to be duly executed as of the day and year first above written.

BORROWERS

WISE ALLOYS LLC

By:	/s/ Danny Mendelson
Title:	Chief Financial Officer

WISE RECYCLING, LLC

By:	/s/ Danny Mendelson
Title:	Chief Financial Officer

GUARANTORS

WISE METALS GROUP LLC

By:	/s/ Danny Mendelson
Title:	Chief Financial Officer

WISE ALLOYS FINANCE CORPORATION

By:	/s/ Danny Mendelson
Title:	Chief Financial Officer

LISTERHILL TOTAL MAINTENANCE CENTER LLC

By:	/s/ Danny Mendelson
Title:	Chief Financial Officer

[SIGNATURES CONTINUED ON NEXT PAGE]

Exhibit 10.10

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

WISE RECYCLING TEXAS, LLC

By:	/s/ Danny Mendelson
Title:	Chief Financial Officer

WISE WAREHOUSING, LLC

By:	/s/ Danny Mendelson
Title:	Chief Financial Officer

WISE RECYCLING WEST, LLC

By:	/s/ Danny Mendelson
Title:	Chief Financial Officer

[SIGNATURES CONTINUED ON NEXT PAGE]

Exhibit 10.10

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

AGENT

CONGRESS FINANCIAL CORPORATION, as Agent

By:	/s/ Marc Breier
Title:	First Vice President

DOCUMENTATION AGENT

FLEET CAPITAL CORPORATION, as Documentation Agent

By:	/s/ Robert Anchundia
Title:	Vice President

LENDERS

CONGRESS FINANCIAL CORPORATION

By:	/s/ Marc Breier
Title:	First Vice President
Commitment: $37,500,000

FLEET CAPITAL CORPORATION

By:	/s/ Robert Anchundia
Title:	Vice President
Commitment: $37,500,000

Exhibit 10.10

EXHIBIT A

to

AMENDED AND RESTATED LOAN AGREEMENT

Form of Assignment and Acceptance Agreement

ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Assignment and Acceptance”) dated as of                     , 200   is made between                      (the “Assignor”) and                      (the “Assignee”).

W I T N E S S E T H:

WHEREAS, Congress Financial Corporation, in its capacity as administrative and collateral agent (in such capacity, “Agent”) pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the Lenders (as hereinafter defined), and the financial institutions which are parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered or are about to enter into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to Wise Alloys LLC and Wise Recycling, LLC (collectively, “Borrowers”) as set forth in the Amended and Restated Loan Agreement, dated May 5, 2004, by and among Borrowers, certain of their subsidiaries and affiliates as guarantors (“Guarantors”), Agent, Fleet Capital Corporation, in its capacity as documentation agent, and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”);

WHEREAS, as provided under the Loan Agreement, Assignor committed to making Loans (the “Committed Loans”) to Borrowers in an aggregate amount not to exceed $                     (the “Commitment”);

WHEREAS, Assignor wishes to assign to Assignee [part of the] [all] rights and obligations of Assignor under the Loan Agreement in respect of its Commitment in an amount equal to $                     (the “Assigned Commitment Amount”) on the terms and subject to the conditions set forth herein and Assignee wishes to accept assignment of such rights and to assume such obligations from Assignor on such terms and subject to such conditions;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

1. Assignment and Acceptance.

(a) Subject to the terms and conditions of this Assignment and Acceptance, Assignor hereby sells, transfers and assigns to Assignee, and Assignee hereby purchases, assumes and undertakes from Assignor, without recourse and without representation or warranty (except as provided in this Assignment and Acceptance) an interest in (i) the Commitment and each of the Committed Loans of Assignor and (ii) all related rights, benefits, obligations, liabilities and indemnities of the Assignor under and in connection with the Loan Agreement and the other Financing Agreements, so that after giving effect thereto, the Commitment of Assignee and the Commitment of Assignor shall be as set forth below and the Pro Rata Share of Assignee shall be            (      %) percent and the Pro Rata Share of Assignor shall be            (      %) percent.

(b) With effect on and after the Effective Date (as defined in Section 5 hereof), Assignee shall be a party to the Loan Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Lender under the Loan Agreement, including the requirements concerning confidentiality and the payment of indemnification, with a Commitment in an amount equal to the Assigned Commitment Amount. Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender. It is the intent of the parties hereto that the Commitment of Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Commitment Amount and Assignor shall relinquish its rights and be released from its obligations under the Loan Agreement to the extent such obligations have been assumed by Assignee; provided, that, Assignor shall not relinquish its rights under Sections 2.1, 6.4, 6.7 and 6.8 of the Loan Agreement to the extent such rights relate to the time prior to the Effective Date.

(c) After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignee’s Commitment will be $                    .

(d) After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignor’s Commitment will be $                    .

2. Payments. As consideration for the sale, assignment and transfer contemplated in Section 1 hereof, Assignee shall pay to Assignor on the Effective Date in immediately available funds an amount equal to $                    , representing Assignee’s Pro Rata Share of the principal amount of all Committed Loans.

3. Reallocation of Payments. Any interest, fees and other payments accrued to the Effective Date with respect to the Commitment, Committed Loans and outstanding Letter of Credit Accommodations shall be for the account of Assignor. Any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Commitment Amount shall be for the account of Assignee. Each of Assignor and Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.

4. Independent Credit Decision. Assignee acknowledges that it has received a copy of the Loan Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements of Borrowers and Guarantors, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and Acceptance and agrees that it will, independently and without reliance upon Assignor, Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Loan Agreement.

5. Effective Date; Notices.

(a) As between Assignor and Assignee, the effective date for this Assignment and Acceptance shall be                     , 200   (the “Effective Date”); provided, that, the following conditions precedent have been satisfied on or before the Effective Date:

(i) this Assignment and Acceptance shall be executed and delivered by Assignor and Assignee;

(ii) the consent of Agent as required for an effective assignment of the Assigned Commitment Amount by Assignor to Assignee shall have been duly obtained and shall be in full force and effect as of the Effective Date;

(iii) written notice of such assignment, together with payment instructions, addresses and related information with respect to Assignee, shall have been given to Administrative Borrower and Agent; and

(iv) Assignee shall pay to Assignor all amounts due to Assignor under this Assignment and Acceptance.

(b) Promptly following the execution of this Assignment and Acceptance, Assignor shall deliver to Administrative Borrower and Agent for acknowledgment by Agent, a Notice of Assignment in the form attached hereto as Schedule 1.

[6. Agent. [INCLUDE ONLY IF ASSIGNOR IS AN AGENT]

(a) Assignee hereby appoints and authorizes Assignor in its capacity as Agent to take such action as agent on its behalf to exercise such powers under the Loan Agreement as are delegated to Agent by Lenders pursuant to the terms of the Loan Agreement.

(b) Assignee shall assume no duties or obligations held by Assignor in its capacity as Agent under the Loan Agreement.]

7. Withholding Tax. Assignee (a) represents and warrants to Assignor, Agent and Borrowers that under applicable law and treaties no tax will be required to be withheld by Assignee, Agent or any Borrower with respect to any payments to be made to Assignee hereunder or under any of the Financing Agreements, (b) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to Agent and Borrowers prior to the time that Agent or Borrowers are required to make any payment of principal, interest or fees hereunder, duplicate executed originals of either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 (wherein Assignee claims entitlement to the benefits of a tax treaty that provides for a complete exemption from U.S. federal income withholding tax on all payments hereunder) and agrees to provide new Forms 4224 or 1001 upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by Assignee, and (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

8. Representations and Warranties.

(a) Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any security interest, lien, encumbrance or other adverse claim, it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance and to fulfill its obligations hereunder, no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance, and this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignor, enforceable against Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles.

(b) Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any of the other Financing Agreements or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto. Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of Borrowers, Guarantors or any of their respective Affiliates, or the performance or observance by Borrowers, Guarantors or any other Person, of any of its respective obligations under the Loan Agreement or any other instrument or document furnished in connection therewith.

(c) Assignee represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance, and to fulfill its obligations hereunder, (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and (iii) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignee, enforceable against Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights to general equitable principles.

9. Further Assurances. Assignor and Assignee each hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment and Acceptance, including the delivery of any notices or other documents or instruments to Borrowers or Agent, which may be required in connection with the assignment and assumption contemplated hereby.

10. Miscellaneous

(a) Any amendment or waiver of any provision of this Assignment and Acceptance shall be in writing and signed by the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Assignment and Acceptance shall be without prejudice to any rights with respect to any other for further breach thereof.

(b) All payments made hereunder shall be made without any set-off or counterclaim.

(c) Assignor and Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Assignment and Acceptance.

(d) This Assignment and Acceptance may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

(e) THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, Assignor and Assignee each irrevocably submits to the non-exclusive jurisdiction of any State or Federal court sitting in New York County, New York over any suit, action or proceeding arising out of or relating to this Assignment and Acceptance and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such State or Federal court. Each party to this Assignment and Acceptance hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

(f) ASSIGNOR AND ASSIGNEE EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A

TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS ASSIGNMENT AND ACCEPTANCE, THE LOAN AGREEMENT, ANY OF THE OTHER FINANCING AGREEMENTS OR ANY RELATED DOCUMENTS AND AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER ORAL OR WRITTEN).

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Acceptance to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]

By:

Title:

[ASSIGNEE]

By:

Title:

Exhibit 10.10

SCHEDULE 1

TO

NOTICE OF ASSIGNMENT AND ACCEPTANCE

, 20

Congress Financial Corporation, as Agent

1133 Avenue of the Americas

New York, New York 10036

Attn.: Portfolio Manager

Re:	Wise Alloys LLC and Wise Recycling, LLC

Ladies and Gentlemen:

Congress Financial Corporation, in its capacity as administrative and collateral agent (in such capacity, “Agent”) pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the Lenders (as hereinafter defined), and the financial institutions which are parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered or are about to enter into financing arrangements pursuant to which Agent, Documentation Agent and Lenders may make loans and advances and provide other financial accommodations to Wise Alloys LLC and Wise Recycling, LLC (collectively, “Borrowers”), as set forth in the Amended and Restated Loan Agreement, dated May 5, 2004, by and among Borrowers, certain of their subsidiaries and affiliates, Agent, Fleet Capital Corporation, in its capacity as documentation agent, and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.

We hereby give you notice of, and request your consent to, the assignment by                                                   (the “Assignor”) to                                                   (the “Assignee”) such that after giving effect to the assignment Assignee shall have an interest equal to                      (        %) percent of the total Commitments pursuant to the Assignment and Acceptance Agreement attached hereto (the “Assignment and Acceptance”). We understand that the Assignor’s Commitment shall be reduced by $                    .

Assignee agrees that, upon receiving the consent of Agent to such assignment, Assignee will be bound by the terms of the Loan Agreement as fully and to the same extent as if the Assignee were the Lender originally holding such interest under the Loan Agreement.

The following administrative details apply to Assignee:

(A) Notice address:

Assignee name:	___________________________________

Address:	___________________________________

Attention:	___________________________________

Telephone:	___________________________________

Telecopier:	___________________________________

(B) Payment instructions:

Account No.:	___________________________________

At:	___________________________________

___________________________________

___________________________________

Reference:	___________________________________

Attention:	___________________________________

You are entitled to rely upon the representations, warranties and covenants of each of Assignor and Assignee contained in the Assignment and Acceptance.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Notice of Assignment and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.

Very truly yours,

[NAME OF ASSIGNOR]

By:

Title:

[NAME OF ASSIGNEE]

By:

Title:

ACKNOWLEDGED AND ASSIGNMENT CONSENTED TO:

CONGRESS FINANCIAL CORPORATION, as Agent

By:

Title:

Exhibit 10.10

EXHIBIT B

TO

AMENDED AND RESTATED LOAN AGREEMENT

Information Certificate

See attached

B - 1

Exhibit 10.10

EXHIBIT C

TO

AMENDED AND RESTATED LOAN AGREEMENT

Form of Compliance Certificate

To:	Congress Financial Corporation, as Agent

1133 Avenue of the Americas

New York, New York 10036

Ladies and Gentlemen:

I hereby certify to you pursuant to Section 9.6 of the Loan Agreement (as defined below) as follows:

1. I am the duly elected Chief Financial Officer of Wise Metals Group LLC, a Delaware limited liability company (“Group”). Capitalized terms used herein without definition shall have the meanings given to such terms in the Amended and Restated Loan Agreement, dated May     , 2004, by and among Congress Financial Corporation, as agent for the financial institutions party thereto as lenders (in such capacity, “Agent”), Fleet Capital Corporation, in its capacity as documentation agent, the financial institutions party thereto as lenders (collectively, “Lenders”), Group and certain of its affiliates (as such Loan Agreement is amended, modified or supplemented, from time to time, the “Loan Agreement”).

2. I have reviewed the terms of the Loan Agreement, and have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and the financial condition of Borrowers and Guarantors, during the immediately preceding fiscal month.

3. The review described in Section 2 above did not disclose the existence during or at the end of such fiscal month, and I have no knowledge of the existence and continuance on the date hereof, of any condition or event which constitutes a Default or an Event of Default, except as set forth on Schedule I attached hereto. Described on Schedule I attached hereto are the exceptions, if any, to this Section 3 listing, in detail, the nature of the condition or event, the period during which it has existed and the action which any Borrower or Guarantor has taken, is taking, or proposes to take with respect to such condition or event.

4. I further certify that, based on the review described in Section 2 above, Borrowers and Guarantors have not at any time during or at the end of such fiscal month, except as specifically described on Schedule II attached hereto or as permitted by the Loan Agreement, done any of the following:

(a) Changed its respective corporate name, or transacted business under any trade name, style, or fictitious name, other than those previously described to you and set forth in the Financing Agreements.

(b) Changed the location of its chief executive office, changed its jurisdiction of organization or incorporation, changed its type of organization or changed the location of or disposed of any of its properties or assets (other than pursuant to the sale of Inventory in the ordinary course of its business or as otherwise permitted by Section 9.7 of the Loan Agreement), or established any new asset locations.

(c) Materially changed the terms upon which it sells goods (including sales on consignment) or provides services, nor has any vendor or trade supplier to any Borrower or Guarantor during or at the end of such period materially adversely changed the terms upon which it supplies goods to such Borrower or Guarantor.

(d) Permitted or suffered to exist any security interest in or liens on any of its properties, whether real or personal, other than as specifically permitted in the Financing Agreements.

(e) Received any notice of, or obtained knowledge of any of the following not previously disclosed to Agent: (i) the occurrence of any event involving the material release, spill or discharge of any Hazardous Material in violation of applicable Environmental Law or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any material non-compliance with or material violation of any applicable Environmental Law by any Borrower or Guarantor or (B) the material release, spill or discharge of any Hazardous Material in violation of applicable Environmental Law or (C) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials in material violation of applicable Environmental Laws or (D) any other environmental, health or safety matter, which has a material adverse effect on any Borrower or Guarantor or its business, operations or assets or any properties at which such Borrower or Guarantor transported, stored or disposed of any Hazardous Materials.

(f) Become aware of, obtained knowledge of, or received notification of, any breach or violation of any material covenant contained in any instrument or agreement in respect of Indebtedness for money borrowed by any Borrower or Guarantor.

5. Attached hereto as Schedule III are the calculations used in determining, as of the end of such fiscal month whether Borrowers and Guarantors are in compliance with the covenants set forth in Section 9.17 and 9.18 of the Loan Agreement for such fiscal month.

6. Attached hereto as Schedule IV are the calculations used in determining, as of the end of the twelve (12) month period ending                     , the pro forma Adjusted Debt Service Ratio of Group and its Subsidiaries for such twelve (12) month period, which has been computed in accordance with Section 9.11(d)(iv) of the Loan Agreement. *

The foregoing certifications are made and delivered this day of                     , 20        .

Very truly yours,

WISE METALS GROUP LLC

By:
Title:

*	This certification is only required to be included in the compliance certificates delivered pursuant to Section 9.6(a)(i) of the Loan Agreement with respect to the last month in such twelve (12) month period

Exhibit 10.10

SCHEDULE 1.43

TO

AMENDED AND RESTATED LOAN AGREEMENT

Permitted Inventory Locations of Wise Recycling, LLC

3006 Lee Highway

Bristol, VA 24202

2001 Wilkinson Boulevard

Charlotte, NC 28208-5645

1554 Old Frankfort Pike

Bldg C-6

Lexington, KY 40504

605 West Hope Drive

Pensacola, FL 32534-4215

127 Best Wood Drive

Clayton, NC 27520

4300 Ellison Rd., N.E.

Albuquerque, NM 87109

2601 Chambers Road

Aurora, CO 80011-2502

Exhibit 10.10

SCHEDULE 1.55

TO

AMENDED AND RESTATED LOAN AGREEMENT

Existing Letter of Credit Accommodations

Exhibit 10.10

SCHEDULE 1.96

TO

AMENDED AND RESTATED LOAN AGREEMENT

Permitted Holders

David D’Addario

Greg Garvey

Exhibit 10.10

SCHEDULE 1.116

TO

AMENDED AND RESTATED LOAN AGREEMENT

Security Agreements

1. Amended and Restated General Security Agreement, dated of even date herewith, by Borrowers and Guarantors in favor of Collateral Agent

2. Amended and Restated Investment Property Pledge and Security Agreement, dated of even date herewith, by Alloys in favor of Collateral Agent

3. Amended and Restated Trademark Collateral Assignment and Security Agreement, dated of even date herewith, between Alloys and Collateral Agent

4. Amended and Restated Pledge and Security Agreement, dated of even date herewith by Group in favor of Collateral Agent with respect to membership interests of Borrowers

5. Amended and Restated Pledge and Security Agreement, dated of even date herewith, by Alloys in favor of Collateral Agent with respect to capital stock of Finance

6. Pledge and Security Agreement, dated of even date herewith, by Recycling in favor of Collateral Agent with respect to membership interests of Warehousing, Recycling Texas and Recycling West

7. Deposit Account Control Agreement, dated September 10, 2002, among Collateral Agent, Alloys and Wachovia Bank, National Association

8. Deposit Account Control Agreement among Collateral Agent, Recycling and Wachovia Bank, National Association

9. Three Party Deposit Account Control Agreement among Collateral Agent, Recycling and Bank of America, N.A.

10. Investment Property Control Agreement, dated September 10, 2002, among Collateral Agent, Alloys and ADM Investor Services International Limited

11. Investment Property Control Agreement, dated September 10, 2002, among Collateral Agent, Alloys and Standard Bank London Limited

12. Investment Property Control Agreement, dated September 10, 2002, among Collateral Agent, Alloys and Sempra Metals Limited

13. Investment Property Control Agreement, dated September 10, 2002, among Collateral Agent, Alloys and Man Financial Limited

14. Investment Property Control Agreement, dated June 10, 2003, among Collateral Agent, Alloys and Prudential-Bache International Limited

15. Investment Property Control Agreement, dated May 12, 2003, among Collateral Agent, Alloys and Refco Overseas Limited

16. Amended and Restated Fee and Leasehold Mortgage, Assignment of Leases, Security Agreement and Fixture Filing, dated of even date herewith, by Alloys in favor of Collateral Agent, with respect to the real property and related assets of Alloys located in Colbert County, Alabama

17. Deed of Trust, dated of even date herewith, by Recycling in favor of Ronald J. Dold, Trustee, of Harris County, Texas, for the benefit of Collateral Agent, with respect to the real property and related assets of Recycling located in Harris County, Texas

18. Collateral Assignment of Acquisition Agreements, dated September 10, 2002, by Alloys in favor of Collateral Agent